As filed with the Securities and Exchange Commission on January 18, 2006
Registration No. 333-116020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GIGABEAM CORPORATION
(Exact name of small business issuer as specified in its charter)

Delaware	3663	20-0607757
(State or other jurisdiction of incorporation)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

470 Springpark Place, Suite 900
Herndon, VA 20170
Telephone: (571) 283-6200
(Address and telephone number of principal executive offices)

470 Springpark Place
Herndon, VA 20170
(Address of principal place of business)

Louis S. Slaughter
Chief Executive Officer
GigaBeam Corporation
470 Springpark Place
Herndon, VA 20170
Telephone: (571) 283-6200
(Name, address and telephone number of agent for service)

Copies to:
Robert J. Mittman, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 885-5555
Facsimile: (212) 885-5001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable on or after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 18, 2006

1,459,600 shares of common stock
130,000 warrants

GIGABEAM CORPORATION
_____________________

This prospectus covers 1,199,600 shares of common stock of GigaBeam Corporation currently issuable upon exercise of redeemable warrants sold by us in our 2004 initial public offering, referred to as IPO warrants. Each IPO warrant entitles its registered holder to purchase, until 5:00 p.m. eastern time on October 13, 2009, one share of our common stock at an exercise price of $5.05 per share, subject to adjustment.

In addition, in connection with our initial public offering, we issued to the underwriter of that offering and its designees, collectively referred to as the selling securityholders, as part of the underwriting compensation for that offering, purchase options, referred to as underwriter options, to purchase up to an aggregate of 130,000 shares of our common stock, referred to as the underwriter option shares, at $5.555 per share, and/or up to an aggregate of 130,000 of our IPO warrants, referred to as the underwriter option warrants, at $0.055 per warrant, and these underwriter option shares and underwriter option warrants, as well as the 130,000 shares of common stock issuable upon exercise of the underwriter option warrants, have been registered by us for resale by the selling securityholders pursuant to this prospectus under the registration statement of which this prospectus forms a part.

If all of our currently outstanding IPO warrants, as well as all of the selling securityholders’ underwriter options and all of the underwriter option warrants underlying their underwriter options, were to be exercised, we would receive gross proceeds of approximately $6,787,280, before our payment of any exercise solicitation fees that could be incurred by us in connection with exercises of our outstanding IPO warrants as described in “Description of Securities - IPO warrants - Warrant solicitation fee.” We intend to apply the net proceeds from any exercises of the underwriter options and IPO warrants, including any exercises of the underwriter option warrants, for working capital and other general corporate purposes.

The underwriter option shares, the underwriter option warrants and the shares of common stock issuable upon exercise of the underwriter option warrants, all of which may be offered pursuant to this prospectus for resale by the selling securityholders, may be offered from time to time by the selling securityholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.”

Our common stock is quoted on the OTC Bulletin Board under the symbol “GGBM,” our IPO warrants are quoted on the OTC Bulletin Board under the symbol “GGBMW” and our other class of publicly traded warrants, our class B warrants, referred to as the Z warrants, are quoted on the OTC Bulletin Board under the symbol “GGBMZ.” On January 13, 2006, the last sale prices for our common stock, IPO warrants and Z warrants as reported by the OTC Bulletin Board were $10.15 per share, $5.25 per IPO warrant, and $4.50 per Z warrant, respectively.
_____________________

Investing in our securities involves a high degree of risk. For more information, see “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_____________________

The date of this prospectus is ________ __, 2006.

PROSPECTUS SUMMARY

Our company

We design, develop and market our WiFiber™ high-speed wireless communications links. Our links, which operate within the 71-76 GHz and 81-86 GHz spectrum, currently provide transmission speeds of 1.25 gigabits per second, typically with 99.999% reliability, and we expect to introduce new products by mid 2006 that will enable transmission speeds of up to 2.5 gigabits per second. We believe that the unprecedented amount of bandwidth provided by the spectrum blocks in which our links operate and the quality of our proprietary product designs enable wireless communications at fiber-equivalent speed and reliability. Our products are focused on meeting the need for high-capacity wireless communications solutions across distances of approximately one mile, including last mile connectivity and WiMAX network backhaul applications. We began to deploy our first links commercially in March 2005. We believe that our products are among the first to address the recently created 70-90 GHz market, which resulted from the introduction of a licensing and operating rules framework by the Federal Communications Commission (FCC) in October 2003.

Our communications solution

Our WiFiber™ wireless communications solution is a point-to-point, line-of-sight, wireless high-speed communications link established between two different buildings or locations by installing a GigaBeam transceiver unit on the rooftop or at one of the windows of each building. These two transceiver units are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals. The GigaBeam transceiver unit on each building is also connected via cables and switches to a communications network within its building, such as a local area network used by one of the building’s enterprises or a city, nation or global wide area network with a fiber optic backbone connection in the building. As a result, once a GigaBeam link is established between the two buildings, the internal networks in each building are wirelessly connected and communications traffic can be carried from one network to the other.

We believe our products provide a cost-effective solution for the numerous critical high-speed communications requirements of our target customers, which include network operators, communications and IT service providers, system integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises, including educational and financial institutions. Our WiFiber™ products have many applications, including but not limited to:

•	bridging the “last-mile” gap in the U.S. between the fiber-optic local loop and commercial buildings;

•	creating private wireless networks, including enterprise campus connectivity;

•	providing redundancy for existing fiber connections; and

•
installing bandwidth intensive backhaul connections for existing communications networks, including cellular and microwave wireless networks and emerging communications networks, including 3G, 4G, WiMAX and WiFi wireless networks.

Our licensing structure

In October 2003, the FCC adopted service rules for the commercial use of the 70 GHz, 80 GHz and 90 GHz portions of the radio spectrum. The efforts of our founders, Louis S. Slaughter and Douglas G. Lockie, were a significant force behind this FCC authorization. Messrs. Slaughter and Lockie are respected experts in the millimeter wave industry and Mr. Lockie serves as chair of the “Above 60 GHz Committee of the Wireless Communications Association.” Their efforts, including the rule-making petition directed by Mr. Slaughter, were integral to the FCC’s decision to adopt a non-exclusive, point-to-point nationwide licensing plan for this spectrum -- as opposed to the auction-based geographic licensing approach often followed in the past. Under the old auction-based approach, only one license would be granted for an entire geographic area (typically to a single service provider) and that licensee would then control all sales of communications equipment in that geographic territory. Under the plan for the 70 GHz, 80 GHz and 90 GHz bands, an unlimited number of applicants can obtain, on a relatively inexpensive basis, a license to operate in this spectrum in any and all geographic areas and, upon completion of a relatively simple path or link registration and coordination process, quickly deploy fiber-speed services across the last mile using products such as ours. We believe that this licensing approach will open the door to widespread competition and a significant market for our products since it permits anyone, including communications hardware providers (such as us), communications service providers (such as AT&T, MCI, Sprint and Verizon) and wireless communications users (such as large enterprises and government and military entities), to apply for and receive a generic nationwide license for these frequencies and to then register their specific point-to-point links as they are established.

Our market opportunity and plan

We believe that the high level of performance that is achievable utilizing the 70 GHz and 80 GHz portions of the radio spectrum, combined with the open licensing approach adopted with respect to these spectrum bands, make this portion of the spectrum highly attractive to entities seeking to obtain or provide fiber-equivalent communications services on a cost-effective basis. We sought to address this opportunity, beginning in 2004, by designing and developing our initial products. In March 2005, we introduced these initial products on a commercial basis. Since commercial deployment of our first products, we have not yet generated meaningful revenues and have been dependent on cash provided by debt and/or equity financings to operate our business. During the next 12 months, we expect to accelerate our marketing efforts for our existing products and the new products we anticipate introducing during that same period.

Recent Developments

In November 2005, we sold an aggregate of 18,900 shares of our Series B convertible preferred stock, referred to as the Series B preferred stock, and 1,302,190 common stock purchase warrants, referred to as the November 2005 warrants, to accredited investors at a purchase price of $1,000 per each unit of (a) one share of Series B preferred stock and (b) approximately 68.899 November 2005 warrants, for aggregate gross proceeds of $18,900,000, before payment of placement fees of approximately $1,323,000 and other offering expenses of approximately $125,000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources – Recent equity financings.”

Additional information

We were incorporated under the laws of the state of Delaware in January 2004. Our corporate headquarters are located at 470 Springpark Place, Suite 900, Herndon, VA 20170 and our telephone number is (571) 283-6200. Our web site address is www.gigabeam.com. The information on our web site does not constitute part of this prospectus.

RISK FACTORS

Before you invest in our securities, you should understand the high degree of risk involved. You should consider carefully the following risks as well as the other information in this prospectus before you decide to purchase our securities.

Risks related to our business

We are still in the early stages of our product commercialization efforts and have no meaningful operating history upon which you can base your investment decision.

We were incorporated on January 5, 2004, installed our first GigE link in March 2005 and in the latter part of the quarter ended June 30, 2005, achieved our first revenues. We are currently completing enhancements to our initial product line and the development of our next generation products. To date, we have generated only limited revenues and have no meaningful operating history upon which you can evaluate our business strategy or future prospects. Our ability to generate meaningful revenues will depend on whether we can successfully market our initial products and develop and market additional products and on whether we are able to successfully complete our transition to full scale manufacturing and deployment of our products. In making your evaluation of our prospects, you should consider that we are an early stage business focused on new technologies, are designing solutions that have no proven market acceptance and operate in a rapidly evolving industry. As a result, we may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned.

We have limited capital resources.

Our business model is capital intensive, requiring significant expenditures ahead of projected revenues, and we will require additional capital to complete the transition necessary to commence full scale manufacturing and deployment of our products. In addition, if and when we achieve wider spread market acceptance for our first products, we may desire to accelerate our growth to take advantage of increasing demand, which will require additional capital to offset increased costs associated with accelerated growth. We have to date been dependent on cash provided by debt and/or equity financings to operate our business, and, while we expect to fund our cash requirements over the next 12 months from the $17.5 million in net proceeds we received from our November 2005 private placement, anticipated revenues, the exercise of warrants and/or accounts receivable financing and, if necessary, through continued access to public and private debt and equity markets, there can be no assurance that we will be able to obtain any such capital, on terms or in amounts sufficient to meet our needs or at all. The inability to raise capital or realize these other sources of operating cash flows could require us to significantly change or curtail our planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated. In addition, if we raise additional funds by issuing equity securities, our then existing securityholders will likely experience dilution.

If we are unable to effectively manage the transition to full scale manufacturing and deployment of our products, our financial results will be negatively affected.

For the period from our inception, January 5, 2004, through September 30, 2005, we incurred an aggregate net loss, and had an accumulated deficit, of $18.5 million. Our losses are expected to continue for at least the next 12 months as we commence full scale manufacturing and deployment of our products. As we make such transition, we expect our business to grow significantly in size and complexity. This growth is expected to place significant additional demands on our management, systems, internal controls and financial and physical resources. As a result, we will need to expend additional funds to hire additional qualified personnel, retain professionals to assist in developing appropriate control systems and expand our information technology and operating infrastructures. Our inability to secure additional resources, as and when needed, or manage our growth effectively, if and when it occurs, would significantly hinder our transition, as well as diminish our prospects of generating meaningful revenues and, ultimately, achieving profitability.

Our existing and future debt obligations could impair our liquidity and financial condition.

As of September 30, 2005, we had outstanding notes payable of $2.5 million ($1.6 million net of related discount), and we may incur additional debt in the future to fund all or part of our capital requirements. Our outstanding debt and future debt obligations could impair our liquidity and could:

•	make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of any cash flow we may generate to payments on our debt obligations, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and

•	make us more vulnerable in the event of a downturn in our business prospects and limit our flexibility to plan for, or react to, changes in our industry.

If we were to fail in the future to make any required payment under agreements governing indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default as regards to that indebtedness. A debt default could significantly diminish the market value and marketability of our common stock. Our lenders would have the ability to require that we immediately pay all outstanding indebtedness, and we might not have sufficient assets to satisfy their demands. In this event, we would be forced to seek protection under bankruptcy laws, which could harm our future operations and overall financial condition.

Our failure to quickly and positively distinguish our products from other “last mile” alternatives and limit the adoption curve associated with their market acceptance could negatively affect both our operations and our prospects.

Point-to-point links operating in the 70 GHz and 80 GHz bands represent a last mile solution based on newly created designs and technologies. The frequencies in which they will operate did not until recently have service rules that would enable the frequencies to be put to commercial use. As a result, our products may be slow to achieve, or may never achieve, market acceptance, as potential customers may seek further validation of the efficacy and efficiency of our technology. In addition, failure to distinguish our products from competing products and technologies that provide wireless broadband access or connectivity could hinder market acceptance of our products. Meaningful numbers of customers may not be willing to adopt our products until they are proven, both initially and over time, through long-term field testing and demonstration. There is also no way to determine the adoption curve that will be associated with our products following their introduction to the market. Non-acceptance or delayed acceptance of our products could force reductions in contemplated sales prices of our products, reduce our overall sales and gross margins and negatively affect our operations and prospects.

The rate at which potential customers are willing to adopt our solutions could be slowed by negative prior experiences they may have had with previously existing point-to-point wireless technologies.

Potential customers within our targeted market segments may have had negative prior experiences with previously existing wireless point-to-point technologies, such as inadequate transmission capacity or service outages due to weather conditions. Accordingly, it could take significant time to educate the market as to the unique attributes of our products that enable our products to overcome the types of problems that prevented prior wireless technologies from serving as viable alternatives to fiber.

The loss of the services of our founding executives could negatively affect our business, as could our inability to attract and retain qualified management, sales and technical personnel as and when needed.

Our success depends largely on the continued efforts of our founders, Louis S. Slaughter, the chairman of our board of directors and our chief executive officer, and Douglas G. Lockie, our president and chief technology officer. Although they have entered into employment contracts with us, which do not expire until October 2007, either of these individuals may in the future choose to discontinue their employment with us. If so, we may not be able to find adequate replacements for them. Without their experience, expertise and reputation within the millimeter wave segment of the communications industry, our development efforts and future prospects would be substantially impaired. Further, as we grow, we will need to attract and retain other personnel possessing relevant sales, marketing, manufacturing and technical experience in the communications industry. Competition for qualified management, sales and technical personnel is intense, and we may not be successful in attracting or retaining them. Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need on economically feasible terms.

Our inability to establish cost-effective sales channels would negatively affect our revenue potential.

We currently have limited sales, marketing and distribution capabilities. In order to fully market our products, we need to continue building our sales and marketing infrastructure and/or rely on third parties to perform these functions. To market our products directly, on a commercial scale, we may need to hire additional marketing and sales personnel with technical expertise and will need to develop third party distribution channels, which will require the dedication of significant capital, management resources and time. Further, any agreement to sell our products through a third party, such as an established telecommunications provider or network services provider, could hamper our ability to sell our products to that third party’s competitors. We may not be able to establish the necessary sales force or make adequate third party arrangements for product sales. Our failure to do so could limit our ability to expand sales, as well as negatively affect our operations, financial results and long-term growth.

Failure to obtain satisfactory performance from our strategic partners and other third party vendors on whom we are and will be dependent for the components and subassemblies used in our products could cause us to lose sales, incur additional costs and lose credibility in the market place.

We substantially rely on outside vendors to manufacture many of the components and subassemblies for our products, and we obtain or expect to obtain many of these components and subassemblies from either a sole source or a limited group of suppliers. Our suppliers’ failure to perform satisfactorily could cause us to fail to meet customer requirements, lose sales and expose us to product quality issues. In turn, this could damage relationships with customers and harm our reputation, business, financial condition, and results of operations. Moreover, we expect to quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the price of our products to cover all or part of the increased costs. Our inability to obtain these items at the prices we desire could hurt our sales and lower our margins.

If we fail to receive sufficient quantities of components when needed, we could be required to reconfigure our products, which could reduce our sales, alter product performance and prove time consuming, expensive and/or impossible.

Some of our suppliers are small companies and possess limited resources, which they will have to manage in order to meet both our demand and the demand of their other customers. If any of our suppliers becomes unable to make adequate and timely deliveries of our required components or subassemblies, we may have to:

•	seek alternative sources of supply, which, in the case of limited or single source components, may not be possible;

•	manufacture these components internally, which we may not have the ability, resources or, under our strategic alliance agreements, permission, to do; or

•	reconfigure our products to work with different components, which could entail substantial time and expense and which could result in inferior performance as compared to previous configurations.

Even if we are successful at reconfiguring our products, a significant amount of time could be required to receive an adequate flow of replacement components, which could delay our ability to manufacture or ship our systems on a timely basis. Such delays would significantly damage our business by causing us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

Our inability to manufacture our products in commercial quantities to specified standards would negatively affect our margins and profits.

To achieve profitability, our products will need to be manufactured and assembled in commercial quantities, in compliance with all applicable regulatory requirements and at acceptable costs, especially since we are seeking to position our products as a low-cost alternative to fiber. In March 2005, we installed our first commercial grade GigE product and in December 2005, we commenced deployment of a second GigE product, our WiFiber G series GigE. While, based on our progress to date, we also expect to deploy our first commercial grade OC-48 product by mid 2006 and our first commercial grade 10 GigE and OC-192 units by the end of 2006, we and/or our suppliers may experience unanticipated technical and management challenges during actual commercial production. Due to our limited manufacturing experience, we may not be able to successfully manufacture, either directly or through third party manufacturers, commercial grade products in quantity and on a cost-efficient basis. In addition, in order to complete the final assembly portion of our products’ manufacture in commercial quantities, a task we plan on retaining in-house, we will likely need to convert, rent, build or gain access to additional facilities or, if unable to do so, enter into agreements with third party product assemblers at significant cost.

We will be required to purchase minimum quantities of components from certain suppliers, whether or not we need such components, which could create a significant drain on our capital resources.

Under the terms of our agreements with some of our suppliers, we are or will be required to purchase various components only from them and in specified minimum quantities. These purchase requirements will represent a significant financial commitment for us. We will be required to purchase these components and make the corresponding expenditures whether or not we need such components to meet the demand of end customers for our products. If we have not generated sufficient demand for our products to at least offset the costs associated with our minimum required component purchases, our agreements with our suppliers will create a significant drain on our capital resources.

If we fail to develop products that keep pace with industry standards and needs and meet our customers’ technical specifications on a timely basis, our business may be harmed.

The existing and potential markets for our products and technology are characterized by:

•	ever increasing performance requirements,

•	evolving industry standards,

•	rapid technological changes, and

•	product obsolescence.

These characteristics, in turn, lead to frequent new products and technology introductions and enhancements, shorter product life cycles and changes in customer demands. Our ability to succeed in our competitive market will depend upon our successful development, introduction and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors’ product developments. Due to our limited resources, we may not be able to complete the development and marketing of any of the new products we are currently developing. In addition, we may experience difficulties that could delay or prevent the completion, introduction and sale of future products, or that, once deployed, these products will adequately meet the requirements of the marketplace and achieve market acceptance.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

The regulatory environment in which we operate is subject to change. Certifications for wireless equipment like that utilized in our products and the licensing and registrations required to use the radio frequency spectrum in which our products will operate, are governed by regulatory bodies like the FCC and the National Telecommunications and Information Administration (NTIA). Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by:

•	restricting customers’ use of the millimeter wave bands used by our products or making that use more expensive;

•	making the products or systems we develop obsolete; or

•	increasing the opportunity for additional competition.

Regulatory changes like these could harm our business, financial condition and results of operations. In addition, it may be necessary or advisable in the future to modify our products to operate in compliance with new regulations. These modifications could be extremely expensive and time-consuming to complete, thus negatively affecting our margins. And, even after expending substantial additional resources, we may not be able to complete required modifications, which would affect our ability to even sell our products.

Delays in obtaining necessary regulatory approvals and desired industry standard certifications relating to our equipment could hinder market acceptance of our products, delay sales of our products and impair our ability to market those products.

Our products will typically need to receive regulatory approvals or certifications before they can be commercially deployed. As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products. In addition, we expect that most customers will require that our products meet national industry equipment standards as well. Obtaining these approvals and meeting these standards can be a long, expensive process. Any significant delay obtaining the approvals or meeting the standards could hinder our ability to sell our products and, as a result, reduce our revenues.

Countries outside of the U.S. may not approve for commercial use the frequencies in which our products will operate and/or may have different requirements for equipment operating in those frequencies than those set by the FCC, either of which events could negatively affect our prospects and growth.

In 2003, the FCC approved service rules for the commercial use of the 71-76 GHz and 81-86 GHz bands. These spectrum bands have not yet, however, been approved for such purpose in many other countries. If widespread authorization of these frequencies for wireless communication use by the public has not occurred by the time we are ready to expand our operations overseas, the size of our expected market will be greatly decreased, which would negatively affect our prospects and growth. In addition, if the requirements and standards set by other countries for equipment like ours are different than those set by the FCC, requiring us to make substantial changes to our product design and/or manufacture, our prospects and growth would also be significantly diminished.

It could prove costly or impossible for us to effectively compete in the intensely competitive telecommunications equipment industry, which could negatively impact our financial results.

Both the telecommunications equipment industry in general and the wireless communications equipment industry in particular are intensely competitive. Companies operating in the telecommunications equipment industry are always seeking to develop viable wireline and wireless high-speed communications products and services, whether it is by:

•	developing technologies that improve the performance of existing copper alternatives;

•	developing methods for lowering the cost of fiber optic cable; or

•	innovating new and improved point-to-point and wide area wireless solutions.

The wireless communications industry in which we principally compete has attracted substantial media and other attention in recent months in part due to the ability of newly developed equipment to provide broadband Internet connectivity simply, quickly, and efficiently. These factors have led numerous companies to develop or commence developing products that compete or could compete with ours. The large number of companies offering products that may be perceived to be similar or even interchangeable with our products could have the effect of reducing the prices at which we are able to sell our products. In turn, this could reduce our gross margins and negatively impact our general financial results.

A significant number of the companies with which we currently compete or will compete have substantially greater resources and longer operating histories than we do, and we may not be able to compete with them effectively, even if our products are technically superior.

Many of the companies with which we compete or expect to compete offer a variety of potentially competitive products and services and some may offer broader telecommunications product lines. These companies include Stratex Networks, Inc., Ceragon Networks Ltd., Proxim Wireless Corporation, BridgeWave Communications, Inc., Loea Corporation and Harris Corporation. Additionally, our fiber-speed millimeter wave products will have to compete with the existing and new fiber optic infrastructure and suppliers and free space optic suppliers in the U.S. and elsewhere. Most of the companies providing competing products and services have greater customer recognition, installed bases, financial resources, and sales, production, marketing, manufacturing, engineering and other capabilities than we do. Some of these companies may be able to take away market share from us as a result of their greater marketing resources, pricing discounts and product breadth, even if our products are technically superior.

We also expect to face competition from private and start-up companies given the FCC’s new open licensing rules relating to the radio frequencies on which our products will operate, effectively reducing the greatest barrier to entry for companies such as ours.

We not only face actual and potential competition from established companies, but also from start-up and other small companies that are developing and marketing new commercial products and services. Some of these will be seeking, like us, to take advantage of the new FCC open licensing rules to enter the market with products capable of harnessing the frequencies between 71-76 GHz and between 81-86 GHz to provide higher quality service. Also, other than the increased technical development skills and expertise required, there are no substantial manufacturing difficulties, prohibitive intellectual property rights, or high business start-up costs creating significant barriers to entry in this market. This lack of significant barriers and the perceived attractiveness among engineers of these newly licensed frequencies for commercial use are likely to result or have already resulted in other small companies entering the commercial markets with equipment utilizing these frequencies. These companies include Loea Corporation, BridgeWave Communications, Inc. and, perhaps, E-Band Communications Corp., ElvaLink LLC and Rayawave.

Our success will likely be highly dependent upon a large number of sales to a limited number of customers.

We expect to sell a significant portion of our products and services to a limited number of customers. Our business would be harmed if we lost a significant customer or suffered any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns or market, economic or competitive conditions in the telecommunications industry. Additionally, the ongoing consolidation of the telecommunications industry is further limiting the number of customers. As a result, we will be more dependent on specific customers and their economic condition than if our sales were made to a broader client base.

Our business depends on continued demand for broadband connectivity and access.

The future success of our business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products. The markets for broadband connectivity and high-speed telecommunication products are still relatively unseasoned and characterized by evolving technological and industry standards. Therefore, the markets for such services and products may not grow as expected or at all, which would limit the demand for our products.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

Our intellectual property rights are important assets for us. However, there are events that are outside of our control that pose a threat to our intellectual property rights. For example, our proprietary rights may not provide the competitive advantages that we expect. Despite our efforts and those of our strategic partners to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our products. If this occurs, we may not be able to prevent their use of this technology. Our means of protecting our proprietary rights may not be adequate, we may lack the financial resources to protect our proprietary rights, and our strategic partners’ existing patents may not be sufficiently broad to prevent others from using technology that is similar to or the same as the technology utilized by our product solutions. In addition, patents issued to our alliance partners might be challenged and might be invalidated or circumvented and any rights granted under such patents may not provide adequate protection to them or us. Our competitors may independently develop similar technology, duplicate features of our products or design around patents that may be issued to our alliance partners or us. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce or defend our intellectual property rights. Such litigation would divert our management’s attention and scarce financial resources that could otherwise be used to develop our products.

Our products, technologies and other intellectual property could infringe on intellectual property rights of others, which could harm our business.

Although we believe that our products, technologies and other intellectual property, including trademarks, trade names, and service marks, and those of our alliance partners do not and will not infringe upon any existing proprietary rights of others, third parties may assert such claims against us or our alliance partners in the future. We have received a notice alleging infringement with respect to our use of the name “GigaBeam.” Although we believe this allegation (and any potential future claim that might be based thereon) is without merit, such a claim or other future claims of infringement could be successful. We could also incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, even if the claim is invalid, which could have negative effects on our business, financial condition, and results of operations.

Adverse determinations in any litigation could:

•	subject us to significant liabilities to third parties,

•	require us to seek costly or onerous licenses from third parties,

•	force us to alter our products, which could be costly, time consuming and impractical and could detract from the value or quality of our products, and

•	prevent us from manufacturing and selling our products.

Any of these determinations could seriously harm our business.

Our products will subject us to product liability exposure and our product liability insurance may not be sufficient to cover these claims.

Use of our products will expose us to product liability claims in the event they cause injury or harm our customers or third parties’ businesses. Due to our limited financial resources, we may not be able to satisfy any liability resulting from these claims, which would negatively affect our financial condition. Although we have product liability insurance of $1 million per occurrence and $2 million in the aggregate, plus a $5 million umbrella, it is possible that our insurance coverage could be insufficient to fully cover potential claims.

Our business and financial results could be negatively affected by warranty claims.

Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. This is especially a concern for us given our anticipated continuing introduction of new products. The occurrence of errors or defects could result in products being returned under warranty for repair or replacement with us having to bear the associated expense. Although we intend to maintain appropriate overall warranty reserves, an unanticipated high repair occurrence related to a specific product or number of products could make our reserves inadequate at any specific time and negatively affect our financial results.

Management’s failure to properly ascertain potential risks relating to any future acquisitions of businesses, products or technologies from others could place our operations and/or financial condition in harm.

Although as of the date of this prospectus, we have no agreements, understandings or commitments relating thereto, we could in the future seek to expand our operations by acquiring other businesses, products or technologies complementary to ours. Our investors will not, in all likelihood, receive or otherwise have the opportunity to evaluate any financial or other information that may be made available to us in connection with a potential acquisition. You will be dependent upon our management to select, structure and consummate any acquisitions in a manner consistent with our business objectives. Although our management will endeavor to evaluate the risks inherent in a particular acquisition, we may fail to properly ascertain or assess all significant and pertinent risk factors prior to our consummation of an acquisition. Our failure to properly ascertain those risks, particularly in instances where we have made significant capital investments, could result in significant harm to our operations and/or financial condition. Moreover, to the extent we do effect an acquisition, we may be unable to successfully integrate into our operations any business or opportunity that we acquire.

Emissions from our antennas may be a health risk.

The use of wireless equipment, like radio transmitters radiating through antennas, has been alleged to pose health risks due to radio frequency emissions. Our initial products are, and our proposed products will be, in compliance with all current U.S. radio emissions standards for continuous exposure, however, those standards could change or be insufficient. Any allegations of health risks, if proven, could result in liability on our part. In addition, we could be required to reduce power in our transmissions or otherwise change the way our systems operate in order to reduce emissions to acceptable levels. Any of these results could negatively affect our financial condition or results of operations and diminish the marketability of our products.

Our failure to obtain the access rights necessary to install our equipment would adversely affect our ability to expand our business.

We or our customers may not be able to obtain, from building owners or managers, access rights to buildings and rooftops to successfully install and service our equipment as planned. In order to install our equipment, we or our customers need access to each building where our antennas will be placed. Our failure or our customers’ failure to obtain access rights at the pace and locations necessary could have an adverse affect on our business and financial condition. In addition, we may need to obtain zoning or other governmental approvals in order to place our antennas on a particular building or in a particular area. We may not be able to obtain these approvals in a timely manner, or at all.

Risks related to our securities

Our common stock and each of our IPO warrants and Z warrants are quoted on the OTC Bulletin Board, which may limit the liquidity and price of those securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Although we have applied for listing of our common stock and each of our IPO warrants and Z warrants on the Nasdaq SmallCap market, each of these securities is currently quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. There is no assurance that our nasdaq application will be approved, and quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. Institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. The factors may have an adverse impact on the trading and price of our securities.

The prices of our publicly traded securities have been volatile and may continue to be volatile.

There is limited trading history and volume for our common stock, IPO warrants and Z warrants and, therefore, even holders of our publicly traded securities may find it difficult to sell their securities. In addition, our securities have experienced, and are likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our securities, without regard to our operating performance. In addition, the trading price of our publicly traded securities could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting our industry generally, changes in national or regional economic conditions or general market conditions. The market prices of our publicly traded securities could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our securities may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities will be significantly limited. Accordingly, the market price of our publicly traded securities may be depressed, and you may find it more difficult to sell our securities.

Future sales of our common stock may cause the prevailing market price to decrease and impair our capital raising abilities.

We have issued a substantial number of shares of common stock that are eligible for resale under Rule 144 of the Securities Act and that may become freely tradable. We have also already registered a substantial number of shares of common stock that are issuable upon the exercise of warrants. If holders of warrants or other convertible securities choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted common stock choose to sell such shares of common stock in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

As we do not anticipate paying cash dividends on our common stock, you should not expect any return on your investment except through appreciation, if any, in the value of our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid any cash dividends on our common stock and do not plan to pay any in the foreseeable future. Thus, if you are to receive any return on your investment in our common stock it will likely have to come from the appreciation, if any, in the value of our common stock. The payment of future cash dividends on our common stock, if any, will be reviewed periodically by our board and will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, any restrictions imposed by present or future debt instruments and changes in federal tax policies, if any.

Our officers, directors and affiliated entities own a large percentage of our company, and they could make business decisions with which you disagree that will affect the value of your investment.

As of December 31, 2005, our executive officers and directors in the aggregate, beneficially owned approximately 48.81% of our outstanding common stock. These stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase securities pursuant to this prospectus, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

Provisions in our corporate documents and our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, may hinder a change of control.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	A classified board of directors that cannot be replaced without cause by a majority vote of our stockholders; and

•	Our board of director’s authorization to issue shares of preferred stock, on terms as the board of directors may determine, without stockholder approval.

Provisions of Delaware General Corporation Law may restrict many business combinations.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to, among other things:

•	Future revenues, expenses and loss or profitability;

•	The completion and commercialization of one or more of our products;

•	Projected capital expenditures;

•	Competition;

•	The effectiveness, quality and cost of our intended products and services;

•	Anticipated trends in the telecommunications industry; and

•
The marketability of our “last mile” fiber-speed wireless communications solution as a cost effective, easily deployable and comparable or higher quality alternative to existing cooper line, T1, cable, fiber, free space optic and lower millimeter wave wireless solutions.

You can identify forward-looking statements by the use of words such as “may,”  “should,”  “will,”  “could,”  “estimate,”  “predict,”  “potential,”  “continue,”  “anticipate,”  “believe,”  “plan,”  “expect,”  “future” and “intend” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

USE OF PROCEEDS

If all 1,199,600 of our currently outstanding IPO warrants, as well as all of the selling securityholders’ underwriter options and all of the underwriter option warrants underlying their underwriter options, were to be exercised, we would receive gross proceeds of approximately $6,787,280, before our payment of any exercise solicitation fees that could be incurred by us in connection with exercises of our outstanding IPO warrants as described in “Description of Securities – IPO warrants – Warrant solicitation fee.” We intend to apply the net proceeds from any exercises of the underwriter options and IPO warrants, including any exercises of the underwriter option warrants, for working capital and other general corporate purposes.

We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling securityholders for resale pursuant to this prospectus.

PRICE RANGE OF OUR COMMON STOCK

Our common stock, IPO warrants and Z warrants have been quoted on the OTC Bulletin Board operated by the NASD since October 14, 2004, in the case of our common stock and IPO warrants, and since September 7, 2005, in the case of our Z warrants. The trading symbols for our common stock, IPO warrants and Z warrants on the OTC Bulletin Board are “GGBM,”  “GGBMW” and “GGBMZ,” respectively. The following table sets forth high and low bid prices for our common stock as quoted on the OTC Bulletin Board for the fiscal quarters indicated and represent quotations between dealers without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low
Year ended December 31, 2005
Fourth Quarter	$8.00	$6.80
Third Quarter	$7.85	$6.11
Second Quarter	$7.68	$6.13
First Quarter	$10.40	$6.80
Year ended December 31, 2004
Fourth Quarter (October 14, 2004 through December 31, 2004)	$7.25	$3.80

The closing sale price of our common stock on Friday, January 13, 2006 as reported by the OTC Bulletin Board was $10.15 per share. As of such date, we had 144 holders of record of our common stock. A number of our shares are held in street name and as such we believe that the actual number of beneficial owners is higher.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock and we do not anticipate paying any cash dividends with respect to our common stock in the foreseeable future. Payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant including any changes in federal tax policy.

CAPITALIZATION

The following table presents our capitalization as of September 30, 2005. Our capitalization is presented on an actual basis at that date and on a “pro forma” basis to give effect at that date to the following subsequent events:

•	the completion of our November 2005 financing in which we issued 18,900 shares of our Series B preferred stock and 1,302,191 November 2005 warrants, for net proceeds to us of $17,451,965;

•	our issuance of 42,392 shares of common stock in November 2005 in payment of $305,703 in dividends due on our Series A preferred stock;

•	our issuance of 20,000 shares of common stock in November 2005 upon the conversion of $160,000 principal amount of our 8% convertible notes; and

•	our receipt of $267,145 in net proceeds from the exercise of 52,900 IPO warrants, each for the purchase of one share of our common stock, during October 2005.

You should read this capitalization table in conjunction with our financial statements and related notes that are included in this prospectus.

	As of September 30, 2005
	Actual	Pro forma
Cash and cash equivalents	$400,888	$18,120,033
8% convertible notes, net of discount	$1,568,195	$1,408,195
Stockholders’ equity:

Common stock, $0.001 par value, 40,000,000 shares authorized; 4,883,840 shares issued and outstanding (actual), 4,999,132 shares issued and outstanding (pro forma)	$4,884	$4,999

Preferred stock, $0.001 par value, 10,000,000 shares authorized:

10% Series A redeemable preferred stock, $.001 par value, 20,000 shares authorized; 11,277 shares issued and outstanding (actual and pro forma)	11	11

Variable dividend rate Series B convertible preferred stock, $.001 par value, 20,000 shares authorized; no shares issued and outstanding (actual), 18,900 shares issued and outstanding (pro forma)	—	19

Additional paid-in capital	19,962,455	37,841,465
Deferred compensation	(34,384)	(34,384)
Accumulated deficit	(18,518,827)	(18,518,827)
Total stockholders’ equity	$1,414,139	$19,293,283
Total capitalization	$2,982,334	$20,701,478

SELECTED FINANCIAL DATA

The following selected financial data for the period from inception (January 5, 2004) to December 31, 2004 and as of December 31, 2004 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data for the period from inception (January 5, 2004) to September 30, 2004, for the nine months ended September 30, 2005 and as of September 30, 2005 is derived from our unaudited consolidated condensed financial statements included elsewhere in this prospectus and include all adjustments, consisting of normal and recurring adjustments, that we considered necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2005. You should read this information with our financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included elsewhere in this prospectus.

Statement of operations data:

	January 5, 2004 (inception) to December 31, 2004	January 5, 2004 (inception) to September 30, 2004	Nine months ended September 30, 2005

Net sales	$—	$—	$479,438
Cost of sales	—	—	727,338
Gross margin	—	—	(247,900)
Operating expenses:
Research and development	4,403,500	2,699,571	3,944,963
General and administrative	1,523,903	924,158	2,759,739
Selling and marketing	641,165	463,507	1,863,402
Link operations	264,926	89,240	716,688
Total operating expenses	6,833,494	4,176,476	9,284,792
Operating loss	(6,833,494)	(4,176,476)	(9,532,692)
Other income (expense):
Interest income	7,054	—	8,084
Interest expense	(678,560)	(337,814)	(1,488,632)
Other expense, net	(671,506)	—	(587)
Total other income (expense), net	(671,506)	(337,814)	(1,481,135)

Net loss	$(7,505,000)	$(4,514,290)	$(11,013,827)

Net loss per share, basic and diluted	$(2.47)	$(1.67)	$(2.27)

Weighted average shares outstanding, basic and diluted	3,036,724	2,710,382	4,860,948

Balance sheet data:

	As of	As of September 30, 2005
	December 31, 2004	Actual	Pro forma (1)
Working capital	$826,419	$616,806	$18,335,951
Cash and cash equivalents	$1,742,716	$400,888	$18,120,033
Total assets	$3,363,473	$5,764,605	$23,483,750
Total liabilities (2)	$1,884,960	$4,350,466	$4,190,466
Long-term obligations (2)	—	$1,607,316	$1,447,316
Stockholders’ equity	$1,478,513	$1,414,139	$19,293,284
______________

(1)	Gives effect to the following subsequent events as if they had occurred on September 30, 2005:

•
the completion of our November 2005 financing in which we issued 18,900 shares of our Series B preferred stock and 1,302,191 November 2005 warrants, for net proceeds to us of approximately $17,452,000;

•	our issuance of 42,392 shares of common stock in November 2005 in payment of $305,703 in dividends due on our Series A preferred stock;

•	our issuance of 20,000 shares of our common stock in November 2005 upon the conversion of $160,000 principal amount of our 8% convertible notes; and

•	our receipt of $267,145 in net proceeds from the exercise of 52,900 IPO warrants, each for the purchase of one share of our common stock, during October 2005.

(2)	Includes long-term notes of $2,500,000, net of related discount of $931,805, and capital lease obligations of $39,121.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Operations review

Overview

We design, develop and market our WiFiber™ high-speed wireless communications links. Our links, which operate within the 71-76 GHz and 81-86 GHz spectrum, currently provide transmission speeds of 1.25 gigabits-per-second, typically with 99.999% reliability, and we expect to introduce new products by mid 2006 that will enable transmission speeds of up to 2.5 gigabits per second. We market our products to network operators, communications and IT service providers, systems integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises, including educational and financial institutions, seeking to quickly and cost-effectively establish fiber-speed wireless links between two or more buildings or between a building and the fiber optic backbone in metropolitan areas.

Since our inception in January 2004, we have concentrated our efforts primarily on the design, development, engineering and initial production and installation of our initial products, both internally and in conjunction with our strategic partners, and obtaining the financing to fund such efforts. Our primary funding mechanisms have been equity and debt placements, including the following significant issuances:

•	$2.5 million in aggregate private convertible debt financing we received from Ameristock Corp., one of our principal stockholders, prior to our October 2004 initial public offering;

•	approximately $5.5 million in aggregate net proceeds from our initial public offering;

•
approximately $2.1 million in aggregate net proceeds from an asset-backed note financing in January and February 2005 comprised of $2.5 million principal amount of our 8% convertible notes and 446,429 of our Z warrants;

•	an aggregate of $888,295 from the exercise of 175,900 of our IPO warrants during the quarter ended March 31, 2005;

•	approximately $6.9 million in aggregate net proceeds from our sale of 11,277 shares of our Series A preferred stock and 1,127,700 of our Z warrants in a private financing during May through July 2005;

•	approximately $542,687 in aggregate net proceeds from our sale of 92,500 shares of common stock and 92,500 of our Z warrants in an offshore private placement in June and July 2005;

•	an aggregate of $267,145 from the exercise of 52,900 of our IPO warrants in October 2005; and

•	approximately $17.5 million in aggregate net proceeds from our sale of 18,900 shares of our Series B preferred stock and 1,302,191 November 2005 warrants in our November 2005 financing.

Our first product was commercially deployed in March 2005, when we installed our first WiFiber 2 series GigE link, and our first revenues were generated in the latter part of the quarter ended June 30, 2005.

Since commercial deployment of our first GigE products commenced only recently and we have not yet generated any meaningful revenues, we have no long-term operating history upon which our business strategy or future prospects can be evaluated. We are currently primarily dependent on debt and/or equity financings to fund our cash requirements. We also expect our operating expenses to increase in the future,  particularly in the research and development areas, as we work to complete the cost reduction schedule of our initial product lines and commence commercialization of our next generation of products. While we expect to fund our cash requirements in the short term from the $17.5 million in net proceeds we received from our November 2005 private placement, it is possible that we may need additional working capital within the next 12 months. We believe that if additional capital is required within the next 12 months, a combination of funds generated from anticipated revenues, the exercise of warrants and/or accounts receivable financing, as well as continued access to public and private debt and equity markets if needed, should be sufficient to meet those requirements. If, however, we are unable to obtain additional capital when needed, on satisfactory terms and in sufficient amounts, we would need to change our business strategy, which could include a reduction or scale back of our operations to conserve cash and maintain liquidity until such time, if ever, that sufficient proceeds from operations are realized. In addition, if we raise additional funds by issuing equity securities, our then existing security holders will likely experience dilution.

Engineering and product development

In order to effectively compete in our markets, we are and expect to continue investing significant resources to quickly introduce and commercially deploy our initial products, develop subsequent generations of these products and identify and address demand for new solutions with additional products. We have in the past devoted the substantial majority of our resources to completing the development of our first product, our WiFiber 2 series GigE, for which commercial deployment commenced in March 2005, as well as our second generation GigE product, our WiFiber G series GigE, for which commercial deployment commenced in December 2005. We are also currently devoting resources to completing the development of our first OC-48 unit, our WiFiber G series OC-48, and expect to begin deploying this unit by mid 2006.

We incurred expenses of $8,348,463 in connection with our research, engineering and product development activities from inception (January 5, 2004) through September 30, 2005, including $3,944,963 during the nine months ended September 30, 2005, and estimate that we will incur significant expenses in connection with such activities during the remainder of 2005. Engineering and development expenditures include engineering fees paid or to be paid to our suppliers as we continue our transition to full-scale commercial production. Expenses also include salaries and benefits for our engineering and production staff, as well, as depreciation of capitalized testing and production equipment purchased.

Investment in laboratory and production equipment

During the first nine months of 2005, we invested $779,336 in laboratory and production equipment and estimate that we spent an additional approximately $390,000 during 2005 for the purchase or lease of laboratory test equipment, production and product testing equipment for use by us in the final assembly of our products, and other related assets, as we brought our WiFiber G Series GigE product line into commercial production status.

Manufacturing plan

All of our proposed initial products have a modular design. See “Business - The GigaBeam transceiver unit.” We intend to outsource the manufacture of the key components and modules (subassemblies) for our products to contract manufacturers with significant capacity and experience in production of these components, including some of our strategic partners, who have adapted or are currently adapting their particular components and/or modules to fit within our product designs. The final assembly of our products’ modules and final quality control testing of the finished products, however, will occur in-house at our facilities. In time, we may also elect to contract out the final assembly and testing of our products.

We spent $1,281,885 on manufacturing inventory and materials during the first nine months of 2005 and continued to spend a significant amount on manufacturing activities during the remainder of 2005 as we commenced the outsourcing of subassembly manufacturing and test activities for commercial production and hired additional employees in support of these activities.

General and administrative support

Our primary focuses in this area have been on attracting additional operating capital and acquiring and maintaining facilities for our research and development, manufacturing and sales and marketing operations. Our current operating locations include a combination corporate office, research and manufacturing facility in Herndon, Virginia of approximately 9,100 square feet, a sales and marketing support office in Waltham, Massachusetts totaling 3,470 square feet, an engineering and manufacturing support facility in Sunnyvale, California of 1,600 square feet and an installations and after sales service support facility in Lewisville, Texas of 3,865 square feet. Our monthly minimum lease and maintenance costs for these four facilities are approximately $21,122. In December 2005 at the Sunnyvale, California facilities, we subleased an adjacent suite of 5,643 square feet with a monthly rent of $5,782.40. We will begin to occupy this space and pay the monthly rent upon completion of landlord improvements. We expect that we will move into these facilities in the first quarter of 2006. See “Business - Facilities.”

We spent approximately $2,759,739 on general and administrative services during the first nine months of 2005. We expect to increase our personnel levels for finance, accounting and administrative support over the next twelve months to support our increased operating levels, both domestically and internationally.

Sales and marketing

Our sales and marketing group includes geographic and industry-focused outside sales, technical support and sales engineering personnel. Additionally, this group provides overall marketing strategy, develops strategic partnering alliances and seeks new global applications for our product lines.

Link Operations

Our link operations group provides testing, installation and after sale maintenance support for our products. We believe that this part of our business could become a substantial source of revenues for us within the next 12 to 24 months, utilizing both full time employees and strategic installation and maintenance partners.

Results of Operations

Nine months ended September 30, 2005 compared to the period January 5, 2004 (inception) to September 30, 2004

Revenues, gross margins and income from operations.

	Nine months ended September 30, 2005	Period from January 5, 2004 (inception) to September 30, 2004
Revenue	$479,438	$-
Gross margin	$(247,900)	$-
Loss from operations	$(9,532,692)	$(4,176,476)
As a % of revenue	(1)	(1)
_________________

(1)
Initial revenues were recognized in the quarter ended June 30, 2005. During the preceding periods of operation, we were considered to be in a start up status. Due to the relatively short period of revenue recognition in the comparative periods covered in this table, gross margin percentages and operating results as a percentage of revenues are not considered relevant

As noted above, initial revenues from operations did not commence until the latter part of the quarter ended June 30, 2005. Thus comparisons of the quarter and nine month periods ended September 30, 2005 to those in the comparable prior year periods are inconclusive and not meaningful.

Research, development and engineering. Our research, development and engineering expenses increased to $3,944,963 for the nine months ended September 30, 2005 compared to $2,699,571 for the comparable period in 2004. The increased expense level was due primarily to increased spending for outside engineering development projects for both our WiFiber 2 series GigE products and our next generation product line, our WiFiber G series; increased depreciation related to testing and production equipment purchased in 2005, increased equipment rental costs, and increases in salaries and benefits related to increases in the internal engineering group since the period ended September 30, 2004.

General and administrative. General and administrative expenses increased to $2,759,739 for the nine months ended September 30, 2005, an increase of $1,835,581 over the $924,158 incurred during the comparable period in 2004. In general, our overall activities increased significantly during the 2005 period. Expenses incurred in support of our increased operating levels, including increased legal and professional fees, higher insurance premiums due to increased coverage, and expenses related to operating as a publicly traded company were the primary areas of increased general and administrative expenses in 2005.

Selling and marketing. Selling and marketing expenses increased to $1,863,402 for the nine months ended September 30, 2005, representing an increase of $1,399,895 over the comparable period for 2004. Our sales and marketing operations have escalated substantially in 2005 in anticipation of our ability to produce and sell commercial quantities of our WiFiber 2 series GigE and our WiFiber G series products currently under development. Travel costs have increased in proportion to the ramp up of the sales group personnel in 2005.

Link operations. Our link operations expenses for the nine months ended September 30, 2005 were $716,688, compared to $89,240 for the comparable period in 2004. The link operations group was formed in the third quarter of 2004 to support product testing, product field installation and maintenance, and installation and maintenance of our information technology infrastructure. During the 2004 period, expenses were primarily the salaries and benefits of our vice - president of link operations and expenses to set up our information technology infrastructure in our Virginia headquarters. During the nine months ended September 30, 2005, our link operations expenses were primarily salaries and benefits of the staff that supports installed customer and test links nationwide, as well as expensed supplies for their daily operations.

Interest expense. Interest expense for the nine months ended September 30, 2005 was $1,488,632, compared to $337,814 for the comparable period in 2004. For the 2005 period, the total included a $888,261 beneficial conversion feature attributed to the 8% convertible notes issued in our January and February 2005 note financing and amortization of debt discount and issuance costs resulting from such financing, as well as interest related to capitalized leases for equipment. For the 2004 period, interest expense was primarily related to a $2,500,000 convertible note outstanding during such period with Ameristock, one of our principal stockholders.

Liquidity and capital resources

Our capital requirements have been and will continue to be significant. To date, we have been dependent primarily on the net proceeds of our initial public offering and private placements of our debt and equity securities to fund our capital requirements. We expect that proceeds from the sale of our securities, including the $17.5 million in net proceeds we received in connection with our November 2005 financing, will continue to be the major source of our working capital during the next 12 months.

Cash flows

	Nine months ended September 30, 2005	Period from inception (January 5, 2004) through September 30, 2004
Net cash used by operating activities	$(11,027,562)	$(2,659,521)
Net cash used in investing activities	(980,341)	(57,049)
Net cash provided by finance activities	10,666,075	2,787,606
Net increase (decrease) in cash and cash equivalents	$(1,341,828)	$71,036

 Cash and cash equivalents. Our cash and cash equivalents decreased $1,341,828 at the end of the nine months ended September 30, 2005, primarily due to cash used in operations of $11,027,562. Our initial revenues were not achieved until June 2005 and totaled $479,438 for the nine months ended September 30, 2005. Our operating loss during the nine months ended September 30, 2005 was $9,532,692, in large part due to the continuing high level of expenditures for product engineering and development, expenses related to raising equity and debt capital, and higher levels of management level employees added in the nine month period. Additionally, we invested approximately $779,336 (net of amounts due under capital leases) for equipment and other capitalized asset purchases in the nine months ended September 30, 2005, principally related to the development testing of our WiFiber 2 series GigE and WiFiber G series product lines. These uses of cash were offset in part by net proceeds of debt and equity offerings closed in the nine months of $9,933,510 and by the exercise of IPO warrants totaling $888,295.

Additionally, we believe that our existing cash balances, anticipated revenues and continued access to public and private equity and debt markets will be sufficient to provide for our anticipated requirements of working capital, capital expenditures, debt services and other operating requirements for the next 12 months.

We cannot assure you, however, that our business will generate positive cash flows from operations in the next twelve months, or that capital markets will, if and when needed, continue to provide us with any additional debt and/or equity financing. If, in the future, we are unable to maintain sufficient cash balances or generate sufficient internal cash flows and/or obtain additional capital when and if needed, we would be required to reduce or scale back our operations. Our ability to maintain our planned levels of activity and bring our early stage products to a commercial sales level are subject to general business conditions affecting our primary markets, the telecommunications sector in general, federal, state and local governments and their operating agencies, business to business markets, and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.

Net cash used in operating activities. Our net cash used in operating activities was $11,027,562 for the nine months ended September 30, 2005, compared to a net use of cash of $2,659,521 during the comparable period in 2004. We were primarily in a formative stage during 2004. The significant use of cash in the nine months ended September 30, 2005 was related to the following:

•
the significant product development costs associated with our WiFiber 2 series GigE and WiFiber G series product lines, and we expect our product development costs to continue at high levels for at least the next two to three quarters as we seek to meet our goals of continued efficiency and price reduction in order to remain competitive in our primary markets;

•	our acquisition of $1,281,885 of materials inventories for the continued commercial production of our WiFiber 2 series GigE product line; and

•
the increase in our general and administrative overhead to $2,759,739 during the period due to expansion of employee levels, our opening of two additional offices, and the general costs of maintaining a publicly traded entity following our initial public offering in October 2004.

During the first nine months of 2004, the largest element of operating expense was the research and development cost related to initial product lines, which totaled $2,699,571 for that period.

Net cash used in investing activities. Our net cash used in investing activities was $980,341 for the nine months ended September 30, 2005, compared to $57,049 for the comparable period in 2004. We invested $779,336 for the purchase of testing and production equipment and other capitalized assets (net of amounts due under related capital leases) in 2005 to support our product development efforts and the increased manufacture of our commercially available GigE products by the end of the third quarter of 2005. In the comparative period in 2004, we purchased $43,109 in testing equipment.

Net cash provided by financing activities. Our net cash provided by financing activities in the first nine months of 2005 was $10,666,075, which included net proceeds from our January/February 2005 placement of 8% convertible notes and Z warrants of $2,169,481, net proceeds from our May through July 2005 placements of Series A preferred stock, common stock and Z warrants of approximately $7,412,000, and net proceeds of $885,295 from the exercise of IPO warrants. During the period from inception (January 5, 2004) to September 30, 2004, net cash provided from financings totaled $2,787,606, primarily as a result of placing a debt facility with one of our principal stockholders in the first quarter of 2004.

Cash requirements. We expect our cash requirements to increase in future periods as we fully implement our business plan, including for the continued commercialization, deployment and cost reduction of our WiFiber 2 series GigE and WiFiber G series GigE products and the development and general commercial deployment of our upcoming products, including our WiFiber G series OC-48 product, which is expected to be deployed by mid 2006, and our 10 GigE and the OC-192, for which commercial deployment is expected to commence during the second half of 2006. To date, we have been dependent primarily on the net proceeds of our initial public offering and private placements of our debt and equity securities to fund our capital requirements.

As of September 30, 2005, we had a total of $400,888 in available cash for our operating requirements. Subsequently, during November 2005, we completed and closed our November 2005 financing in which we issued 18,900 shares of our Series B preferred stock and 1,302,191 November 2005 warrants for aggregate net proceeds to us of approximately $17.5 million. We also received $267,145 from the exercise of 52,900 of our IPO warrants in October 2005. Without additional financing and/or significant additional revenues we would not have sufficient working capital to fully implement our current plan of operations and meet our anticipated working capital needs with respect thereto through the end of 2006. We anticipate funding our cash requirements over the next twelve months from the cash we received in our November 2005 financing, through the sale and installation of our WiFiber 2 series GigE and WiFiber G series GigE product lines, future exercises of IPO warrants and accounts receivable financing and, if necessary, through continued access to public and private debt and equity markets. The inability to raise capital or realize these other sources of operating cash flows could require us to significantly change or curtail our planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated.

In light of the uncertainty of our ability to significantly develop our targeted markets and to predict the future of the wireless point-to-point industry in general, as well as our limited history of operations, it is difficult for our management to fully identify and assess any trends or uncertainties that would affect our liquidity or overall financial condition. Some known factors that could affect our liquidity and overall financial condition are the successful testing of our products currently in development, widespread customer acceptance and usage of the relatively new wireless point-to-point technology and the newly authorized 70 GHz and 80 GHz frequencies for commercial and governmental use, and the increasing penetration of broadband Internet access in the mainstream commercial market. If any of these trends or uncertainties changes unfavorably, we may not be able to recognize any meaningful revenues or obtain accounts receivable financing or short term lines of credit as currently anticipated, thereby forcing us to seek additional equity or debt financing, reduce our expenditures and/or scale back our operations. We could, in such circumstances, also be unable to timely satisfy our material contractual obligations.

Debt obligations

In January and February 2005, we issued an aggregate of $2.5 million principal amount of our 8% convertible notes due January 28, 2008 and 446,429 of our Z warrants, each exercisable for the purchase of one share of our common stock, to several accredited investors in an asset-backed note financing for an aggregate purchase price of $2.5 million and net proceeds to us of $2,169,481. The principal purpose of this note financing was to fund our accounts receivable and component and product inventory in connection with the deployment of our initial product, which commenced in March 2005.

The principal amount of these 8% notes is convertible at the election of the holders into shares of our common stock at the conversion rate of $8.00 per share. One-half of the interest on the notes is payable in cash, semi-annually on July 31 and January 31, and the balance is payable on the earlier of their maturity or conversion, in cash or, at each holder’s option, shares of our common stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per share price of our common stock for the ten trading days ended five business days prior to the applicable interest payment date. Our 8% convertible notes are secured by substantially all of our assets, as well as by the personal pledge of shares of common stock by Mr. Slaughter, our chief executive officer, and Mr. Lockie, our president. We may not incur additional indebtedness for borrowed money that is senior to or pari passu to the notes without the prior written consent of holders of 50% or more of the principal amount of the notes then outstanding, subject to certain exceptions for accounts receivable and equipment financings. We may prepay all but not part of the notes at any time, on 14 days prior written notice, provided the last per-share sales price of our common stock is at least 150% of the note’s then-effective conversion price for the ten consecutive trading days ending within three business days of the date the prepayment notice is sent.

We have estimated the fair value of the Z warrants issued in connection with our 8% convertible notes, and which are exercisable at $7.00 per share until January 28, 2011, to be $1,194,761 using the Black Scholes model. This amount has been recorded as a debt discount and is being amortized as a component of interest expense over the term of the notes. A more detailed description of the Z warrants is set forth in “Description of Securities.” In addition, aggregate debt issuance costs associated with our note financing, including the estimated fair value of the options and the Z warrants issued to the placement agent of the financing as part of its compensation, in the amount of $715,354, are also being amortized as a component of interest over the term of the notes. For the nine months ended September 30, 2005, we recorded amortization of $262,956 with respect to the debt discount and $172,682 with respect to the debt issuance costs. We also determined, after allocating the proceeds from the financing between our 8% convertible notes and the Z warrants based on their relative fair values, that the notes have a beneficial conversion feature with respect to the fair value of the common stock issuable upon conversion of the notes, in the amount of $882,261, which we amortized in its entirety during the quarter ended March 31, 2005.

Supplier and related obligations

We have strategic alliance and supply agreements with various designers, manufacturers and suppliers of critical components used in our products that provide for material payment and other obligations on our part.

We have a strategic alliance agreement with ThinKom Solutions, pursuant to which we issued 143,000 shares of our common stock to ThinKom at par value per share upon the agreement’s inception in January 2004 and ThinKom granted us an exclusive worldwide license to use and commercialize its antenna technologies in products operating in the 70 GHz and 80 GHz bands. ThinKom also agreed to develop, design, manufacture and test certain antenna modules for us. This agreement has an initial term ending in January 2009 and automatically extends for additional one-year periods until terminated in accordance with its terms. This agreement, as amended December 2005, requires us to make minimum payments to ThinKom for the design and manufacture of an antenna module for our products, including minimum payments of approximately $650,000 in 2004, $771,817 in 2005, $1,153,183 in 2006, $3,000,000 in 2007, $6,500,000 in 2008, $8,800,000 in 2009 and $10,000,000 each year thereafter during the term of the agreement. In addition, we paid a $250,000 working capital advance to ThinKom in 2004, which payment will be credited against minimum purchase amounts due to ThinKom in the last quarter of 2007 or payments to component suppliers to ThinKom or us. ThinKom’s design of our antenna has not yet been completed, and we do not expect to order any antennas from ThinKom until the first quarter of 2006. Consequently, all of the minimum payments that we have made to ThinKom to date have been for engineering costs associated with its adaptation of the ThinKom antenna technologies to our GigE and OC-48 product designs. We will also pay to ThinKom 1% of our revenues generated from the sale of products using ThinKom’s technology, excluding specified costs.

We have strategic alliance agreements with each of Mantaro Networks, Inc. and Core Source Technologies, LLC, under which we have the right to market and distribute a wireless communications system utilizing the frequency range of 54 GHz through 95 GHz, which incorporates components designed and manufactured by Mantaro and Core Source. The agreements each have an initial term ending in May 2008 and automatically extend for additional one-year terms until terminated in accordance with their respective terms. Mantaro and Core Source have each agreed that it will not compete by offering products similar to ours and will not pursue any transaction or arrangement with any third party that will be in conflict with the wireless communications system utilizing the frequency range of 54 GHz through 95 GHz during the term of the agreement and for a period of 12 months thereafter. We are required to pay Mantaro and Core Source a minimum of $100,000 and $50,000, respectively each year for the term of their agreements for engineering fees. In addition to the engineering fees, we have agreed to purchase a minimum number of components from Mantaro and Core Source for each of our proposed products over the life of their agreements.

We have a development and supply agreement with Vitesse Semiconductor Corporation under which it agreed to design, supply and develop certain communications integrated circuit products for us, and we agreed to issue to Vitesse an initial purchase order in the amount of $205,000 for the development of a custom semiconductor wafer using indium phosphide (InP). The term of the development agreement is through August 2010, renewable on a year by year basis unless terminated sooner pursuant to its terms. The payment terms of the initial purchase order are $41,000 within 30 days of Vitesse’s receipt of the order and the balance payable in several installments upon Vitesse’s completion of certain development milestones. Subject to our placing development and/or production purchase orders of specified minimum dollar levels prior to each annual anniversary of the agreement, Vitesse has agreed that it will not compete with us by developing, designing or selling InP based products for radio communications applications in the 50-300 GHz range.

Recent equity financings

From May through July 2005, we sold an aggregate of 11,277 shares of our 10% Series A redeemable preferred stock, for $700 per share, and 1,127,700 of our Z warrants, for $0.05 per warrant, to accredited investors in a private placement for aggregate net proceeds to us of $7,412,202. Each share of our Series A preferred stock has a stated value of $700 per share. Dividends on the shares began to accrue from their respective dates of issuance and are payable, at the rate of 10% per year, semi-annually, in arrears, commencing November 15, 2005, in either, at our option, cash or shares of our common stock valued for such purpose at the volume weighted average per-share price of the common stock for the ten most recent trading days on which the common stock trades ending five business days prior to the applicable dividend payment date. We paid the November 15, 2005 dividend with 42,392 shares of our common stock. All accrued and unpaid dividends are also due and payable upon their exchange for other of our securities, their redemption and/or their cancellation or repurchase by us. In the event we conduct a financing with gross proceeds of $30 million or more, holders of our Series A preferred stock will have the right to exchange all or a portion of their then outstanding shares of Series A preferred stock into securities identical to those issued in such financing. Each share of Series A preferred stock so exchanged will have an exchange value equal to its then-applicable redemption price plus all accrued and unpaid dividends thereon. Prior to our completion of a financing with gross proceeds of $30 million or more, the outstanding shares of our Series A preferred stock are redeemable, at our option, at any time, and, following the completion of such a financing, any shares of Series A preferred stock still outstanding will be mandatorily redeemed by us, in either case, at a redemption price based on a percentage of their stated value as set forth in the certificate of designation. In the event we were to ever liquidate, dissolve or wind up our affairs, the holders of the then outstanding shares of our Series A preferred stock will be entitled to receive, subject to the senior preference of the Series B convertible preferred stock, but in preference to the holders of our common stock, an amount equal to the aggregate stated value of their Series A preferred stock plus all accrued and unpaid dividends thereon.

During June and July 2005, we also sold 92,500 shares of our common stock at $7.00 per share and 92,500 Z warrants at $0.05 per warrant in an offshore private placement for net proceeds to us of $542,687.

In connection with our November 2005 financing, we sold an aggregate of 18,900 shares of our Series B preferred stock and 1,302,190 of our November 2005 warrants to accredited investors at a purchase price of $1,000 per each unit of one share of Series B preferred stock and approximately 68.899 November 2005 warrants, for aggregate gross proceeds of $18,900,000, before payment of placement fees of approximately $1,323,000 and other offering expenses of approximately $125,000. Each share of our Series B preferred stock has a stated value and a liquidation preference of $1,000 per share and is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value divided by the conversion price (initially $7.6199 per share, subject to adjustment). The Series B preferred stock bears dividends at the initial rate of 8% of the liquidation preference per share per annum until November 7, 2008, 11% from November 8, 2008 through November 2, 2009 and 14% thereafter, which accrues from the date of issuance, and shall be payable quarterly. All accrued and unpaid dividends on the Series B preferred stock are also due and payable upon their conversion, their redemption and/or their cancellation or repurchase by us. Dividends are payable in cash or in shares of our common stock as set forth in the Certificate of Designation. We may redeem the Series B preferred stock in whole or in part at any time after November 7, 2008, and, at any time in connection with a fundamental transaction (as defined in the Certificate of Designation) resulting in a change of control in which our common stock does not survive the closing of such transaction, in each case, subject to certain conditions and limitations, at the applicable redemption price set forth in the Certificate of Designation. Upon certain triggering events the Series B preferred stock may also be redeemable by us at the election of the holders. See “Description of Securities - Series B preferred stock.”

We have determined, after allocating the proceeds from the November 2005 financing between our Series B preferred stock and the November 2005 warrants based on their relative fair values, that the shares of Series B preferred stock have a beneficial conversion feature with respect to the fair value of the common stock issuable upon conversion of such shares, in the amount of $3,936,794, which will become an adjustment to net income (loss) to arrive at net income (loss) available to common shareholders while the Series B preferred stock remains outstanding.

Critical accounting policies

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The application of these policies requires us to make complex estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of cash flow, contingent assets and liabilities. On an on-going basis we will evaluate our estimates including those related to revenue recognition on contracts, research and development projects, bad debts, provisions for excess and obsolete inventory losses and valuation of intangibles. We consider the following accounting policies important in understanding our operating results and financial condition. For additional accounting policies, see Note 2 of the notes to our consolidated financial statements for the year ended December 31, 2004 and the nine months ended September 30, 2005 appearing elsewhere in this prospectus.

Accounts Receivable

Accounts receivable transactions are recorded at net realizable value. This value includes an estimated allowance for uncollectible accounts to reflect any loss anticipated on the outstanding balances and is credited to allowance for doubtful accounts.

Inventories

Inventories are valued at lower of cost (first in, first out method) or market. We regularly review parts and finished goods inventories on hand and, when necessary, record a provision for excess or obsolete inventories based primarily on current selling price and sales prices in confirmed backlog orders.

Revenue recognition

We commenced revenue recognition in the quarter ended June 30, 2005. Revenue is recognized pursuant to Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements,” referred to as SAB 104. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists, (ii) delivery of the product and/or services has occurred, (iii) the selling process is fixed or determinable, and (iv) collectibility is reasonably assured. Further, if an arrangement other than a long-term contract requires the delivery or performance of multiple deliveries or elements under a bundled sale, we determine whether the individual elements represent “separate units of accounting” under the requirements of the Emerging Issues Task Force Issue 00-21 “Multiple Delivery revenue Arrangements,” referred to as EITF 00-21.

Shipping and handling fees billed to customers are classified on our consolidated statement of operations as “Sales” and the associated costs are classified in “Cost of sales.”

If the separate elements within a bundled sale are not considered separate units of accounting, the delivery of individual elements is considered not to have occurred if there are undelivered elements that are essential to the overall functionality of this bundled sale transaction.

In accordance with SAB 104, revenues from product sales are generally recognized when title and risk of loss pass to the customer, except when product sales are combined with significant post-shipment installation services or unless the terms of the sale specifically call for formal acceptance by the customer. Under this exception, revenues will be deferred until such services have been performed and/or acceptance is acknowledged. Unearned income on service contracts is amortized by the straight-line method over the term of the individual contract. Installation revenue is recognized when the related services are performed.

As revenues have occurred in 2005, we have established an accrual for warranty work associated with our link sales, recognized as a component of “cost of sales.” Our standard warranty has been established generally for a period of 12 months from the date of installation if the customer utilizes our personnel or any of our approved installer group to install the product; otherwise it is 12 months from the date of shipment. The warranty accrual at present represents our best estimate of the cost to settle existing and future claims on products sold and currently in warranty as of the periodic balance sheet date. As of the date of this prospectus, we have little or no historical trend of shipment levels related to return rates. As the number of product sales increase, we will begin to accumulate information on current and forecast return incidences and average costs to repair. As with any estimate that requires application of judgment, amounts estimated in the warranty accrued to b payable could differ materially from what will actually transpire in the future.

Research, engineering and development

Internal research, engineering and development expenses are expensed as incurred. We have entered into agreements with third parties in connection with development collaborations relating to technology utilized in our products. Amounts charged by third parties in accordance with these agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

Recent accounting pronouncements

In October 2004, the Financial Accounting Standards Board, referred to as the FASB, ratified Emerging Issues Task Force Issue No. 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” referred to as EITF 04-8. EITF 04-8 requires that shares underlying contingently convertible debt be included in diluted earnings per share computations using the if-converted method regardless of whether the market price trigger (or contingent features) has been met. The effective date of EITF 04-8 is for reporting periods ending after December 15, 2004. EITF 04-8 also requires restatement of earnings per share amounts for prior periods presented during which the convertible instrument was outstanding. Our convertible notes payable do not contain any market price trigger provisions which would cause the inclusion of underlying shares for diluted earnings per share purposes.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 “Inventory Costs - An Amendment of ARB 43, Chapter 4,” referred to as SFAS 151. SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted or spoiled material. Paragraph 5 of Accounting Research Bulletin 43, Chapter 4 “Inventory Pricing,” previously stated that “under certain circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatments as current-period charges…” SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. We do not believe the implementation of SFAS 151 will have a material impact on our financial position, results of operations or cash flows.

On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment,” referred to as SFAS 123(R), which is a revision of Statement of Financial Accounting Standards No. 123, referred to as SFAS 123. SFAS 123(R) supersedes Accounting Research Bulletin No. 25, referred to as ARB 25, and amends Statement of Financial Accounting Standards No. 95 “Statement of Cash Flows.” Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R).

SFAS 123(R) is effective as of the beginning of the first fiscal reporting period that begins after December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

•
A :modified prospective; method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 (R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date, or

•
A “prospective retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based oh the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We will adopt SFAS 123(R) using the modified prospective method on January 1, 2006, but have not yet determined the impact of adoption.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 “Exchange of Nonmonetary Assets,” referred to as SFAS 153. SFAS 153 addresses the measurement of exchange of nonmonetary assets. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material effect on our financial statements.

In March 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations,” referred to as FIN 47. FIN 47 clarifies that an entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate fair value of an asset retirement obligation. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. We are currently evaluating the provision and do not expect the adoption of this standard to have a material impact on our results of operations or financial condition.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 “Accounting Changes and Error Corrections,” referred to as SFAS 154. SFAS 154 replaces APB Opinion No. 20 “Accounting Changes” and Statement of Financial Accounting Standards No. 3 “Reporting Accounting Changes in Interim Financial Statements” and changes in requirements of the accounting for a reporting of a change in accounting principle. SFAS 154 also provides guidance on the accounting for and reporting of error corrections. The provisions of this statement are applicable for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. We are currently evaluating the impact this statement will have on our financial position, results of operations and cash flows.

In June 2005, the Emerging Issues Task Force reached a consensus on Issue No. 05-06 “Determining the Amortization Period for Leasehold Improvement,” referred to as EITF No. 05-06, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF No. 05-06 is effective for periods beginning after June 29, 2005. We do not expect the provisions of this consensus to have a material impact on our financial position, results of operation or cash flows.

BUSINESS

General

We design, develop and market our WiFiber™ high-speed wireless communications links. Our links, which operate within the 71-76 GHz and 81-86 GHz spectrum, currently provide transmission speeds of 1.25 gigabits per second, typically with 99.999% reliability, and we expect to introduce new products by mid 2006 that will enable transmission speeds of up to 2.5 gigabits per second. We believe that the unprecedented amount of bandwidth provided by the spectrum blocks in which our links operate and the quality of our proprietary product designs enable wireless communications at fiber speed and reliability. Our products are focused on meeting the need for high-capacity wireless communications solutions across distances of approximately one mile, including last mile connectivity and WiMAX network backhaul applications. Our products are among the first to address the recently created 70-90 GHz market, which resulted from the introduction of a licensing framework by the Federal Communications Commission in October 2003.

Our WiFiber™ wireless communications solution is a point-to-point, line-of-sight, wireless high-speed communications link established between two different buildings or locations by installing a GigaBeam transceiver unit on the rooftop or at one of the windows of each building. These two transceiver units are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals. The GigaBeam transceiver unit on each building is also connected via cables and switches to a communications network within its building, such as a local area network used by one of the building’s enterprises or a city, nation or global wide area network with a fiber optic backbone connection in the building. As a result, once a GigaBeam link is established between the two buildings, the internal networks in each building are wirelessly connected and communications traffic can be carried from one network to the other.

Industry background

Network providers, service providers, businesses and government and military entities are increasingly seeking cost-effective methods to:

•	bring fiber-speed communications services to buildings and desktops;

•	provide network alternatives or redundancy for their existing communications systems;

•	connect multiple buildings, in a campus setting, using a dedicated network;

•
increase the capacity of their existing communications systems to enhance the quality of their transmissions, including for such services as voice-over IP (or VoIP), the new voice technology that deploys voice over IP data packets allowing users to bypass the expensive legacy telephone network infrastructure; and

•	establish high-speed data backhaul to accommodate increased demand for data intensive mobile services, such as 3G, 4G, WiMAX and Wi-Fi wireless networks.

However, the unavailability of fiber optic connectivity and the shortcomings of other existing communications alternatives with respect to transmission capacity make it difficult, if not impossible, to address these needs in a great number of circumstances.

The “last mile” gap

According to Cisco Systems Inc.’s May 16, 2003 ex parte filing with the FCC in support of the commercial use of the 71-76 GHz and 81-86 GHz spectrum bands, only 5% of the 750,000 commercial enterprises (defined as those having more than 20 employees) in the United States had fiber connections reaching them. The Cisco Systems’ filing also claimed that 75% of these enterprises are located within one mile of a fiber backbone connection, or POP (point of presence). The installation of fiber over this last mile, especially in the metropolitan areas where most of these enterprises are located, is, in most cases, cost-prohibitive and difficult. In addition, existing connections from these enterprises to the fiber optic backbone are often inadequate to meet growing demand for high-capacity data services.

The resultant communications barrier is often referred to as the “last mile” gap. Carriers typically have to overcome cost, time, technological and other barriers when trying to bridge this last mile gap, and, as the demand for data intensive applications at gigabit speeds increases, the search for a cost- effective solution to the last mile problem intensifies.

Pre-GigaBeam communications alternatives

To date, the alternatives that have been used to bridge the last mile gap or otherwise provide broadband connectivity are based on copper, fiber, fixed microwave and lower millimeter wave wireless and other fixed wireless technologies including free space optics (laser based technologies).

Copper technologies. Copper wiring is the most prevalent and entrenched of the connectivity technologies currently being utilized. Copper solutions include T-1 lines, DSL, cable modems and telephone lines. These alternatives, while the most common of the solutions available, and the ones generally favored by the established telecommunications providers, like the incumbent local exchange carriers, generally provide slower data transmission rates. Many in the industry believe that copper alternatives will eventually become less desirable as the demand for data intensive applications at gigabit-per-second speeds increases.

Fiber optic cable. Fiber optic cable offers significantly greater bandwidth than copper, but this alternative is accompanied by substantial and, for most users, prohibitive up-front costs, as well as substantial time delays associated with the digging of trenches and the laying of terrestrial fiber cable. In addition, businesses relying on the fiber connections of incumbent local exchange carriers can be charged as much as $15,000 per month or more by these carriers for gigabit-per-second communications links across just a few city blocks. Thus, while it would be the best solution from a purely result-oriented view, since it carries the largest capacity of bandwidth to the end-user, the attendant costs of fiber optic cable make it a non-option for most businesses - as is demonstrated by Cisco Systems’ finding in its FCC filing that only approximately 5% of U.S. enterprises with greater than 20 employees were connected to the fiber backbone via fiber.

Fixed wireless technologies. Fixed wireless alternatives encompass both the optical technologies and the radio frequency technologies, most of which are point-to-point based or multi-point based. The bandwidth capacities of the fixed wireless alternatives depend on the type of technology used and the amount of radio frequency spectrum in which these technologies operate. Generally, the higher the spectrum, the larger the bandwidth. All of the fixed wireless alternatives are affected to some degree by atmospheric or weather related conditions, such as fog, snow and/or rain.

Free space optics. Technologies based on free space optics (FSO) operate in the very highest band of the frequency spectrum, over 200 times higher than the 71-76 GHz, 81-86 GHz and 92-95 GHz frequencies, and could potentially be similar in data rates to fiber optic cable. FSO operates when a laser transmitter generates focused light waves that carry data through the atmosphere to an optical receiver that recognizes those light waves. However, while FSO data transmission rates are extremely high, the transmission signal at this upper end of the spectrum is seriously weakened by fog and can also be affected by atmospheric rain fade. For example, using current technology, FSO communication links cannot provide 99.999% availability for distances of more than 500 yards in many East Coast metropolitan regions. In addition, FSO alternatives are negatively affected by birds and other objects blocking their beams and by direct sunlight.

Lower frequency band technologies. Radio frequency technologies like local multipoint distribution services (LMDS), wireless fidelity (Wi-Fi), multipoint microwave distribution systems (MMDS) and cellular wireless, generally operate in the lower frequency bands. These lower frequency bands include the 38.6 GHz through 40 GHz bands, the 28 GHz and 31 GHz bands (LMDS), the 24 GHz band, the 2.5 GHz and 2.7 GHz bands (MMDS), the 2.4 GHz and 5 GHz bands (Wi-Fi, or 802.11a, b or g technologies), and the bands around 1.0 GHz (cellular wireless). These technologies are constrained in their respective transmission speed due to the limited amount of frequency spectrum available, which typically, for standard non-complex radios, permit transmission speeds of only 155 megabits per second, or 15% of the anticipated speed of our first product, the GigaBeam GigE. Accordingly, these smaller bandwidth technologies, like their copper counterparts, are unable to satisfy demands for gigabit speed data transmission. In addition, while less susceptible to problems associated with rain fade than the other millimeter wave bands, radio frequency technologies operating in the licensed microwave and lower millimeter wave bands have often been viewed as cumbersome because of the geographic-based licensing methodology used by the FCC in these bands. This licensing methodology has often resulted in limited deployment or deployment time delays and led to monopolistic holds on certain bands of spectrum by large communications companies.

60 GHz band technologies. The 60 GHz spectrum is license free, requiring no approval from the FCC for deployments within its wave band and thus no protection against interference, accidental or intentional. The license-free nature of this wave band significantly increases the potential for interference, especially in densely populated metropolitan areas. That threat of interference may pose a problem for enterprises and other users who do not wish to risk large capital investments in ancillary hardware. Despite this, recently, there have been several introductions of fixed wireless technologies that utilize the 60 GHz radio frequency band. These alternatives have higher speed capabilities than the Wi-Fi and other microwave and lower millimeter wave technologies. However, communications links based upon 60 GHz technologies are weakened by interactions with the oxygen molecule and cannot achieve distances with effective communications beyond one kilometer. In addition, the FCC has limited the amount of power that can be utilized by their transmitters and antennae to such a low level, approximately 1/20,000 of that permitted in the 71-76 GHz and 81-86 GHz frequencies, that these technologies are incapable of satisfactory performance for distances greater than 1/2 mile through rain. They are ideal, however, for supporting local area, or intra-building as opposed to inter-building, Wi-Fi solutions when multi gigabit speeds are required.

Shortcomings of the Pre-GigaBeam wireless technologies

Telecommunications providers and others have attempted in the past to utilize the various wireless technologies discussed above for the delivery of last-mile communications services to businesses as an alternative to the installation of fiber. However, a true wireless alternative to fiber needs to provide high-speed transmission rates, the ability to establish links between distances that are meaningful within a metropolitan area and the ability to power through rain and other weather conditions. Most importantly, it needs to provide the foregoing with five 9s availability. In addition, a wireless alternative to fiber needs to be quickly deployable and materially more cost-efficient than fiber. Ultimately, as a result of the physical characteristics of the portions of the spectrum in which these wireless technologies operate, and the performance limitations of the products based on these technologies, they fail to meet the criteria necessary to prove them viable alternatives to fiber.

Our emerging opportunity

During recent years, there have been advances in radio and semiconductor technologies that are now allowing for the economic design and production of wireless communication products operating in the 71-76 GHz and 81-86 GHz portions of the radio spectrum. In these frequencies, the spectrum’s characteristics allow for the delivery of fiber-quality transmission rates and reliability without the problems so often encountered by previous wireless technologies.

Until recently, use of the 71-76 GHz and 81-86 GHz bands was not commercially viable given existing technology and the costs and manufacturing difficulties associated with the creation of products capable of operating in these frequencies. However, as a result of recent and significant advances in upper millimeter wave radio technology and the FCC’s recent adoption of service rules that encourage commercial use of this spectrum, there exists an opportunity to design, market, sell and deploy wireless communications products that provide fiber-speed connectivity with five 9s availability on a cost-effective basis across the last mile. We were formed to take advantage of this opportunity.

The GigaBeam last mile communications solution or “wireless fiber” link

The GigaBeam wireless communications solution is a protocol independent, high-speed, point-to-point and line-of-sight wireless communications link established between two GigaBeam transceiver units. Our “wireless fiber” links are used to bridge networks from one location to another or carry data traffic from remote locations to a service provider’s core network.

Each of our communications links can be established between two buildings or locations by installing a GigaBeam transceiver unit on the rooftop or at one of the windows of each building. These two transceiver units are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. The GigaBeam transceiver unit on each building is also connected via cables and switches to a communications network within its building, such as a local area network used by one of the building’s enterprises or a city, nation or global wide area network with a fiber optic backbone connection in the building. As a result, once a GigaBeam link is established between the two buildings, the internal networks in each building are wirelessly connected and communications traffic can be carried from one network to the other. By running a network cable directly between two “back-to-back” transceiver units, each of which is then wirelessly linked to a transceiver unit on another building, an operator can also connect more than two locations to form a more extensive network or “wireless fiber” loop, as demonstrated by the following graphic:

The GigaBeam wireless communications solution is able to address the “last mile” needs of its customers in a variety of circumstances, including the following:

•
alternative or redundant access - by adding our GigaBeam “wireless fiber” links between two or more networks already connected via traditional fiber links, the GigaBeam solution provides customers with an economical and resilient means of obtaining fiber optic backbone access diversity and disaster recovery, as shown below:

•
local area network campus - our GigaBeam “wireless fiber” links will provide customers with a flexible, fast and safe way to establish campus connectivity and fiver optic backbone access, as shown below:

•
wireless WiMAX and other backhaul - our GigaBeam “wireless fiber” links will provide customers with a high speed, low cost and scaleable means of increasing data and voice traffic to and from hard-to-reach WiMAX network and other cell towers or where the deployment of terrestrial fiber is not economical, as shown below:

•
remote storage access - our GigaBeam “wireless fiber” links will provide customers with a secure, protocol independent and low latency (that is, with low delay) means of accessing data from a remote data storage location, as shown below:

Our first GigE unit, the WiFiber 2 series GigE, was commercially released, and our first installation of a GigE link was completed, in March 2005. In December 2005, we commenced deployment of our next generation GigE unit, our WiFiber G series GigE. These products are designed to operate at fiber-equivalent speeds of approximately 1.25 gigabits-per-second. Our first OC-48 unit, the WiFiber G series OC-48, is scheduled for commercial deployment in mid 2006 and is being designed to operate at 2.5 gigabits-per-second. Our 10 GigE unit and OC-192 unit are scheduled for commercial release and deployment during the second half of 2006 and are being designed to operate at even higher speeds (10 and 9.953 gigabits per second). All of these speeds are speeds that traditional copper alternatives, such as T1 lines and DSL, can only match through bundling. For example, to effectively compete with the GigE’s speed, over 600 T1 lines or 1,000 DSL connections would need to be bundled. In addition, our communications links are designed to transmit data at ranges of up to a mile with five 9s availability in all types of weather. As a result, our WiFiber™“wireless fiber” links will compete with fiber on the basis of cost and time to deployment and with alternatives to fiber on the basis of cost, speed and reliability.

The following chart compares the performance of our communications links to the performance of other last mile communications alternatives on the basis of speed and five 9s availability up to one mile:

Moving from left to right in the above chart indicates last mile communications alternatives that offer increasing availability and decreasing downtime per year. As you move from the bottom of the chart to the top of the chart, increasing transmission speed is shown by the decreasing amount of time it takes to download a 90-minute movie. As the chart depicts, GigaBeam’s “wireless fiber” is the only last mile free space communications alternative that enables users to achieve wireless communications at previously unattainable fiber-equivalent speed and five 9s availability.

Our market

The Federal Communications Commission (“FCC”) adopted service rules for the commercial use of the 70 GHz, 80 GHz and 90 GHz portions of the radio spectrum in October 2003. The efforts of our founders, Louis S. Slaughter and Douglas G. Lockie, were a significant force behind this FCC authorization. Messrs. Slaughter and Lockie are respected experts in the millimeter wave industry and Mr. Lockie serves as chair of the “Above 60 GHz Committee of the Wireless Communications Association.” Their efforts, including the rule-making petition directed by Mr. Slaughter, were integral to the FCC’s decision to adopt a non-exclusive, point-to-point nationwide licensing plan for this spectrum as opposed to the monopolistic auction-based geographic licensing approach followed in the past. Under this plan, an unlimited number of applicants, including communications hardware providers (such as us), communications competitors (such as AT&T, MCI, Sprint and Verizon) and wireless communications users (such as large enterprises and government and military entities), can obtain, on a relatively inexpensive basis, a license to operate in this spectrum in any and all geographic areas, and upon completion of a relatively simple link registration and coordination process, deploy wireless communications services between the two-end points of each of their registered links.

Based on Cisco Systems’ May 16, 2003 ex parte filing with the FCC, approximately 562,500 commercial enterprises (businesses with more than 20 employees) in the U.S. are within one mile of a fiber-optic backbone. These businesses thus represent potential demand for fiber-like communications for “last mile” access using millimeter wave wireless solutions. We believe that the addressable demand is even greater when considering other markets, such as government, enterprise campuses, network access diversity and international.

Given the robust ability of the 70 GHz and 80 GHz radio spectrum bands to carry fiber-quality wireless transmissions over meaningful distances, and the non-exclusive licensing approach adopted by the FCC with respect to this portion of the spectrum, we believe that demand for wireless products operating in these frequencies, such as our products, which are needed to create the infrastructure to utilize this spectrum, will be significant and broad based.

We believe that the primary market demand drivers for our products will be:

•	faster communications - as a result of gigabit-per-second speeds;

•	improved business continuity - through increased systems resiliency, including alternative access;

•	lower costs - by reducing fiber deployment and access charges;

•	faster time-to-market - by slashing network backlog and deployment time;

•	enhanced quality of VoIP services - by increasing transport capacity and reducing bottlenecks which cause dropped data packets and interrupted VoIP communications; and

•	market adoption of applications such as video-over-IP and remote computing.

Our strategy

We are seeking to become a leading provider of cost-efficient, fiber-speed wireless communications solutions that exploit the now commercially usable frequencies within the 70 GHz and 80 GHz bands to bridge the last mile gap and otherwise provide quickly deployable broadband connectivity. Key elements of our strategy to achieve our objective include:

•  Leveraging our management’s expertise in millimeter wave technology to be among the first to market. We believe that our founders’ expertise and pioneering efforts in the millimeter wave communications industry were instrumental in enabling us to install the world’s first commercial 71 GHz-76 GHz/ 81GHz-86 GHz gigabit-speed wireless communications link and will allow us to be among the first to the commercial market with fiber-speed wireless communications solutions on a broad scale. Our management team possesses significant experience in designing millimeter wave technologies, maintains important relationships within the communications industry and has launched or managed numerous companies offering communications technology and other technology based products and services. Our founders were instrumental in opening up the 71-76 GHz, 81-86 GHz and 92-95 GHz bands to commercial use and are experts in the areas of both the regulations governing use of these frequencies and the technological aspects of designing and operating solutions within these spectrum blocks. Their early recognition of the commercial potential of this portion of the spectrum and their relationships within the communications industry enabled them to quickly identify the providers of leading edge components, secure strategic alliances with these providers and immediately commence the design and construction of initial product prototypes.

•  Capitalizing on the quality of our strategic alliance partners’ technologies and our managements’ expertise to outperform prospective competitive links. We have strategic alliance relationships with partners that we believe possess “best of breed” technologies and components necessary to building industry leading fiber-speed wireless solutions. Under the terms of these alliances, we have the exclusive right to utilize these technologies and related intellectual property for products operating in the 71-76 GHz and 81-86 GHz bands. We believe that both the radio frequency (RF) modules already being made exclusively available to us and the antenna modules currently being designed for us (and which upon their anticipated completion during the first quarter of 2006 will be made exclusively available to us) by our alliance partners are superior to available alternatives and that the expertise and proprietary knowledge of our management team have enabled us to design superior products using these modules. Accordingly, we believe that products designed by other companies using other currently available technologies to provide fiber-speed wireless solutions will not be able to duplicate the performance of our products.

•  Educating the market as to the attributes of our products that overcome problems encountered by users of prior wireless technologies. An integral component of our initial marketing efforts will be demonstrating to the marketplace the attributes of our products that are afforded by the technology on which they are based and the portions of the spectrum in which they operate. Prior wireless technologies encountered numerous problems when commercially deployed, including performance degradation in rain or fog and an inability to provide gigabit speeds over required distances. When operating within our product guidelines, our products’ RF modules and other modules provide far more robust link margin and can power through weather conditions. Further, our products operate in a “sweet spot” of the radio spectrum, where weakening of the signal from molecular movement, as compared to 60 GHz for example, is significantly minimized. Where prior wireless technologies could only provide T-1 or multiple T-1 levels of transmission speed, our GigE and OC-48 products will provide transmission speeds of up to 1.25 and 2.5 gigabits, respectively, with capacities equivalent to 647 and 1294 T-1 lines, respectively.

•  Focusing on the low-cost and quick deployment characteristics of our products. We believe that the physical characteristics of our products, together with the relatively low cost of the components utilized in the manufacture of these products, will enable us to commercially deploy wireless, fiber-speed solutions comparatively quickly and on a cost-efficient basis. We will market our initial products as a low-cost alternative or supplement to fiber and will emphasize the superior bandwidth-per-dollar capabilities of our solutions compared to existing copper alternatives, such as T-1 lines, aggregated T-1 lines and DSL connections.

•  Marketing to service producers and large enterprises, not individual customers and buildings. We do not intend to build a large sales force that will go from building to building and business to business in an attempt to sell our products. We intend to market our solutions directly to communication and IT service providers, network operators, systems integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises, including educational and financial institutions. We believe that these service providers and large enterprises will be the easiest to educate with respect to the attributes of our “wireless fiber” solutions and the most likely to readily adopt new technologies to solve their last mile needs. Further, we would be able to leverage the marketing and distribution resources of these entities.

•  Utilizing the existing infrastructures of our strategic alliance partners and suppliers. We will seek to utilize the existing infrastructures and related resources of our strategic alliance partners and suppliers in order to minimize our need to devote significant capital resources to the creation of our own internal facilities. The overall architectural design of our products and the identification of the components necessary to manufacture these products on a commercial scale were done by us in-house. We have chosen to, and will typically continue to, outsource the design and manufacture of key components and modules to leading companies in their respective fields. We believe that these companies, with their existing infrastructures, expertise and experience, can produce and deliver the necessary components and modules more quickly and at a lower cost than we could if we conducted such production in-house. Additionally, these companies are highly specialized in the design and production of the type of components and modules we are relying on them to produce. The end result, we believe, will be wireless products that deliver better performance at a lower overall production cost and which we can deliver to market more quickly than if we internally produced all components and modules.

•  Securing additional alliances. We are actively pursuing additional strategic alliances that will assist in the foregoing strategy elements, lower our production costs, improve the performance of our products or enhance our overall business.

Strategic partnership alliances

Recent years have been marked by significant advances in radio and antenna technology and increased semiconductor performance and speeds resulting from improved and increasingly cost-effective semiconductor materials such as gallium arsenide and indium phosphide. As a result of these advances in semiconductor materials, transceiver units such as ours can now be manufactured that can operate within the 70 GHz and 80 GHz frequencies and on a cost-effective basis. In addition, circuit elements at these high frequencies can be designed and manufactured at far lower costs and with improved performance using advanced micro-electro-mechanical systems (MEMS) technology.

Our strategy is to complement our expertise in transceiver unit architecture design with exclusive supply relationships with leading-edge producers of the core components needed by these units to produce wireless solutions that can harness the 71-76 GHz and 81-86 GHz frequencies. To date, we have entered into strategic alliance agreements with two “best of breed” component developers: ThinKom Solutions, Inc. for the antenna modules to be incorporated in our products during the first quarter of 2006 and Sophia Wireless, Inc., which designed and developed key facets of our RF module. See “- The GigaBeam transceiver unit.” We have also entered into strategic alliance agreements with Mantaro Networks Inc., Core Source LLC and Vitesse Semiconductor Corporation for various other components and/or design work related to our products. These relationships are all described below:

ThinKom Solutions has granted us an exclusive license to use and market its antenna technologies within products operating in the 71-76 GHz and 81-86 GHz spectrum bands and agreed to design and manufacture antenna modules for our point-to-point wireless communications links within those bands. We believe that ThinKom Solutions is the only company currently capable of producing up to 90% efficient antennas in the 70 and 80 GHz bands. This means that, as it passes through the antenna, less than 10% of the transmitted or received millimeter wave signal is wasted in the form of heat dissipation or as a result of signal misdirection (not being focused in the “pencil beam”). Once we incorporate the ThinKom antennas in our products, which is anticipated to occur during the first quarter of 2006, we believe that the level of efficiency we will be able to achieve will be a dramatic improvement over other current antennas at significantly lower cost. Improving antenna efficiency to 90% will greatly improve the link margin.

Sophia Wireless designed several of the wireless design technologies used in our RF module for the GigE. Pursuant to our alliance agreement with them, as last amended in December 2004, Sophia granted us a perpetual, royalty free license to manufacture and sell these designs in our products, including on an exclusive basis until April 15, 2006, for use in our point-to-point wireless communications links within the 71-76 GHz and 81-86 GHz frequency spectrum bands. Sophia Wireless designs and develops radio frequency MEMS-based millimeter wave hybrid assemblies, components and devices for commercial, space and military applications including radio astronomy applications. We believe that our strategic relationship with Sophia Wireless and the design technologies developed for, and exclusively licensed to, us by Sophia contributed to what we believe to be our time-to-market competitive advantage with our products.

Mantaro Networks is providing us with design and prototyping construction services and intellectual property for some of the components utilized by our products’ power supply modules, as well as the network interface modules and the core system network monitoring protocol architecture and design utilized by our products’ control modules.

Core Source LLC designs circuit boards for the modulator-demodulator circuitry used in our products’ modems (or modulator and demodulator modules). It is also providing the mechanical housing and antenna interface designs for our products’ housing modules and the mechanical designs for our products’ mounting, pointing and tracking modules.

Vitesse Semiconductor Corporation is providing us with design and prototype services for the development of a custom semiconductor wafer using indium phosphide (InP) for use in our high performance RF modules. Vitesse has agreed not to compete with us by developing, designing or selling InP based radio products for radio communications products in the 50-300 GHz range provided we place specified minimum dollar orders for production or development prior to each annual anniversary of the agreement.

We intend to continue to foster relationships with additional companies that can help improve our competitive position in the marketplace.

The GigaBeam transceiver unit

Each of our transceiver units is comprised of an assembly of modules (subassemblies) as outlined in the drawing below:

Network interface module

The network interface module is the connection between a GigaBeam transceiver unit and the local area or wide area network in its building. Through this module, incoming and outgoing data is exchanged between the transceiver unit and the network and, if such data is not already in the form of electrical signals, the data stream is converted to electrical signals prior to its delivery to the modem module.

Modem (modulator and demodulator) module

The modem consists of a modulator component and a demodulator component. The modulator takes the electrical signal (data stream) from the network interface and reformats it into an intermediate level radio frequency signal (a lower frequency than the 70 and 80 GHz frequencies) for processing through the up translator portion of the RF module’s frequency translator and ultimate outward transmission through the transceiver unit’s antenna module. Conversely, the demodulator takes radio signals received by the unit’s antenna from the GigaBeam transceiver unit on the other end of the link, after they have been forwarded to the demodulator from the RF module’s frequency translator (where they have been converted from the 70 to 80 GHz frequency on which they were received by the antenna to an intermediate level radio signal for transmission to the demodulator) and reformats them into pure electrical signals for delivery to the network interface module.

RF module (or millimeter wave (MM) transceiver module)

The RF module has three functions. The first function is to change, or translate, the intermediate level radio signal received from the modulator on the link transmit side to a millimeter wave frequency in the 70 GHz and 80 GHz bands and vice versa as the data stream travels towards the demodulator on the link receive side. This translation of the radio signal is performed by the frequency translator’s up translator and down translator, respectively. The second function is for the RF module to further amplify the 70 GHz or 80 GHz millimeter wave frequency on the link transmit side until it is robust enough to provide the desired performance in adverse weather conditions (accomplished through the power amplifier component of the RF module’s transmitter). For the data stream passing through the transceiver unit from the unit’s antenna (the link receive side) the radio wave signal is received and passed through a low noise amplifier in the RF module’s receiver before passing to the frequency translator. The transceiver unit’s RF module must perform both link receive and link transmit functions simultaneously since the link always operates in full duplex mode - that is at full link speed in both directions at the same time. The diplexer component of the RF module is the device that allows both the unit’s transmit and receive signals to share the unit’s antenna at the same time.

Antenna module

On the link transmit side, the antenna module receives the transmitted millimeter wave signal from the RF module, focuses the energy into a “pencil beam” and sends it across the link to the GigaBeam unit on the link’s other end. Simultaneously, on the link receive side, the antenna module receives the “pencil beam” energy coming from the transceiver unit at the other end of the link and channels it into the RF module.

Control module

The control module or “brain” of the transceiver unit keeps track of data (including size, speed and format) and synchronizes the modem for all data that the unit transmits and receives. The control module regulates the output of the RF module’s power amplifier, which it varies based upon weather conditions, and assures that the unit’s power output is always consistent with FCC power specifications. The control module also keeps track of important hardware and software parameters of the radio such as transmit power, receive power, electrical levels, temperature, etc., and transmits this information from the unit to a network operations center for monitoring purposes.

Power supply module

The power supply module receives either 110 volts AC (similar to household power) or 48 volts (a common telecommunications or computer system voltage) and converts them into the various voltages required by the unit’s modules and components. The power supply module also filters out unwanted electrical noise such as energy from lightning strikes, cell-phone base stations, television broadcast stations, pager transmitters, microwave transmitters, etc.

Housing module

The housing module encases all of the above modules in a single self-contained unit. There are no additional external electronics needed to implement a GigaBeam link. The housing module protects the sensitive electronics from the external environment.

Mounting, pointing and tracking module

The mounting, pointing and tracking module provides a means for attaching the unit housing to a pole, wall, window sill or other structure to hold the unit rigidly and pointing accurately at the unit at the other end of the link.

Our current and proposed product options

Each of our transceiver units is a compact, easily deployable product designed to enable wireless transmission of data, voice and video communication, at variable fiber optic data rates and ethernet traffic speeds.

We initiated marketing of our first product line, our WiFiber 2 series, with the introduction of a beta demonstration link in July 2004 using our WiFiber 2 series GigE transceiver units. We used this demonstration link to introduce our company to the market, educate potential customers as to the efficacy of our solutions and garner initial commitments from customers. We completed the first commercial installation of our WiFiber 2 series GigE product in March 2005, using it to establish a link for Microwave Satellite Technologies, Inc. in New York City between the Trump International Hotel & Tower at Columbus Circle and a residential Trump building at 180 Riverside Drive. The commercial introduction of our next generation GigE product, the WiFiber G series GigE, occurred during December 2005 and we expect our first commercial grade OC-48 product, our new WiFiber G series OC-48 unit, to be available by mid 2006 and our first 10 GigE and OC-192 products to be available for commercial deployment during the second half of 2006.

Our current product and currently proposed family of scalable products includes the following transceiver units:

•	GigaBeam GigE unit. Each of our WiFiber 2 series GigE unit and our WiFiber G series GigE unit (a smaller version and more cost efficient for us to produce) transmits data at 1.25 gigabits per second.

•
GigaBeam OC-48 unit. This product will transmit data at 2.5 gigabits per second, in conformance with OC-48 (optical carrier) standard. We anticipate that our first such product, our WiFiber G series OC-48, will be available by mid 2006.

•	GigaBeam 10 GigE unit. This product will transmit data at 10 gigabits per second, in conformance with the 10 GigE standard. It is anticipated to be available during the second half of 2006.

•
GigaBeam OC-192 unit. This product will transmit data at 9.953 gigabits per second, in conformance with OC-192 (optical carrier) standard. It is anticipated to be available during the second half of 2006.

In order to enhance the performance of our products and achieve greater cost savings, we will continue to seek and exploit advances in technology within the spectrum ranges in which our products currently operate as well as those in the 92-95 GHz frequency bands and, as they are opened to commercial use, higher frequencies. Accordingly, we expect to introduce new product lines from time to time in the future.

Our primary competitive advantage

We believe that the key to our success will be our focus on leading the fixed wireless industry with high levels of transceiver performance at the lowest possible cost. The primary measure of performance is “link margin.” Link margin refers to the amount of extra performance that exists in the link over and above the minimum level of link performance necessary to give the desired results in normal atmospheric conditions. Link margin serves as a buffer that can be used to overcome changing levels of rain attenuation or signal fluctuations due to antenna movement and enable maintenance of expected performance levels.

A few of the factors that tend to contribute to link margin are the levels of transmitter power and amplifier noise produced by the RF module and the efficiency of the antenna. We believe that these factors can be combined in different ways to achieve higher link margins while, at the same time, maintaining lower manufacturing costs. We believe our products will provide the highest link margins in the industry.

Transmitter power level

The output of the power amplifier, an important component of the RF module’s transmitter, is a major element in producing high link margins — the higher the output, the higher the link margin. High power is also important for maintaining link margins at higher data rates that allow communication speeds to be increased from 1 gigabit per second up to 10 gigabits per second. Currently available low-cost monolithic microwave integrated circuit (MMIC) power amplifiers, based on gallium arsenide semiconductors, provide 20 to 50 milliwatts of power. Our initial products are expected to have greater power output. We believe that our strategic relationship with our strategic partners will enable us to remain on the cutting edge of advances in power amplifier output by continuing to increase our products’ cost-effective power output.

Antenna efficiency

We believe that antenna efficiency is a very important factor in obtaining high link margins. If antenna efficiency can be improved, manufacturing and link installation costs can be significantly reduced. In general terms, the larger the antenna the higher the gain which produces greater link margin; however, the larger the antenna, the smaller the transmitted beam size which, depending on link distance, can produce link alignment difficulties.

Our strategic alliance agreement with ThinKom Solutions gives us the rights to use ThinKom Solutions’ advanced antenna technology that we believe creates up to 90% efficient antennas in the 70 and 80 GHz spectrum bands. This means that, as it passes through the antenna, as low as 10% of the transmitted or received millimeter wave signal is wasted in the form of heat dissipation or as a result of signal misdirection (not being focused in the “pencil beam”). Once we incorporate the ThinKom antennas in our products, we believe that the level of efficiency we will be able to achieve with these antennas will be a dramatic improvement over other current production antennas. ThinKom Solutions is the only antenna developer currently capable of designing antennas that exceed the federally mandated gain requirements and side lobe parameter requirements while at the same time meeting up to 90% efficiency. This improvement in antenna efficiency will provide greater link margins.

Amplifier noise

Amplifier noise is a major factor in higher link margin. The lower the RF module’s amplifier noise, the higher the link margins. The best amplifiers that have been produced to operate in the 70 and 80 GHz bands are designed to provide a very low level of noise. While these amplifiers provide excellent link margin, they are expensive to produce. Our initial installed product and our currently proposed additional products will use a low noise amplifier, which provides nearly comparable link margins at less cost.

Development and engineering

The markets in which we will compete are characterized by intense competition and regularly continuing evolution of technology. Our internal development and engineering team and our strategic alliance partners are focused on providing high performance, high capacity wireless communications solutions that have higher data rates and are more reliable and less costly than alternative communications solutions or competitive, similar products that may emerge.

In order to effectively compete in our markets, we intend to invest significant resources to quickly introduce and deploy our initial products, and to develop subsequent generations of our initial products and new products. Between our inception in January 2004 and September 30, 2005, we invested approximately $8,348,463 in research and development activities, most of which was devoted to completing our first product, our WiFiber 2 series GigE link, for which commercial deployment commenced in March 2005, and completing the development phase of our WiFiber G series GigE, for which commercial deployment commenced in December 2005, and our OC-48 products, which we expect to be available by mid 2006. Now that the necessary components and modules for the production of these products have been identified, we have outsourced the manufacture of the key components and modules to leading companies in their respective fields.

A material portion of our development and engineering efforts also will be devoted to creating designs, procedures and relationships that reduce the costs of producing our products and improve the performance of our solutions. In addition, we will focus our product development efforts on lowering the overall costs associated with ownership of our products, including those relating to the installation and maintenance of our products.

We have assembled a team of engineers with extensive experience designing and developing products similar to ours to be responsible for the design and development of our current products. Our in-house development efforts are led by our president and chief technology officer and our vice president of engineering. Our in-house team has been responsible for the general design of our initial products, including defining the basic architecture of these products and their configurations and identifying and laying out the components and modules required for their production.

We enhance our internal engineering and development efforts through:

•	strategic partnerships with the producers of what we believe to be best-of-breed system components and subassemblies;

•	the advice of members of our Advisory Boards; and

•	our affiliations with teaching staff of the country’s leading academic institutions.

As necessary, we will partner with other companies to contribute to current and future product development.

Manufacturing

Manufacturing of our products will continue to be based upon a modular product design. Our strategy is to outsource manufacturing and procurement of component parts to manufacturers that have the expertise and ability to achieve the cost reductions associated with volume manufacturing and that can quickly respond to customer orders, while maintaining our high quality standards. This will allow us to focus our internal resources on developing new products.

Our engineering team is responsible for coordinating development and engineering of the modules between our strategic partners and insuring a seamless interoperability between the modules. In addition, we will be responsible for the overall integration of the system, including the final assembly of modules, components and subassemblies into finished products, as well quality control testing. Final assembly and quality control testing occurs in-house at our facility, which is currently located in Herndon, Virginia. In time, we may also elect to contract out the final assembly and testing of our products. In March 2005, we opened an engineering and manufacturing support office in Sunnyvale, California.

The ThinKom antenna modules that will be used in our products will be made at the facilities of ThinKom Solutions’ manufacturing subcontractor in California. The antennas for our initial products are being made in our Herndon facilities. The proof of concept RF modules used in our products were made for us by Sophia Wireless and we have selected an outside manufacturer to fabricate them for us. Other modules used in our transceiver units are provided by various vendors selected by us.

At the end of the first quarter of 2005, we opened an engineering and marketing support office in Sunnyvale, California.

Product revenue

We have not yet recognized any meaningful revenue. We installed our first GigE link using our WiFiber 2 series GigE products, at the end of the first quarter of 2005 and received our first revenues at the end of the second quarter of 2005. We commenced shipment of our new WiFiber G series GigE units during December 2005 and we expect to ship our first OC-48 units by mid 2006. The timing of revenue recognition for our links will depend on the agreements negotiated with our customers. Generally, our initial customers will not issue binding purchase commitments and will withhold payment until our products are tested and thereby proven.

Sales and marketing; target customers

In 2004, we began the process of establishing a multi-channel distribution and sales network. We currently sell our products directly through our internal sales force and plan to also sell them indirectly through the distribution networks of third parties. We are supporting our sales efforts with strategic marketing relationships and public relations programs, trade shows, conferences and other marketing activities.

We began receiving orders for our WiFiber 2 series GigE product and our services late in the fourth quarter of 2004. To date our orders have been generated by our management team and internal sales force. Our internal sales force, headed by our senior vice president of sales and marketing, is trained, technically competent and experienced in selling to our target customer base. All members of our sales force are also trained to be knowledgeable in the potential applications of our products and the features and advantages of our products that differentiate them from alternative solutions. As part of our internal sales efforts, we hired several sales executives responsible for commercial sales and one executive responsible for government sales. The commercial sales executives generally work in defined but not exclusive geographic sales areas. We do not anticipate developing a large internal sales force because we believe that third-party sales channels will permit us to have a larger national sales presence and allow us to scale the business more quickly and cost-effectively.

During 2006, we expect to become more dependent on third-party sales channels. We also plan to use several different third-party sales channels, including systems integrators, outsourcers, value added resellers, backbone network providers and competitive local exchange carriers. These third-party sales channels will permit us to better address specific geographical markets and to leverage the marketing and distribution resources of these third parties. Our internal sales force will evolve to support these third-party sales channels as sales through these channels ramp up.

Our marketing efforts will be focused on in-house marketing, public relations and marketing communications. Our in-house marketing group will support our sales team and product engineers to define current and future products and packaging and establish strategies for market penetration. We have engaged a public relations firm to assist us in developing a public relations campaign. The focus of our marketing communications is two-fold. They support our third-party sales channels to sell and promote our products as well as inform the end-user about our company and products. To raise market awareness, we, among other things:

•	advertise in trade publications targeted at Fortune 500 companies and, government and military magazines;

•	conduct selective direct mail campaigns;

•	issue press releases on product developments; and

•	publish technical articles.

To date, we have focused on a limited number of important trade shows in direct support of our systems integrators and value added resellers who are already attending these shows. As market opportunities and budgets permit, we will initiate our own presence at key trade shows.

We believe that our initial customers will include Fortune 500 companies and other organizations that are particularly sensitive to network resiliency such as the federal government and the U.S. Department of Defense as well as smaller enterprises and carriers who have near term requirements for fast low cost network deployments. We will also target large enterprises, universities, local governments and medical facilities that have demand for high bandwidth, require alternative access and have the discretionary funds to embrace new technology. We will approach these markets directly and through selected wireless integrators who have established customer relationships and who have committed to take a stake in the ongoing performance of the systems they design, install and support. Initial sales to large enterprises are expected to be through direct sales. Once we receive positive customer testimonials, we expect that third-party sales channels will become the primary means of selling our products. Ultimately, we believe that our primary buyers will be communications service providers such as ILECs, CLECs, ALECs, AAVs, IXCs, cable companies, satellite companies and wireless companies who must quickly and economically extend high speed circuits to reach new and existing customers, equipment providers such as network, storage and image capture companies whose products require flexible high speed access circuits, and information solutions providers such as IT outsourcers and system integrators who depend on resilient high speed access to provide solutions.

At the end of the first quarter of 2005, we opened a sales and marketing support office in Waltham, Massachusetts.

Installations and after sales service support

Our ultimate success will depend on our ability to install and provide timely, responsive support to purchasers of our equipment. In 2004, we commenced hiring an installations and after sales service support team for link installations and after sales service support. This team operates under the direction of our vice president of link operations who is responsible for link operations and maintenance and interfacing with customers after they have made purchase commitments. During 2006, we expect that the substantial portion of our link installations and after-sales support will be performed by our systems integrators and value added resellers, with our own in-house staff transitioning to a role of support, providing expertise and training to third-party personnel as needed. We also intend to engage a national firm experienced in installing wireless communications links to be available on an on-call basis to provide service support and “trouble shoot” problem links as needed.

We will have the capability of monitoring our installed links remotely, which will enable us in some cases to institute proactive service prior to the occurrence of a problem. These monitoring services will be provided to customers for a fee and will provide recurring revenue. However, we expect that the larger enterprises and government entities may elect to monitor their own links through their own information technology departments or outsourced network operations centers.

At the end of the fourth quarter of 2005, we opened an installations and after sales support office in Lewisville, Texas.

The licensing structure

The 71-76 GHz, 81-86 GHz and 92-95 GHz frequency bands are allocated to both federal government and non-federal government users on a co-primary basis, which means that both non federal government and government entities may utilize these spectrum bands, except for the 94-94.1 GHz portion, which is allocated for uses unrelated to commercial fixed wireless communications. Non-federal government entities must obtain authorization from the Federal Communications Commission (FCC) prior to utilizing the spectrum. Specifically, in order to operate in the 71-76 GHz, 81-86GHz and 92-95 GHz bands, or provide services to customers, the prospective licensee must first obtain a non-exclusive nationwide license from the FCC that authorized the licensee to operate on all 12.9 gigahertz of spectrum allocated for commercial use. The licensee must then register individual point-to-point to be operated under the license. In this context, the “link” describes the wireless point-to-point communications path between two transmitter/receivers that have been configured to operate in conjunction with each other. The registration process involves coordinating the links with the National Telecommunications and Information Administration (NTIA) with respect to federal government operations; submitting to the database manager an analysis that demonstrates that the proposed link will neither cause nor receive interference relative to previously registered non-federal government users; and obtaining the necessary approvals and clearances through the FCC. Licensees may not begin operation of a link until the registration of that link has been completed.

When providing services to customers using the licensed spectrum, different licensing constructs may be used. For example, as a licensee the provider may utilize its non-exclusive nationwide license to operate the communications links utilized by its customers. As the licensee adds customers, it will add the necessary communications links under its nationwide license. Alternatively, a non-carrier entity could provide the equipment and expertise necessary for the end-user customer to become licensed and operate links. In this instance, the customer would obtain its own non-exclusive nationwide license and register and coordinate its own links.

On October 27, 2004, our wholly owned subsidiary, GigaBeam Service Corporation, was incorporated in Delaware. We formed this subsidiary primarily to apply for and to hold a commercial nationwide license in the 71-76 GHz and 81-86 GHz frequency bands. We expect that this subsidiary may also register links in these frequencies to provide services to our customers who do not wish to hold licenses directly.

The right to operate individual point-to-point links is established by a registration process that is handled for the FCC by third-party database managers. Under its non-exclusive nationwide license, the licensee may register any number of links virtually anywhere in the United States subject to prior link coordination with the database managers and NTIA. As such, different nationwide licensees may operate links in the same geographic area, but not the same links, as other nationwide licensees. The purpose of the link coordination requirement is to ensure that the proposed link will not cause or receive harmful interference to or from any existing link previously registered in either the federal government or non-federal government databases. Once registered, equipment must be installed and operating for that link within 12 months in order to maintain the registration.

Licensing process

Step one - blanket nationwide license. Parties seeking to use the spectrum are required to file an application with the FCC for a non-exclusive nationwide license. Applicants who are approved will each be granted a single, non-exclusive nationwide license, which authorized the licensee to operate on all 12.9 gigahertz of spectrum allocated for commercial use. The license has a term of ten years after which time it may generally be renewed.

There is no limit to the number of non-exclusive nationwide licenses that may be granted for these bands. The nationwide license serves as a prerequisite for registering individual point-to-point links, which is required prior to operating a link.

We currently hold two nationwide licenses for authority to operate in the 71-76 GHz, 81-86 GHz and 92-95 GHz frequencies: call sign WQAK751 licensed to GigaBeam Corporation and call sign WQBS629 licensed to our wholly-owned subsidiary, GigaBeam Service Corporation.

Step two - registration of non-federal government links; coordination. On February 8, 2005, the FCC began requiring licensees to register links to operate in the 71-76 GHz, 81-86 GHz,92-94.0 and 94.1-95 GHz frequency bands through an independent link registration system (“LRS”) that was developed and is maintained by FCC-appointed database managers. Licensees may not begin operation of a link until the registration of that link has been completed through the LRS. Licensees cannot complete link registrations through the LRS until (a) the proposed link has been coordinated with NITA with respect to federal government operations; (b) the registrant has demonstrated that the proposed link will not cause or receive harmful interference to or from any previously registered non-federal government users; and (c) the registrant has obtained any necessary approvals and clearances through the FCC. The process includes the following:

•  Coordination with federal government links. Proposed links must be coordinated with NTIA. NTIA developed an automated mechanism for determining whether a proposed non-federal government link has any potential conflict with federal government operations. This automated mechanism helps ensure that non-federal government licensees protect certain prior-registered federal government operations, radio astronomy sites and satellite earth station sites from harmful interference. Information regarding a proposed non-federal government link is entered into the NTIA automated mechanism by either the database manager or an FCC licensee in these bands.

A proposed link entered into the NTIA’s automated system will result in either a “green light” or a “yellow light”response based on the proposed link parameters. Upon receipt of a green light, the link will be deemed to have been coordinated with the federal government and protected for a period of sixty days in the NTIA system pending completion of the registration process through the LRS process. A non-federal government licensee must receive a green light from NTIA or NTIA’s Interdepartment Radio Advisory Committee (“IRAC”) approval before a link registration can take effect for interference protection purposes. If the registration process has not been completed through the LRS by the end of the sixty days, the link must be resubmitted through the NTIA automated system for coordination with federal government operators. If a yellow light is received, the licensee must file an application for the requested link with the FCC, which in turn will submit the application to IRAC for individual coordination. When IRAC clears a proposed link, the licensee will be notified by the FCC that IRAC coordination is completed. The database managers will be provided with the status of the link coordination for purposes of completing the registration of the link.

•  Mandatory interference analyses requirement for non-federal government users. After receipt of NTIA approval, a non-federal government licensee must verify prior to operation of the link that the proposed link will not cause or receive harmful interference to or from any existing link previously registered in the non-federal government databases. Accordingly, licensees are required to submit to the database manager an analysis under the interference protection criteria for the 70/80 GHz bands that demonstrates that the proposed link will neither cause nor receive harmful interference relative to previously registered non-federal government users. If a third-party database manager determines that the proposed link will not cause or receive harmful interference, the proposed link is registered in the third party manager database. If the database manager determines that the proposed link will cause or receive harmful interference to or from any existing link previously registered, then the interference must be resolved prior to proceeding with registration. Because of the highly directional signal characteristics, the FCC expects systems operating in these bands to be able to be installed in close proximity to one another without causing harmful interference.

Link registrations that also require FCC filings. The following types of non-federal government links require the filing of an FCC application for each link for the purpose of registration and coordination, in addition to being registered in the third-party database:

•  registrations receiving a yellow light from NTIA’s automated system;

•  facilities requiring the submission of an environmental assessment;

•  facilities requiring international coordination; and

•  operating in quiet zones.

Licensees will be required to submit to the database manager, as part of the registration package, documentation that an FCC application has been filed.

Under the permanent link registration process, the FCC provides priority of protection from interference based on the date and time of registration. The interference protection date is the date that a link registration is submitted to a database manager, even if the link registration also required further FCC filings or IRAC approval. The interference protection date could change if at any time the technical parameters of the link are changed or modified.

Through our wholly owned subsidiary, GigaBeam Service Corporation, we have commenced registering links under the FCC’s permanent link registration process.

Competition

The markets for fixed wireless systems are extremely competitive and we expect that this competition will only increase as data intensive demand increases, technological advances are made and as the new technology for the millimeter wave spectrum is developed. This increased competition could adversely affect our developing business and our operating results. The principal competitive factors affecting fixed wireless markets include, but are not limited to, price; power consumption; product miniaturization; product reliability; ease of use; product costs; product features and applications; product time to market; product certifications; changes in government regulations; brand recognition; OEM partnerships; marketing alliances; manufacturing capabilities and experience; effective distribution channels; and reputation.

With our fixed wireless products, we could be at a disadvantage to competitors, particularly Terabeam Wireless, Harris Corporation, Stratex Networks, Inc., Loea Communications Corporation, BridgeWave Communications, Inc. and Ceragon Network, Ltd., which may have broader distribution channels, brand recognition, extensive patent portfolios and more diversified product lines. Our fixed wireless products compete with other high-speed solutions such as cable modem technologies, satellite technologies, DSL, fiber optic cables and free space optics. Many of these alternative technologies can take advantage of existing installed infrastructure and have achieved greater market acceptance and penetration. We also believe that competitors are those companies that currently provide multi-point fixed wireless access by Wi-Fi (802.11a, b or g technologies) and may seek to move into the upper millimeter spectrum. Other potential competitors include those companies that offer line-of-sight MMDS or LMDS. However, if future advances in technology and the allocation of additional spectrum to either of these technologies occurs, then we could be directly competing with these types of technologies.

Many of our competitors have substantially greater financial, marketing, technical and other resources with which to pursue engineering, manufacturing, marketing, and distribution of their products. These competitors may succeed in establishing technology standards or strategic alliances in the fixed wireless markets, obtain more rapid market acceptance of their products, or otherwise gain a competitive advantage. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we may eventually compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which we, as a development stage company, have limited to no experience. We can offer no assurance that we will be able to compete successfully against existing and new competitors as wireless markets evolve and the level of competition increases.

Intellectual property

We believe that we must preserve and protect our products and other proprietary technology. We use proprietary technology in our business, which includes internally developed proprietary technology and specialized knowledge and technical expertise. We maintain the integrity of our technology by limiting access to it, by treating portions of it as trade secrets and obtaining confidentiality agreements from persons who are given access to it. We will continue to seek additional intellectual property and, when able, will file the necessary means to protect that intellectual property.

We intend to accumulate intellectual property rights in four ways:

•
through our rights to intellectual property already developed by our strategic partners and licensed to us for our exclusive use in the frequencies our products operate in. In these cases, we will not own the intellectual property but will have benefits similar to ownership. As of December 31, 2005, between ThinKom Solutions and Sophia Wireless, we have exclusive licenses or access to 26 patents, 47 patent applications and approximately 70 trade secrets for applications in the fields of 71-76 GHz and 81-86 GHz;

•
from developments that result from our joint development and engineering activities with our strategic partners during the term of our alliances. The intellectual property rights for these joint developments will either, as in the case of joint developments with each of ThinKom Solutions and Sophia Wireless, be jointly owned by us with the respective strategic partner and exclusively licensed to us for use in the 71-76 GHz and 81-86 GHz frequency bands, or, as in the case of joint developments with Core Source and Mantaro Networks, be owned exclusively by us;

•
by filing our own patents on innovations and business applications that our technical team develops in-house. The Company has several patent applications pending in the United States, however, to date, no patents have been granted; and

•	by acquiring patents from third parties on innovations and business applications which support our strategic efforts.

As of December 31, 2005, we have acquired three patents and filed six U.S. patent applications with the U.S. Patent and Trademark Office and filed one international patent application, all in the area of gigabit class millimeter wave communications technology. We have also filed federal trademark registration applications with the U.S. Patent and Trademark Office for names or expressions that we use or intend to use to distinguish ourselves from others, including for “GigaBeam” and “WiFiber.”

Government regulation

Overview

The Federal Communications Commission (FCC) regulates the licensing, construction, operation, acquisition and transfer of wireless communication systems in the U.S. pursuant to the Communications Act of 1934, as amended, and the associated rules, regulations and policies promulgated by the FCC. In addition, state public utilities commissions regulate, or may seek to regulate, various aspects of wireless communications service. Regulation of the wireless communications industry is subject to change. New federal and state laws and regulations, as well as amendments to existing laws and regulations, are being considered by the Congress, the FCC, state legislatures and state public utility commissions. New or changed laws and regulations may increase the cost of providing service or require the modification of our business plans and operations.

To use licensed radio frequency spectrum in the United States, system operators must be authorized by the FCC to operate the network equipment in assigned spectrum segments, and must comply with the rules, policies and technical specifications governing the use of the spectrum adopted by the FCC. These rules and policies regulate access to the spectrum, impose technical obligations on the design and operation of networks, impose requirements on the way services are provided to customers, regulate the interconnection of our network with the networks of other carriers and impose certain fees and charges on our business that finance regulatory programs and part of the FCC’s budget.

The process of obtaining authority from the FCC to operate a wireless system on licensed spectrum within the U.S. has three stages. First, the FCC must allocate radio frequency spectrum segments to be used for a service. Second, the FCC must adopt rules and regulations to govern the operation of wireless systems in the allocated spectrum segments. Third, the FCC must issue licenses to applicants for use of the allocated spectrum. In some instances, the FCC authorizes third parties to perform certain licensing-related functions such as path coordination and database management.

Spectrum allocation

On November 4, 2003, the FCC issued its Report and Order In the Matter of Allocations and Service Rules for the 71-76 GHz, 81-86 GHz and 92-95 GHz Bands (WT Docket No. 02-146, RM-10288) (Report). On March 3, 2005, the FCC issued a memorandum Opinion and Order addressing a petition for reconsideration filed by the Wireless Communications Association International, Inc. seeking reconsideration of certain aspects of the Report. The FCC granted in part and denied in part the petition for reconsideration. The 71-76 GHz band is allocated to fixed, fixed-satellite (space-to-Earth), and mobile services on a primary basis. The 71-74 GHz band is additionally allocated to the mobile-satellite service (space-to-Earth) on a primary basis. The 74-76 GHz band is additionally allocated to the broadcasting and broadcasting-satellite services on a primary basis and to the space research service (space-to-Earth) on a secondary basis. The 81-86 GHz band is allocated to the fixed, fixed-satellite (Earth-to-space), mobile, and radio astronomy services on a primary basis. The 81-84 GHz band is additionally allocated to mobile-satellite service (Earth-to-space) on a primary basis and to the space research service (space-to-Earth) on a secondary basis. The 92-94 GHz and 94.1-95 GHz bands are allocated to the fixed, mobile, radio astronomy, and radiolocation services on a primary basis. The 94-94.1 GHz band is allocated to the Earth exploration-satellite (active), space research (active), and radiolocation services on a primary basis and the radio astronomy service on a secondary basis. The allocation of each of the 71-76 GHz, 81-86 GHz and 92-95 GHz spectrum segments is on a non-federal government/federal government co-primary basis (except for the Earth exploration-satellite (active) and space research (active) allocations, which are limited to federal government space borne cloud radar use), which means that both private and government entities may utilize the spectrum. Rights with regard to specific links or point-to-point paths will be established based upon the date and time of registration.

Licensing

In the Report, the FCC created a non-exclusive nationwide licensing structure for the use of the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz spectrum segments. Because of the highly directional propagation characteristics of radio frequency transmissions in these wavelengths, the FCC determined that exclusive nationwide or area-wide licenses were not necessary to prevent interference. Instead, the FCC has adopted a licensing structure under which numerous operators can receive non-exclusive nationwide licenses to operate in the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz bands.

In the Report, the FCC stated that applications for licenses to use the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz bands would be assessed in accordance with FCC Form 601 (Application for Authorization in the Wireless Radio Service) and FCC rules. The initial filing date for these licenses was June 21, 2004. Point-to-point path registrations are handled through a process to evaluate potential conflicts between federal government uses and non-federal government uses. Once an applicant has received its nationwide license, point-to-point links may be submitted for registration. If the facilities needed to make use of a registered path are not operational within twelve months from the path registration date, the registration to use that particular path will be terminated.

License term and renewal

Licensees must periodically seek renewal of their licenses, which are issued for a limited period of time. Licenses in the 71-76 GHz and 81-86 GHz bands are to be issued for a ten-year term. The FCC has routinely renewed licenses for Licensees that have provided substantial service and have substantially complied with applicable FCC rules and policies during the previous license term. However, under the Communications Act, licenses may be revoked for cause, and license renewal applications can be denied if the FCC determines that renewal does not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions.

Equipment Authorization

The FCC regulates many aspects of communications devices and equipment. Certain of our equipment will be required to conform to regulatory and technical specifications established to, among other things, maintain public safety, avoid interference among users of radio frequencies and permit interconnection of equipment. In addition, we have submitted certain of our equipment for conformance evaluation, testing and approval under the FCC’s equipment authorization process.

FAA and environmental regulation

Wireless systems are also subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC’s environmental regulations, including limits on radio frequency radiation from antennas. State and local zoning, land use and historic preservation regulations also apply to tower siting and construction activities and may impose costs or cause delays in network build-out.

Transfers and assignments of wireless licenses

The Communications Act and FCC rules require the FCC’s prior approval of the assignment or transfer of control of a license for a wireless system. Before an entity can complete a purchase or sale of a license, it may be required to file one or more applications with the FCC, which must contain information as to ownership, pending litigation, and other licensees serving the market, as well as an explanation of why the transaction will serve the public interest. By law, the public is granted a period of time to comment on or oppose applications for permission to assign or transfer control of a license. Non-controlling minority interests in an entity that holds an FCC license generally may be transferred without FCC approval.

Foreign ownership

No more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Foreign ownership above the 25 percent level may be allowed if the FCC finds such higher levels are consistent with the public interest. The FCC has ruled that higher levels of foreign ownership, up to 100 percent, are presumptively consistent with the public interest with respect to investors from certain nations.

Surveillance

The FCC has adopted rules that require telecommunications carriers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act of 1995 (CALEA). These rules impose a number of obligations on telecommunications carriers to upgrade existing switches and other network equipment to facilitate surveillance of call information and call content and otherwise implement new facilities with CALEA capabilities. These obligations are likely to result in increased costs for the purchase and maintenance of network equipment and software to comply with CALEA. On August 9, 2004, the FCC responded to issues raised by the United States Department of Justice, the Federal Bureau of Investigation and other law enforcement agencies, seeking to resolve various outstanding issues associated with the implementation of CALEA, with a Notice of Proposed Rulemaking and Declaratory Ruling. That proceeding could expand what types of service providers have to comply with CALEA and lead to increased costs.

Exposure to Radio Frequency Emissions

FCC rules limit the permissible level of human exposure to RF emissions from antennas used in wireless communications networks. Our products are being designed to meet these levels. On June 26, 2003, the FCC issued a Notice of Proposed Rule Making seeking to update exposure limits. Although it is not clear how, if at all, the FCC may modify RF exposure rules, modifications could require us to modify our operational specifications.

Employees

As of December 31, 2005, we had 38 employees, including 13 in engineering and manufacturing, 12 in sales and marketing, 9 in link operations, and 4 in administration. We are not a party to any collective bargaining agreement. We believe our relations with our employees to be favorable.

Facilities

Our headquarters are located at 470 Springpark Place, Suite 900, Herndon, Virginia in a flexible office space of approximately 5,397 square feet, which we are currently leasing for $5,621.88 per month. We are also subleasing the adjacent suite of 3,803 square feet for $3,308.02 per month. Commencing January 15, 2006, we will lease both suites directly from the landlord for the aggregate rental of $9,870.83 per month, increasing to $10,166.96 per month from December 1, 2006 through the expiration of such lease in December 2007. Thereafter, we will have a one-time option to extend the lease for an additional period of five years at a monthly base rent for the extended term based on the fair market rental of the premises. These properties are used for research and development activities, engineering, corporate administration, light manufacturing of our products and network operations.

In the first quarter of 2005, we entered into a two-year lease for a 1,600 square foot engineering and manufacturing support office in Sunnyvale, California, pursuant to which we are paying rent of $2,400 per month through March 31, 2006 and $2,480 per month through December 31, 2008. We are also subleasing an adjacent suite of 5,643 square feet for $5,782.40 per month for the first twelve months commencing after completion of landlord improvements, $6,004.80 for the following six months, $7,618.05 per month for the following six months, and $7,900.20 per month for the following twelve months. We have also subleased, on a month-to-month basis, a 3,472 square foot sales and marketing support office in Waltham, Massachusetts at $5,207 per month. At the end of 2005, we leased 3,865 square feet for our installations and after sales support facility in Lewisville, Texas for $2,800 per month until November 30, 2007, with an option for an additional twenty-four months at $3,865 per month.

We or our customers must obtain rooftop rights and/or building access in locations where our equipment will be installed. To date, we have entered into a limited number of rooftop licenses on targeted buildings for use on behalf of our customers. In addition to rooftop licenses, we must secure other building access rights, including access to conduits, wiring, and power from each building we propose to install our equipment and we may require construction, zoning, franchises or other governmental approvals in connection therewith. We cannot assure you that we will obtain the rooftop rights or other building access needed to successfully install our equipment.

We believe the condition of each of our leased properties to be satisfactory, suitable and adequate for our needs.

Legal proceedings

Although we believe we are not currently a party to any material litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Where you can find more information

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and about our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. You may inspect any document we file with the SEC without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we file periodic reports, proxy statements and other information with the SEC. We provide access to these reports on our web site, www.gigabeam.com, at no cost. Information contained on our web site is not part of this prospectus. You may request paper copies of the filings, at no cost, by telephoning us at (571) 283-6200.

MANAGEMENT

Executive Officers And Directors

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position(s)

Louis S. Slaughter*	53	Chairman of the Board, Chief Executive Officer, Treasurer and Assistant Secretary
Douglas G. Lockie+	59	President, Chief Technology Officer and Director
Thomas P. Wetmore	61	Senior Vice President of Sales and Marketing
Leighton J. Stephenson	58	Chief Financial Officer and Vice President of Finance and Administration
D. Duane Butler	48	Vice President of Link Operations
Don E. Peck	58	Vice President Engineering
Caroline Baldwin Kahl	48	Vice President, Corporate Counsel and Secretary
John E. Krzywicki	54	Vice President of Marketing, Strategy and Business Development
David A. Buckel+	44	Director
Alphonse M. Lucchese#	70	Director
General Merrill A. McPeak*	70	Director
_____________
#	Class I Director whose term will expire at the annual meeting of stockholders held in 2008.
+	Class II Director whose term will expire at the annual meeting of stockholders held in 2006.
*	Class III Director whose term will expire at the annual meeting of stockholders held in 2007.

The following is a brief description of the business experience of our executive officers, directors and director nominees for at least the past five years.

Louis S. Slaughter, a co-founder of our company, has served as our chairman of the board of directors and chief executive officer since our company was founded in January 2004. Prior to founding our company, Mr. Slaughter served from June 2001 until September 2003, as the president, chief executive officer and founder of Loea Communications Corporation, the first company to develop and deploy communications equipment in the 71-76 GHz bands (for military use). While at Loea Communications, he directed a successful petition to the FCC to adopt service rules to promote the commercial use of the 71-76 GHz and 81-86 GHz bands. From September 2000 until June 2001, Mr. Slaughter provided consulting services to numerous companies, including Trex Enterprises Corporation, the parent company of Loea. From March 1996 until August 2000, he served as the president, chief executive officer and co-founder of True Technology, Inc., a company providing test instrument systems to the medical device industry. From 1989 until 1995, Mr. Slaughter served as president, at different times, of three of Thermo Electron Corporation’s subsidiaries. Thermo Electron is a provider of high-tech instruments, scientific equipment, services and software solutions. Prior thereto, he served as chief financial officer of several subsidiaries of Bechtel Investments, Inc. Mr. Slaughter holds a bachelor of engineering degree in mechanical engineering from the University of New South Wales, Australia and a masters in business administration degree from the Harvard Business School.

Douglas G. Lockie, a co-founder of our company, has served as our president, chief technology officer and a director of our company since its formation in January 2004. From September 2003 until January 2004, he acted as an independent consultant. Mr. Lockie founded Endgate Corporation (which became Endwave Corporation in 1999), a leading component manufacturer for microwave and millimeter wave products, in August 1991. Mr. Lockie was executive vice president of Endgate/Endwave from 1993 until August 2003 and a member of the board of directors of Endgate/Endwave from August 1991 until July 2000. He served as vice president and general manager of Endgate from 1991 until 1993. He also co-founded Pacific Monolithics, Inc., a company that built microwave GaAs Ics and subsystems, worked for Watkins-johnson Company, a company that manufactures semiconductor equipment and wireless communication products and served as an officer in the U.S. Airforce working as an avionics engineer for the F-15 Eagle Fighter Program. Mr. Lockie is a nationally respected expert in millimeter wave technology. He has co-authored 14 patents in the field of microwave and millimeter wave communications components and systems. He was a member of the FCC rulemaking committee for LMDS and has served on the FCC Spectrum Application Panel. Mr. Lockie has been instrumental in introducing gallium arsenide microwave circuitry into airborne radar (the F-15) and missile systems (AIM-120 AMRAAM). He designed the millimeter wave payload for the Teledesic Satellite Phase I system (at that time Calling Communications Corporation). He has led or contributed significantly to the development of microwave and millimeter wave radios at 12, 15, 18, 23, 28, 38 and 60 GHz. He is presently chair of the Wireless Communication Association “Above 60 GHz Spectrum Initiative.” Mr. Lockie received a bachelor of science degree in electrical engineering from Montana State University.

Thomas P. Wetmore has served as our senior vice president of sales and marketing since our company was founded in January 2004. From October 2001 until December 2003, he was a consultant to numerous companies, including Loea Corporation, a producer of millimeter wave transceivers, and Lightbridge Corporation, a leading wireless information services company. From September 2000 until September 2001, he was director of strategic sales and alliance for Netigy Corp., a consulting company that specialized in optimizing the performance and security of solutions based on managed intranet and extranet infrastructures. Mr. Wetmore founded an e-commerce clearing house company, Itche.com, in October 1999. He served as vice president, strategic relations of Itche.com until August 2000. From 1991 until September 1999, Mr. Wetmore served in various positions, including most recently as vice president, wireless sales, at EDS Communications Industry Group, a strategic business unit of EDS, a company that provides a broad portfolio of business and technology solutions internationally. Mr. Wetmore received a bachelor of science degree in marketing from Syracuse University.

Leighton J. Stephenson has served as our chief financial officer and vice president of finance and administration since June 2005. For the two years prior to joining us, Mr. Stephenson acted as a financial consultant, including for the financial consulting firms of Jefferson Wells Inc., from March 2005 until June 2005, and Sirius Solutions, from July 2004 to February 2005, where he served as a contract-basis chief financial officer and oversaw various financial projects, such as merger and acquisition due diligence and Sarbanes-Oxley compliance evaluations and documentation, for various of the firms’ clients. Prior thereto, Mr. Stephenson served, from September 2000 to April 2003, as chief financial officer and vice president, finance and administration for P-Com, Inc., a worldwide supplier of broadband wireless systems, and, from 1993 to 2000, as chief financial officer, treasurer and secretary of Vallen Corporation, a Texas-based company engaged in the manufacture and distribution of industrial safety products and related services throughout North America. Mr. Stephenson earned a B.S. degree in accounting from Louisiana State University and a masters in business administration degree in finance from Pepperdine University and is a CPA.

D. Duane Butler has served as our vice president of link operations since June 2004. Prior thereto, he served as senior vice president - network engineering from October 1999 until January 2004 and as vice president - network operations from September 1995 until October 1999 of Fidelity Investments, a mutual fund company. From 1979 until 1995, he served as manager - SABRE networks formerly a division of American Airlines. Mr. Butler received a bachelor of science degree in business from Northeastern Oklahoma State University.

Don E. Peck has served as our vice president of engineering since June 2004. Prior thereto, he served as director, RF-micro-millimeter wave engineering and RF manufacturing technologies from January 2001 until May 2004 and director, microwave components from August 1996 until December 2000, of Harris Corporation, an international communications equipment company focused on providing product, system, and service solutions for commercial and government customers. From 1980 until 1996, he held various positions at Watkins-johnson Company, a company that manufactures semiconductor equipment and wireless communication products. At Watkins-johnson, Mr. Peck led the team that engineered and then transitioned to production of the AIM-120 AMRAAM missile front end. Mr. Peck received a bachelor of science degree in electrical engineering and a master of science degree in electrical engineering from the University of Illinois and the degree of electrical engineer (professional degree) from the University of Michigan.

Caroline Baldwin Kahl has served as our vice president, corporate counsel and secretary since November 2004. In April 2003, Ms. Kahl co-founded a privately-held woman-owned enterprise providing engineering, installation and commissioning services to wireline and wireless telecommunications companies. From February 2000 to March 2003, Ms. Kahl served as vice president, general counsel and secretary of P-Com, Inc., a developer and manufacturer of microwave and millimeter wave radios. From August 1994 until February 2000, she served as general counsel with P-Com Network Services, Inc., a wireless telecommunications installation and service company, and its predecessor company, Columbia Spectrum Management, a consulting firm providing wireless engineering and program management services to the personal communications services industry. She practiced law in the Washington, D.C. offices of Bryan Cave, LLP from August 1986 until August 1994. Ms. Kahl received her juris doctorate degree from Catholic University and a bachelor of arts degree with high honors from Connecticut College.

John E. Krzywicki has served as our vice president of marketing, strategy and business development since July 2005 on a part time basis and since August 2005 on a full time basis. Prior thereto, he served as president of TMNG Strategy, a company providing strategic consulting services to the telecommunications industry, since August 2003 and served as its vice president from March 2002 to August 2003. In January 1989, he founded Cambridge Strategic Management Group, a company providing strategic consulting services to the telecommunications industry, and served as its president until June 1999 after which he provided part time consulting services while on a personal sabbatical until March 2002. Mr. Krzywicki received his juris doctorate degree from Harvard University and a bachelor of science degree in economics from the Massachusetts Institute of Technology.

David A. Buckel, a certified management accountant, has served as a member of our board of directors since the consummation of our initial public offering in October 2004. He has served as chief financial officer of Internap Network Services Corporation, a company that provides route control technology and offers high-performance IP solutions for business-critical applications, since May 2004 and served as its financial vice president from July 2003 until May 2004. Prior thereto, he served as senior manager and president of AJC Finance and Market Group, a corporate acquisition consulting group, from November 2002 until June 2003. He also served as senior vice president and chief financial officer of Interland, Inc., a web hosting and online services company, from March 2001 until November 2002. Mr. Buckel served as senior vice president and chief financial officer of Applied Theory Corporation, an internet services company, from 1995 until March 2001. He currently serves as a director of Trinity Partners Acquisition Company. Mr. Buckel received his master in business administration degree in finance and operations management from Syracuse University and bachelor of science degree in accounting from Canisius College.

Alphonse M. Lucchese has served as a member of our board of directors since the consummation of our initial public offering in October 2004. He served as president and chief executive officer of Concerto Software, Inc. (formerly Davox Corporation), a provider of contact center solutions that help companies better manage customer interactions via voice, email, the Web and fax, from July 1994 until November 2000 and as chairman of the board from July 1994 until March 2004. Prior thereto, he served as president and chief executive officer of Iris Graphics, Inc, a manufacturer of color ink jet printers, from April 1987 until July 1994. Mr. Lucchese was awarded an honorary doctorate’s degree from Bentley College in May 2004. He received a bachelor of science degree in accounting from Bentley College.

General Merrill A. McPeak has served as a member of our board of directors since the consummation of our initial public offering in October 2004. He has served as president of McPeak and Associates, a management consulting firm he founded in 1995. General McPeak entered the air force in 1957 and served in various positions throughout his tenure. From October 1990 until October 1994 he was chief of staff of the U.S. Air Force. He also served as commander-in-chief, pacific air forces from 1988 until 1990, commander, twelfth air force from 1987 until 1988 and deputy chief of staff, programs and resources from 1985 until 1987. He serves as director of Tektronix, Inc., Health Sciences Group, Inc., Del Global Technologies Company, MathStar. Since September 2002, General McPeak has also been the Chairman of Ethicspoint, Inc., a company that provides confidential corporate governance compliance reporting and whistleblower reporting services. General McPeak also serves as a director of several private companies. He received a bachelor of arts degree in economics from San Diego State College and a master of science degree in international relations from George Washington University.

Other key personnel

Robert A. Sutherland, 50, has served as our director of engineering since January 2004. Mr. Sutherland was a consultant for numerous companies from October 2003 until he joined us. Prior thereto, Mr. Sutherland served as principal engineer for BitBlitz Communications Inc., a semiconductor company building integrated circuits for the fiber-optic market, from September 2002 until October 2003. Mr. Sutherland was a member of the technical staff responsible for the RF portion of a design for tracking services for Wheels of Zeus, Inc., a company developing a wireless network combining global positioning system and wireless technologies, from February 2002 until August 2002. He served as senior systems engineer for Blaze Networks, Inc., a fiber-optic transceiver company specializing in coarse wavelength division multiplexing solutions, from August 1999 until February 2002. He co-founded Ashtech, Inc., a company that produced global positioning system equipment, and served as its senior RF engineer. He also served as senior RF engineer for MicroUnity Systems Engineering, Inc., a semiconductor company, and senior RF engineer for Trimble Navigation Ltd., a company that produces global positioning system technology. With an extensive background in signal processing and microwave design, Mr. Sutherland has worked in several fields including coarse wavelength division multiplexer optical transceivers, cable modems, global positioning systems, and electronic warfare. Mr. Sutherland holds three patents in the field of signal processing. Mr. Sutherland received a bachelor of science degree in electrical engineering from the University of California at Berkeley.

Scott Wetenkamp Ph.D, 56, has served as an engineering consultant to us since February 2004. Dr. Wetenkamp has served as president of SCEAN, a sole proprietor consulting company, since September 1986. From May 1999 until December 2001, he served as vice president of Micro Lambda Wireless, Inc., a microwave sources company. Prior thereto, he served as a senior member of the technical staff of Pacific Monolithics, Inc., a company that built microwave GaAs Ics and subsystems, from 1991 until 1993. He is vice chair of the 2006 International Microwave Symposium for the Microwave Theory and Techniques Society of the Institute of Electrical and Electronics Engineers and serves on the administrative committee of the Microwave Theory and Techniques Society of the Institute of Electrical and Electronics Engineers. He holds one patent in the field of microwave power detection. Mr. Wetenkamp received a bachelor of science degree, a master of science degree and a doctorate degree, all in electrical engineering and from the University of Illinois.

Keyman life insurance

We maintain keyman life insurance on the lives of Messrs. Slaughter and Lockie in the amounts of $5,000,000 and $2,000,000, respectively.

Board composition and compensation

Our certificate of incorporation provides that the number of directors serving on our board of directors be between five and nine as determined by our board of directors. Our board of directors is currently comprised of five directors that is divided into three classes as nearly equal in size as possible, serving staggered three year terms: Class I, whose term will expire at the annual meeting of stockholders to be held in 2008; Class II, whose term will expire at the annual meeting of stockholders to be held in 2006; and Class III, whose term will expire at the annual meeting of the stockholders to be held in 2007. The Class I director is Mr. Lucchese, the Class II directors are Messrs. Buckel and Lockie and the Class III directors are Messrs. McPeak and Slaughter. At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Our directors, who are also employees, do not receive any additional compensation for their services as directors. During the year ended December 31, 2005, our non-employee directors each received $1,000 for their services as directors and were reimbursed for reasonable travel expenses in attending meetings. In fiscal year 2006, our non-employee directors will receive a $15,000 annual retainer paid quarterly, in advance. Additionally, our non-employee directors will receive $1,000 for each board of directors and committee meeting attended in person and reimbursement for reasonable travel expenses in attending such meetings, although for committee meetings held on the same day as a board meeting, directors will receive only one $1,000 payment. In addition, each non-employee director will receive $500 for each telephonic meeting of the board of directors or committee thereof, and reimbursement for reasonable expenses in attendance at such meetings. The chairmen of our audit, compensation and our nominating and corporate governance committees will receive $5,000, $2,500 and $1,000, respectively, for serving on such committees.

In connection with their appointment to our board of directors, Messrs. Buckel, Lucchese and McPeak were each granted stock options to purchase 45,000 shares of our common stock at an exercise price of $5.05 per share. These options vest at the rate of one-third per year over three years, subject to 100% vesting commencing six months after a change of control as defined in the stock option agreements. In January 2006, Messrs. Buckel, McPeak and Lucchese were each granted stock options to purchase 25,000 shares of our common stock at an exercise price of $8.00 per share. These options vest at a rate of one-third per year over three years, subject to 100% vesting commencing six months after a change of control as defined in the stock option agreements.

Board committees

The board of directors maintains an audit committee, a nominating and corporate governance committee and a compensation committee. The current members of each of these committees are Messrs. Buckel, Lucchese and McPeak. Our board of directors has determined that Mr. Buckel is the audit committee “financial expert,” as that term is defined under applicable SEC rules and NASD Marketplace Rules, serving on our audit committee. Our board of directors adopted an audit committee charter in the first quarter of 2005.

Executive compensation

Summary compensation table

The following table provides certain information summarizing the compensation earned for services rendered in all capacities to us and our subsidiary for the fiscal years ended December 31, 2004 and 2005, our only fiscal years to date, by (i) our chief executive officer, and (ii) each of our four other most highly compensated executive officers, who were executive officers on December 31, 2005 and whose salary and bonus during 2005 was in excess of $100,000. These four executive officers are sometimes referred to in this prospectus as “named executive officers.”

	Annual compensation(1)		Long-term compensation awards
Name and principal position	Year	Salary	Securities underlying options (#)
Louis S. Slaughter, Chief Executive Officer	2005 2004	$250,000 $240,384	— —
Douglas G. Lockie, President, Chief Technical Officer	2005 2004	$225,000 $216,346	— —
Thomas P. Wetmore, Senior Vice President of Sales and Marketing	2005 2004	$200,000 $176,923	— —
Don E. Peck, Vice President of Engineering	2005 2004	$185,000 $103,173	57,200 57,200
D. Duane Butler, Vice President of Link Operations	2005 2004	$190,000 $ 90,615	— 57,200 (2)
_________________
(1)    No bonuses were awarded to any executive officers in 2004 and 2005. On January 5, 2006, longevity bonuses were awarded to Messrs. Slaughter, Lockie, Wetmore and Peck in the respective amounts of $37,500, $33,750, $30,000 and $13,875. In addition, other discretionary bonuses may be awarded by the board of directors to these and other executive officers from time to time for services rendered in 2005 and thereafter. To date, no such bonuses have been granted or approved.

(2)    This option was granted on July 12, 2004, with an exercise price of $5.00 per share, and vests in four equal installments of 25% on July 12th of each of the years 2005, 2006, 2007 and 2008, subject to forfeiture under certain conditions and to 100% vesting commencing six months after a change of control as defined in the stock option agreement.

Option grants in 2005

The following table sets forth the options granted by us to the “named executive officers” for the year ended December 31, 2005:

	Number of securities underlying	% of total options granted to	Individual grant
Name	options granted	employees during year	Exercise price ($/Sh)	Expiration date

Louis S. Slaughter	—	—	—	—

Douglas G. Lockie	—	—	—	—

Thomas Wetmore	—	—	—	—

Don E. Peck	57,200 (1)	11%	$7.15	05/13/15

D. Duane Butler	—	—	—	—
_________________
(1)    This option vests in three equal installments of 33 1/3% on May 13th of each of the years 2006, 2007 and 2008, subject to forfeiture under certain conditions and to 100% vesting commencing six months after a change of control as defined in the stock option agreement.

Aggregated option exercises in last fiscal
year and fiscal year-end option values

The following table discloses the options that were exercised by the “named executive officers” during 2005 and the value of their remaining unexercised options at December 31, 2005:

	Shares acquired	Value realized	Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005 (1)
Name	on exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Don E. Peck	—	$—	14,300	100,100	$36,465	$135,135

(1)    The value of each option is based on $7.60, the last reported sales price of our common stock reported by the OTC Bulletin Board on December 31, 2005, less the exercise price payable for such shares.

Employment Agreements

We entered into employment agreements with Messrs. Slaughter, Lockie and Wetmore effective upon the consummation of our initial public offering in October 2004 and an employment agreement with Mr. Peck in May 2004. Each employment agreement establishes, among other things, base salary levels at amounts designed to be competitive with executive positions at similarly situated companies. Under their employment agreements, Messrs. Slaughter, Lockie, Wetmore and Peck are entitled to receive annual base salaries of $250,000, $225,000, $200,000 and $185,000, respectively. These annual base salaries will be reviewed annually and may be increased by the board of directors or compensation committee. In addition to their base salaries, each executive is eligible to participate in any bonus plans or incentive compensation programs that we may establish from time to time.

We may be obligated to make severance payments to these executives under their employment agreements. Pursuant to their employment agreements, we may terminate the agreements for cause at any time and without cause upon 30 days written notice. Any of these executives may terminate his employment agreement for good reason, upon 60 days written notice, if his duties are substantially altered or reduced, his salary is reduced or we materially breach his agreement. If we terminate the employment of the executive without cause or if the executive terminates his agreement for good reason, we must pay the executive his base salary for a severance term of eighteen months in the case of Messrs. Slaughter and Lockie and twelve months in the case of Messrs. Wetmore and Peck; provided, however, that in order to receive the severance payment, the executive officer must sign a general release.

Each of the employment agreements contains restrictive covenants to protect us for non-competition, non-solicitation/non-piracy and non-disclosure during the term of the agreement and for a period of two years after its termination or expiration and requires us to indemnify the executive for liability incurred as a result of acts performed by him in his capacity as an officer of the company, including reasonable legal expenses.

2004 Stock Option Plan

The purpose of our 2004 stock option plan is to provide additional incentives to our officers, other key employees, directors and important consultants by encouraging them to invest in shares of our common stock, and thereby acquire a proprietary interest in us and an increased personal interest in our continued success and progress.

At December 31, 2004, the aggregate number of shares of our common stock that could be issued under our 2004 stock option plan was 500,000. On March 25, 2005, the compensation committee of our Board of Directors approved an amendment to the 2004 Stock Option Plan, which increased the number of shares of common stock available for issuance under our 2004 stock option plan from 500,000 to 1,100,000. This amendment was approved by our stockholders in June 2005.

Notwithstanding the foregoing, in the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or similar circumstances as determined by the committee administering our 2004 stock option plan in its sole discretion, the aggregate number and kind of shares which may be issued under the plan shall be appropriately adjusted in a manner determined in the sole discretion of the committee. Reacquired shares of our common stock, as well as unissued shares, may be used for the purpose of our 2004 stock option plan. The shares of our common stock subject to options, which have terminated unexercised, either in whole or in part, shall be available for future option grants under the plan.

All of our officers and key employees are eligible to receive options under our 2004 stock option plan. All of our directors and important consultants are also eligible to receive options under our 2004 stock option plan. The individuals who are to receive options shall be selected by the committee administering the 2004 stock option plan. No individual may receive options under our 2004 stock option plan for more than 80% of the total number of shares of our common stock authorized for issuance under the plan.

As of December 31, 2005, options to purchase 901,800 shares of common stock were outstanding under our 2004 stock option plan. Accordingly, as of December 31, 2005, the total number of shares for which additional options could be granted under the plan was 198,200.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware General Corporation Law. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain exceptions. We have obtained directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding beneficial ownership of our common stock as of December 31, 2005 by each of the following persons:

•	each of our directors;

•	each of our “named executive officers” (see “Management - Executive compensation”);

•	all of our executive officers and directors, as a group; and

•	each person known by us to beneficially hold five percent or more of our common stock.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock subject to options, warrants or convertible notes that are exercisable or convertible within 60 days as of December 31, 2005 are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person.

Percentage ownership of common stock is based on 4,999,132 shares of our common stock outstanding as of December 31, 2005. The address for each executive officer and director of the Company is c/o GigaBeam Corporation, 470 Springpark Place, Suite 900, Herndon, Virginia 20170.

Name and address of beneficial owner	Number of shares of common stock beneficially owned		Percent of ownership of common stock
Louis S. Slaughter	1,126,845	(1)	22.40%
Douglas G. Lockie	1,089,495	(2)	21.76%
Thomas P. Wetmore	172,500		3.45%
Don E. Peck	22,026	(3)	*
David A. Buckel	15,000	(4)	*
Alphonse M. Lucchese	15,000	(4)	*
Merrill A. McPeak	23,530	(5)	*
D. Duane Butler	14,300	(11)	*
Ameristock Corp., Wainwright Holdings, Inc. and Nicolas D. Gerber	595,050	(6)	11.90%
Harvey Silverman	520,172	(7)	9.63%
Edward S. Gutman	343,864	(8)	6.46%
Phillips W. Smith Family Trust	271,000	(9)	5.35%
All directors and executive officers as a group (11 persons)	2,511,347	(10)	48.81%
___________________
*	Less than 1%

(1)	Includes 150,000 shares of common stock held by Bittersweet Holdings LLC and 30,000 shares underlying Z warrants. Mr. Slaughter also owns 300 shares of our 10% Series A preferred stock.

(2)	Includes 7,200 shares underlying Z warrants. Mr. Lockie also owns 72 shares of our 10% Series A preferred stock.

(3)
Includes 7,500 shares underlying Z warrants and 14,300 shares underlying options that are exercisable within 60 days as of December 31, 2005.  Does not include 100,100 shares underlying options that are not exercisable within 60 days as of December 31, 2005. Mr. Peck also owns 75 shares of our 10% Series A preferred stock.

(4)
Represents shares issuable upon exercise of options exercisable within 60 days as of December 31, 2005. Does not include 30,000 shares underlying options that are not exercisable within 60 days as of December 31, 2005.

(5)
Includes 15,000 shares underlying options that are exercisable within 60 days as of December 31, 2005, 5,000 shares underlying IPO warrants and 1,000 shares underlying Z warrants. Does not include 30,000 shares underlying options that are not exercisable within 60 days as of December 31, 2005. General McPeak also owns 10 shares of our Series A preferred stock.

(6)
According to a Schedule 13G filed by Ameristock Corporation, Wainwright Holdings Inc. and Nicholas D. Gerber with the SEC on October 29, 2004, the shares of common stock reported herein as beneficially owned are owned directly by Ameristock Corporation, an investment adviser, for its own account. Because Ameristock Corporation is a wholly-owned subsidiary of Wainwright Holdings, Inc., Wainwright Holdings, Inc. beneficially owns the shares of our common stock that are directly owned by Ameristock Corporation. In addition, because Mr. Gerber is a 42% shareholder of Wainwright Holdings, Inc. (jointly, with his spouse) and may exercise investment power with respect to the shares of our common stock owned by Ameristock Corporation, Mr. Gerber may be deemed to beneficially own the shares of common stock owned by Ameristock Corporation. Mr. Gerber expressly disclaims such beneficial ownership, except to the extent of his indirect pecuniary interest. The address of Ameristock is post office box 6919, Morago, CA 94570. The address of Wainwright Holdings, Inc. is 103 Foulk Road, Suite 202, Wilmington, DE 19803. The address of Nicholas D. Gerber is post office box, Morago, CA 94570.

(7)
According to a Schedule 13G filed by Mr. Silverman with the SEC on March 22, 2005, of the 520,172 shares beneficially owned by him: (i) 116,600 shares are owned by Silverman Partners, LP, a limited partnership of which he is general partner (“SP”); (ii) 189,286 shares are issuable to SP upon exercise of warrants owned by it; (iii) 89,286 shares are issuable to Silverman Partners Class D L.P. (“SPD”), a limited partnership of which Mr. Silverman is general partner, upon the exercise of warrants owned by it; (iv) 62,500 shares are issuable upon conversion of a promissory note owned by SP and (v) 62,500 shares are issuable upon conversion of a promissory note owned by SPD. The business address of Mr. Silverman is c/o Silverman Partners, LP, 888 Seventh Avenue, New York, NY 10106.

(8)
According to a Schedule 13G filed by Mr. Gutman with the SEC on March 22, 2005, of the 343,864 shares owned by him: (i) 20,000 shares are owned by him individually; (ii) 155,714 shares are issuable to him upon exercise of warrants owned by him; (iii) 25,000 shares are issuable upon conversion of promissory notes issued to him; (iv) 1,700 shares are owned by the Gutman Family Foundation (the “Foundation”), of which Mr. Gutman is the President and, as President, he has sole dispositive and voting power over the shares held by the Foundation; (v) 70,914 shares are issuable to the Foundation, upon exercise of warrants owned by it; (vi) 25,000 shares are issuable to the Foundation upon conversion of a promissory note issued to it; (vii) 26,786 shares are issuable to the HRG Trust, a trust for the benefit of Mr. Gutman’s adult children and for which investment decisions are directed by him (“HRG Trust”), upon exercise of warrants and (viii) 18,750 shares are issuable to the HRG Trust upon conversion of a promissory note issued to it by the Company. Mr. Gutman’s address is 888 Seventh Avenue, 17th Floor, New York, NY 10106.

(9)
According to a Schedule 13G filed with the SEC on June 27, 2005 by the Phillips W. Smith Family Trust (the “Smith Trust”) and Phillips W. Smith, the shares of common stock reported herein as beneficially owned are owned directly by the Smith Trust and include 71,000 shares issuable upon exercise of Z warrants. Because Mr. Smith is a trustee of the Smith Trust and has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by such trust, Mr. Smith may also be deemed to beneficially own these shares. The address of the Smith Trust and mr. Smith is 7501 North Ironwood Drive, Paradise Valley, Arizona 85257.

(10)
Includes 50,700 shares underlying Z warrants, 12,000 shares underlying IPO warrants and 83,600 shares that are issuable upon the exercise of options that are exercisable within 60 days as of December 31, 2005. Does not include 393,000 shares underlying options that are not exercisable within 60 days as of December 31, 2005.

(11)
Represents shares issuable upon exercise of options exercisable within 60 days as of December 31, 2005. Does not include 42,900 shares underlying options that are not exercisable within 60 days as of December 31, 2005.

RELATED PARTY TRANSACTIONS

We entered into a note and warrant purchase agreement, dated January 26, 2004 and amended on April 19, 2004, with Ameristock Corp., which became one of our principal stockholders upon the consummation of our initial public offering. Upon execution of the agreement, we received $1,000,000 in financing from Ameristock and issued to Ameristock a $1,000,000 convertible note and warrants to acquire 40,000 shares of our common stock at an exercise price of approximately $.001 per share.

On April 19, 2004, we entered into another note and warrant purchase agreement with Ameristock, which provided for its funding to us of $1,500,000 in four installments, including $900,000 in April 2004 and $200,000 in each of May, June and July 2004. We issued notes identical to those issued in connection with the January 2004 Ameristock financing to evidence all of these loans. In addition, we issued to Ameristock warrants to purchase 60,000 shares of our common stock in connection with the April 2004 installment financing, all at an exercise price of approximately $.001 per share.

Upon consummation of our initial public offering, all $2,500,000 principal amount of the notes issued to Ameristock was automatically converted into an aggregate of 495,050 shares of our common stock at the rate of $5.05 per share and all of Ameristock’s warrants were exercised for an aggregate of 100,000 shares of common stock. We paid all of the accumulated but unpaid interest accrued on the Ameristock notes in cash upon the consummation of our initial public offering.

In connection with our $1.0 million bridge loan financing in September 2004, Ameristock guaranteed our repayment of the bridge notes, which guarantee was secured by all of the shares of our common stock beneficially owned by Louis S. Slaughter, our chief executive officer, chairman and co-founder. Both Ameristock’s guarantee and Mr. Slaughter’s pledge of shares securing it terminated upon the consummation of our initial public offering, as all of the bridge notes were repaid at that time from the proceeds of that offering. In consideration for Ameristock’s guarantee of the bridge notes we paid it $50,000.

In connection with the $2.5 million note financing we completed in February 2005, each of Mr. Slaughter, our chief executive officer, and Douglas A. Lockie, our president, personally pledged 540,993 of his shares of our common stock as partial security for our obligations under the 8% convertible notes due January 2011 that were issued by us in that financing.

In connection with our May through July 2005 private placement of Series A preferred stock and Z warrants, Mr. Slaughter purchased 300 shares and 30,000 warrants for $211,500 in June 2005, and, in July 2005, Mr. Lockie purchased 72 shares and 7,200 warrants for $50,760, Don E. Peck, our vice president of engineering, purchased 75 shares and 7,500 warrants for $52,875, John E. Krzywicki, our vice president of marketing, strategy and business development, purchased 50 shares and 5,000 warrants for $35,250 and General McPeak, one of our directors, purchased 10 shares and 1,000 warrants for $7,050.

We issued a total of 12,000 shares of our common stock to the shareholders of Social Fabric Corporation, including 83 shares to Mr. Lockie, as consideration for our purchase of a patent from such entity on July 11, 2005.

DESCRIPTION OF SECURITIES

Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of December 31, 2005, there were 4,999,132 shares of our common stock outstanding held of record by 144 stockholders, 11,277 shares of our 10% Series A redeemable preferred stock outstanding held of record by 119 stockholders and 18,900 shares of our Series B convertible preferred stock outstanding held of record by 16 stockholders.  The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated bylaws, which we have previously filed with the Securities and Exchange Commission.

Common stock

Our common stock is currently publicly traded and quoted on the OTC Bulletin Board under the symbol “GGBM.”

Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our board of directors. Our common stockholders do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of our Series A preferred stock and our Series B convertible preferred stock and any other shares of our preferred stock we may issue in the future.

Preferred stock

General

We have two outstanding classes of preferred stock, our 10% Series A redeemable preferred stock and our Series B convertible preferred stock, each described below. Our board of directors may from time to time authorize the issuance of one or more additional classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

10% Series A redeemable preferred stock

Pursuant to the Certificate of Designation for our 10% Series A redeemable preferred stock filed with the Secretary of State of the State of Delaware on May 10, 2005, each share of our Series A preferred stock has a stated value of $700 per share. Dividends on the shares begin to accrue from their respective dates of issuance and are payable, at the rate of 10% per year, semi-annually, in arrears, on May 15 and November 15 of each year, commencing November 15, 2005, in either, at our option, cash or shares of our common stock valued for such purpose at the volume weighted average per-share price of the common stock for the ten most recent trading days on which the common stock trades ending five business days prior to the applicable dividend payment date. All accrued and unpaid dividends are also due and payable upon their exchange for other of our securities, their redemption and/or their cancellation or repurchase by us.

In the event we conduct a financing with gross proceeds of $30 million or more, holders of our then outstanding Series A preferred stock will have the right to exchange all or a portion of their shares of Series A preferred stock into securities identical to those issued in such financing. Each share of Series A preferred stock so exchanged will have an exchange value equal to its then-applicable redemption price, plus all accrued and unpaid dividends thereon. Prior to our completion of a financing with gross proceeds of $30 million or more, the outstanding shares of our Series A preferred stock are redeemable, at our option, at any time, and, following the completion of such a financing, any shares of our Series A preferred stock still outstanding will be mandatorily redeemed by us, in either case, at a redemption price based on a percentage of their stated value determined in accordance with the following schedule:

110% of their stated value if redeemed prior to May 6, 2006;
108% of their stated value if redeemed between May 6, 2006 and May 5, 2007;
106% of their stated value if redeemed between May 6, 2007 and May 5, 2008;
104% of their stated value if redeemed between May 6, 2008 and May 5, 2009;
102% of their stated value if redeemed between May 6, 2009 and May 5, 2010; and
100% of their stated value if redeemed after May 5, 2010.

In the event we were to liquidate, dissolve or wind up, the holders of the then outstanding shares of Series A preferred will be entitled to receive, subject to the senior preference of our Series B convertible preferred stock, but in preference to the holders of our common stock, an amount equal to the aggregate stated value of their shares of Series A preferred stock plus all accrued and unpaid dividends thereon.

Series B convertible preferred stock

Pursuant to the Certificate of Designation for our Series B convertible preferred stock filed with the Secretary of State of the State of Delaware on November 4, 2005, each share of our Series B preferred stock has a stated value and a liquidation preference of $1,000 and is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value divided by the conversion price (initially $7.6199 per share, subject to adjustment in the event we issue common stock or common stock equivalents below the then conversion price of the Series B preferred stock and to customary adjustments in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event). Each share of the Series B preferred stock bears dividends at an initial annual rate equal to 8% of its liquidation preference until November 7, 2008, at the rate of 11% of its liquidation preference from November 8, 2008 until November 7, 2009 and at the rate of 14% of its liquidation preference thereafter, which accrue from the date of issuance, and shall be payable quarterly in cash or in shares of our common stock as set forth in the Certificate of Designation. All accrued and unpaid dividends on the Series B preferred stock are also due and payable upon their conversion, their redemption and/or their cancellation or repurchase by us.

We may redeem the then outstanding shares of Series B preferred stock in whole or in part at any time after November 7, 2008, subject to certain conditions and limitations, upon at least 20 trading days’ notice, at a redemption price, payable in cash, based on a percentage of their stated value determined in accordance with the following schedule:

•	110% of their stated value if redeemed after November 7, 2008 and prior to November 7, 2009; and

•	100% of their stated value if redeemed on or after November 7, 2009.

We may also redeem the Series B preferred stock in whole or in part, at any time in connection with a fundamental transaction (as defined in the Certificate of Designation) resulting in a change of control in which our common stock does not survive the closing of such transaction, subject to certain conditions and limitations, upon at least 20 trading days’ notice, at a redemption price equal to 130% of the stated value of the shares being redeemed.

If certain triggering events occur, the holders of the Series B preferred stock have the right to force our redemption of their shares, in some cases in cash and some cases in shares of our common stock. If we are required to make a cash redemption, the redemption price will be equal to the greater of (a) 130% of the redeemed shares’ stated value and (b) the product of the value weighted average price, or VWAP, of our common stock on the trading day immediately preceding the date of the triggering event and the number of shares of common stock into which the shares of Series B preferred stock to be redeemed are then convertible, such greater amount referred to as the cash redemption amount. If we are required to make a redemption in common stock, the redemption price will equal the cash redemption amount divided by 75% of the average of the ten VWAPs immediately prior to the date of the holder’s redemption election. In cases where the holders of the Series B preferred stock have the right to force a redemption in common stock they may, instead, elect to increase the dividends payable on their shares of Series B preferred stock to 18% per annum commencing as of such date.

IPO warrants

As of December 31, 2005, we had 1,199,600 IPO warrants outstanding. Our IPO warrants are publicly traded and quoted on the OTC Bulletin Board under the symbol “GGBMW.” Each IPO warrant entitles its registered holder to purchase one share of our common stock at a price of $5.05, subject to adjustment in certain circumstances, at any time until 5:00 p.m. Eastern Time, on October 13, 2009.

We may redeem the IPO warrants upon the consent of HCFP/Brenner Securities, LLC, which acted as the underwriter of our initial public offering, at any time upon notice of not less than 30 days, at a price of $0.05 per warrant, provided that the last sales price per share of our common stock on all 15 trading days ending on the third business day prior to the day on which we give notice has been at least 150% (currently $7.58) of the then effective exercise price of the warrants. The holders of the IPO warrants have the right to exercise their warrants until the close of business on the date fixed for redemption. The IPO warrants have been issued in registered form under a warrant agreement by and among us, Continental Stock Transfer & Trust Company, as warrant agent, and HCFP/Brenner Securities, LLC dated October 14, 2004. The exercise price and number of shares or other securities issuable on exercise of the IPO warrants are subject to adjustment in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event; however, the IPO warrants are not subject to adjustment for our issuance of shares at prices below the exercise price of the warrants. Reference is made to the October 2004 warrant agreement, which we have previously filed with the Securities and Exchange Commission, for a complete description of the IPO warrants’ terms and conditions. The IPO warrant holders do not have the rights or privileges of holders of shares.

Warrant Solicitation Fee

We have engaged HCFP/Brenner Securities, on a non-exclusive basis, for the solicitation of the exercise of our IPO warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay HCFP/Brenner Securities for bona fide services rendered a commission equal to 5% of the exercise price for each IPO warrant exercised after October 14, 2005 if the exercise is solicited by HCFP/Brenner Securities. In addition to soliciting, either orally or in writing, the exercise of the IPO warrants, HCFP Brenner Securities’ services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to HCFP Brenner Securities upon the exercise of the IPO warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that HCFP Brenner Securities solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Z warrants

As of December 31, 2005, we had 1,756,002 Z warrants outstanding. Our Z warrants are currently publicly traded and quoted on the OTC Bulletin Board under the symbol “GGBMZ.” Each Z warrant entitles its registered holder to purchase one share of our common stock at a price of $7.00, subject to adjustment in certain circumstances, at any time until 5:00 p.m. Eastern time, on January 28, 2011.

We may redeem the Z warrants upon the consent of HCFP/Brenner Securities, LLC at any time upon written notice of not less than 14 days, at a price of $0.05 per warrant, provided that the last sales price per share of our common stock on all 10 trading days ending within three business days prior to the day on which we give notice has been at least 180% (currently $12.60) of the then effective exercise price of the Z warrants. The holders of the Z warrants have the right to exercise their warrants until the close of business on the date fixed for redemption. The Z warrants are subject to a public warrant agreement by and among us, Continental Stock Transfer & Trust Company, as warrant agent, and HCFP/Brenner Securities, LLC dated January 28, 2005 and amended on May 5, 2005. The exercise price and number of shares or other securities issuable on exercise of the Z warrants are subject to customary adjustments in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event; however, they are not subject to adjustment for our issuance of shares at prices below the exercise price of the warrants. Reference is made to the October 2004 warrant agreement, which we have previously filed with the Securities and Exchange Commission, for a complete description of the Z warrants’ terms and conditions. The holders of the Z warrants do not have the rights or privileges of holders of shares.

Reference is made to the public warrant agreement (and form of public warrant certificate attached as an exhibit thereto), as amended, a form of each of which was previously filed by us with the Securities and Exchange Commission, for a complete description of the Z warrants’ terms and conditions.

November 2005 warrants

As of December 31, 2005, we had 1,302,190 November 2005 warrants outstanding, which are governed by the terms of the private warrant certificates issued to the investors in our November 2005 Series B convertible preferred stock financing. Each of the November 2005 warrants entitles its registered holder to purchase one share of our common stock at a price of $7.9827, subject to adjustment in the event we issue common stock or common stock equivalents below the then exercise price of the November 2005 warrants and to customary adjustments in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar events, until November 7, 2010. The November 2005 warrants are redeemable in whole or in part, at any time in connection with a fundamental transaction (as defined in the warrant agreement) resulting in a change of control in which our common stock does not survive the closing of such transaction, subject to certain conditions and limitations, upon at least 20 trading days’ but no more than 60 trading days’ notice, at a redemption price determined in accordance with a Black-Scholes option pricing formula. The November 2005 warrant agreement permits the cashless exercise of the November 2005 warrants at any time that the underlying shares are not eligible for resale pursuant to an effective registration statement.

Other warrants

In addition to the foregoing warrants, as of December 31, 2005, we had other outstanding warrants exercisable for the purchase of up to 106,750 shares of our common stock, which are currently exercisable at prices ranging from $1.00 per share to $10.50 per share.

8% convertible notes

As of December 31, 2005, we had outstanding $2,340,000 principal amount of our 8% senior convertible notes due January 28, 2008. The principal amount of these 8% notes is convertible at the election of the holders into shares of our common stock at the conversion rate of $8.00 per share. One-half of the interest on the notes is payable in cash, semi-annually, on each July 31 and January 31, beginning July 31, 2005 and the balance is payable on the earlier of their maturity or conversion, in cash or, at each holder’s option, shares of our common stock valued at the lesser of (a) $10.00 per share and (b) the volume weighted average per share price of our common stock for the ten trading days ended five business days prior to the applicable interest payment date. Our 8% senior convertible notes are secured by substantially all of our assets, as well as by the personal pledge of shares of common stock by Mr. Slaughter, our chief executive officer, and Mr. Lockie, our president. We may not incur additional indebtedness for borrowed money that is senior to or pari passu to the notes without the prior written consent of holders of 50% or more of the principal amount of the notes then outstanding, subject to certain exceptions for accounts receivable and equipment financings. We may prepay all but not part of the notes at any time, on 14 days prior written notice, provided the last per-share sales price of our common stock is at least 150% of the note’s then-effective conversion price for the ten consecutive trading days ending within three business days of the date the prepayment notice is sent.

Options

In connection with our initial public offering we issued purchase options as part of the underwriting compensation for that offering, which are exercisable for the purchase of up to an aggregate of 130,000 shares of our common stock at $5.555 per share and/or up to 130,000 our IPO warrants, at $.055 per warrant, all of which have been registered for resale pursuant to this prospectus in the registration statement of which this prospectus forms a part. As part of our 8% senior convertible note financing in January and February 2005, we issued a purchase option as part of the placement agent compensation for that offering that is immediately exercisable for the purchase of 31,250 shares of our common stock at $8.00 per share. In addition to the foregoing, as of December 31, 2005, we had outstanding purchase options that were issued to certain sub-placement agents as compensation for services rendered by them in connection with our private placement of Series A preferred stock and Z warrants during May through July 2005 that are immediately exercisable for the purchase of an aggregate of 153,080 shares of our common stock at $7.00 per share, and we had outstanding consulting options that are immediately exercisable for the purchase of an aggregate of 44,730 shares of our common stock at $7.00 per share. Additionally, in connection with our issuance of the Series B preferred stock and November 2005 warrants in our November 2005 financing, we issued options to our financial advisor for such placement that are immediately exercisable for the purchase of 130,219 shares of our common stock at $7.9827 per share and 248,035 shares of our common stock at $7.6199 per share.

As of December 31, 2005, we also had other non-plan options exercisable for the purchase of 95,010 shares of our common stock at $1.00 per share, of which options to purchase 71,256 shares are exercisable or will become exercisable within 60 days as of December 31, 2005, and we had options issued under our 2004 stock option plan exercisable for the purchase of 901,800 shares of our common stock at prices ranging from $5.00 to $8.80, including options to purchase 118,775 shares that are exercisable or will become exercisable within 60 days as of December 31, 2005, and we had an additional 198,200 shares of our common stock reserved for issuance upon the exercise of options that may be granted in the future under our 2004 stock option plan.

Anti-takeover considerations and special provisions of Delaware law, our certificate of incorporation and our bylaws

Delaware anti-takeover law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Certificate of incorporation and bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. Certain provisions could delay or impede the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Classified board of directors.    Our certificate of incorporation divides our board of directors into three classes. Moreover, no director may be removed prior to the expiration of his or her term except for cause. These provisions in our certificate of incorporation may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors, because this structure generally increases the difficulty of, or may delay, replacing a majority of the directors.

Meetings of stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors. A special meeting of our stockholders may be called at any time by either the chairman of the board, the board of directors, or our president and shall be called by the chairman of the board, our president or our secretary upon written request of stockholders holding at least 50% of our outstanding shares entitled to vote at such meeting.

Filling of board vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office.

Amendment of the bylaws. Our bylaws may be amended or repealed by a majority of our board of directors. Any amendment or repeal of our bylaws which has not previously received the approval of our board of directors will require for adoption the affirmative vote of the holders of at least a majority of the voting power of our then outstanding shares of capital stock entitled to vote at any duly convened annual or special meeting of the stockholders, in addition to any other approval which is required by law, the certificate of incorporation, bylaws or otherwise.

Transfer agent, warrant agent and registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock and the warrant agent for our IPO warrants and the Z warrants.

SELLING SECURITYHOLDERS

Based on information provided by the selling securityholders, the table below sets forth certain information, as of December 31, 2005 unless otherwise noted, regarding the selling securityholders.

The securities being offered by the selling securityholders as set forth in the table below are the shares of common stock, referred to as the underwriter option shares, and IPO warrants, referred to as the underwriter option warrants, issuable upon exercise of the purchase options issued to HCFP/Brenner Securities and its designees as part of its underwriting compensation in connection with our October 2004 initial public offering, and the shares of common stock issuable upon exercise of the underwriter option warrants.

Percentage ownership of common stock is based on 4,999,132 shares of our common stock outstanding as of December 31, 2005. In addition, the table below assumes for calculating each selling securityholder’s beneficial ownership, both prior to and after this offering, as well as each selling securityholder’s percentage ownership following this offering, that options, warrants and convertible securities held by such securityholder (but not, unless otherwise noted, those held by any other person) that are exercisable or convertible within 60 days as of December 31, 2005 have been exercised or converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling securityholder, the table also assumes the sale of all of the securities being offered by such selling securityholder pursuant to this prospectus.

	Number of shares of common stock and IPO warrants				Number of				Common stock beneficially owned after the offering
Name of selling security	beneficially owned prior to the offering				shares of common stock and IPO warrants being offered				Number of		Percentage of outstanding
holder	shares		warrants		shares (1)		warrants (2)		shares		shares

HCFP/Brenner Securities LLC (3)	262,558	(4)	103,300		206,600		103,300		273,409	(4)	4.99%	(4)
HCFP/Brenner Holdings LLC (5)	262,558	(6)	127,500	(7)	48,400	(8)	24,200	(8)	265,101	(6)	4.99%	(6)
James Ackerman	1,000		500		1,000		500		0		*
BH Capital LLC(9)	3,000		1,500		3,000		1,500		0		*
Ocean Drive Holdings LLC (10)	1,000		500		1,000		500		0		*
_______________
* Less than 1%.

(1)	Represents an equal number of underwriter option shares and shares underlying underwriter option warrants.

(2)	Represents underwriter option warrants.

(3)
The selling security holder was the underwriter of our initial public offering, the managing placement agent for our note financing in January and February 2005 and managing placement agent for our private placements of Series A preferred stock, Z warrants and common stock conducted during May through July 2005. It also acted as our financial advisor in connection with our November 2005 financing. The selling securityholder has advised us that the natural person that has voting and dispositive power over its securities is Steven D. Shaffer, managing director of the selling securityholder.

(4)
The selling security holder owns 214 shares of our common stock as well as Z warrants exercisable for 66,043 shares of our common stock, an underwriter purchase option exercisable, directly and/or indirectly, for an aggregate of 206,600 shares of our common stock, including 103,300 shares issuable upon exercise of the underwriter option warrants underlying such purchase option, and other purchase options exercisable for 409,504 shares of our common stock. Pursuant to a letter agreement between us and the selling securityholder, the selling security holder is not permitted to exercise the foregoing options or warrants to the extent any such exercise would result in its beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such exercise. Accordingly, the selling securityholder’s beneficial ownership of 262,558 shares prior to the offering does not include an aggregate of 419,803 of the shares issuable upon exercise of the foregoing options and warrants, and its beneficial ownership of 273,409 shares after the offering and the deemed sale of the shares issuable upon exercise of its underwriter purchase option and the underlying underwriter option warrants does not include an aggregate of 202,352 of the shares issuable upon exercise of its remaining options and warrants.

(5)	The selling securityholder has advised us that the natural person that has voting and dispositive power over its securities is Ira Scott Greenspan, Vice Chairman of the selling securityholder.

(6)
The selling securityholder owns, in its own name, an underwriter purchase option exercisable, directly or indirectly, for an aggregate of 48,400 shares of our common stock, including 24,200 shares issuable upon exercise of the underwriter option warrants underlying such purchase option. In addition, the selling security holder owns 100% of HCFP/Brenner Securities LLC and therefore the securities of HCFP/Brenner Securities are also included in the calculation of the selling securityholder’s beneficial ownership. However, pursuant to a letter agreement between us and HCFP/Brenner Securities, HCFP/Brenner Securities is not permitted to exercise its options or warrants to the extent any such exercise would result in the selling securityholder’s beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such exercise. Accordingly, the selling securityholder’s beneficial ownership of 262,558 shares prior to the offering does not include an aggregate of 468,203 of the shares issuable upon exercise of HCFP/Brenner Securities’ options and warrants, and its beneficial ownership of 265,101 shares after the offering and the deemed sale of the shares issuable upon exercise of its underwriter purchase option and the underlying underwriter option warrants (but not those of HCFP/Brenner Securities) does not include an aggregate of 417,260 of the shares of common stock issuable upon exercise of HCFP/Brenner Securities’ options and warrants.

(7)	Includes all 103,300 underwriter warrants beneficially owned by HCFP/Brenner Securities.

(8)	Does not include any of the securities being offered by HCFP/Brenner Securities.

(9)
The selling securityholder has advised us that the natural persons that have voting and dispositive power over its securities are Carl Bronstein and Mark Pollock, members of the selling securityholder.

(10)	The selling securityholder has advised us that the natural person that has voting and dispositive power over its securities is Dan Myers, the managing director of the selling securityholder.

PLAN OF DISTRIBUTION

All costs, expenses and fees in connection with the registration of the securities offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of such securities will be borne by the selling security holder.

Subject to certain contractual restrictions noted above, the securities offered may be sold by each of the selling security holders by one or more of the following methods:

•	under a 10b5-1 trading plan;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers through put and call options relating to the shares;

•	negotiated transactions;

•	a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

•	any other method permitted pursuant to applicable law.

The transactions described above may or may not involve brokers or dealers.

A selling security holder will not be restricted as to the price or prices at which the selling security holder may sell its securities. Sales of securities by the selling security holders may depress the market price of our common stock and warrants since the number of securities which may be sold by the selling security holders is relatively large compared to the historical average weekly trading volume of our common stock. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction could adversely affect the market price of our securities.

From time to time a selling security holder may pledge its shares under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged shares from time to time.

In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of such securities, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

•	in the over-the counter market or otherwise;

•	at prices and on terms prevailing at the time of sale;

•	at prices related to the then-current market price; or

•	in negotiated transactions.

These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those securities commissions as described above. The selling security holders may also sell the securities in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling security holders.

In order to comply with certain states' securities laws, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for our company by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

GIGABEAM CORPORATION

DEVELOPMENT STAGE ENTERPRISE

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements: Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheet as of December 31, 2004	F-4
Consolidated Statement of Operations for the period January 5 (inception) to December 31, 2004	F-5
Consolidated Statement of Cash Flow for the period January 5 (inception) to December 31, 2004	F-6
Consolidated Statement of Stockholders’ Equity for the period January 5 (inception) to December 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements:
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2005 and December 31, 2004	F-20
Unaudited Condensed Consolidated Statement of Operations for the three months and nine months ended September 30, 2005, the three months ended September 30, 2004 and the period January 5, 2004 (inception) to September 30, 2004
F-21
Unaudited Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2005 and the period January 5, 2004 (inception) to September 30, 2004	F-22
Unaudited Notes to Condensed Consolidated Financial Statements	F-24

Audited Consolidated Financial Statements
GigaBeam Corporation

Report of Independent Registered Public Accounting Firm

Board of Directors
GigaBeam Corporation
Herndon, Virginia

We have audited the accompanying consolidated balance sheet of GigaBeam Corporation (Company) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period January 5, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GigaBeam Corporation at December 31, 2004, and the results of its operations and its cash flows for the period January 5, 2004 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Bethesda, Maryland
March 18, 2005

GigaBeam Corporation
Development Stage Company
Consolidated Balance Sheet

ASSETS	As of December 31, 2004

Current assets:
Cash and cash equivalents	$1,742,716
Inventories	674,973
Prepaid expenses and other current assets	293,690
Total current assets	2,711,379

Property and equipment, net	141,821
Other assets	81,273
Deferred charges	429,000
Total assets	$3,363,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,101,793
Accrued liabilities	783,167
Total current liabilities	1,884,960

Commitments and contingencies

Stockholders’ equity

Common stock, $.001 par value, authorized 40,000,000 shares; issued and outstanding 4,603,440 shares	4,603
Additional paid in capital	9,024,121
Deferred compensation	(45,211)
Deficit accumulated during the development stage	(7,505,000)
Total stockholders’ equity	1,478,513
Total liabilities and stockholders’ equity	$3,363,473

See accompanying notes to financial statements.

GigaBeam Corporation
Development Stage Company
Consolidated Statement of Operations

For the Period January 5, 2004 (Inception) to December 31, 2004

Operating expenses:
Research, engineering and development	$4,403,500
General and administrative	1,523,903
Selling and marketing	641,165
Link operations	264,926
Total operating expenses	6,833,494

Other income (expense):
Interest income	7,054
Interest expense	(678,560)
Total other income (expense)	(671,506)

Net loss	$(7,505,000)

Net loss per share, basic and diluted	$(2.47)

Weighted average shares outstanding, basic and diluted	3,036,724

See accompanying notes to financial statements.

GigaBeam Corporation
Development Stage Company
Consolidated Statement of Cash Flows

For the Period January 5, 2004 (Inception) to December 31, 2004
Cash flows from operating activities:
Net loss	$(7,505,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	423,000
Depreciation and amortization expense	11,520
Non-cash compensation expenses	140,526
Non-cash research and development expense	200,000
Changes in operating assets and liabilities:
Inventory	(674,973)
Prepaid expenses and other current assets	(293,690)
Accounts payable	1,101,793
Accrued liabilities	783,167
Net cash used in operating activities	(5,813,657)

Cash flows used for investing activities:
Purchases of property and equipment	(152,590)
Acquisition of patents	(45,000)
Deposits	(37,023)
Net cash used for investing activities	(234,613)

Cash flows provided by financing activities:
Issuance of common stock, net of costs	5,490,987
Proceeds from notes payable	3,425,000
Repayments of notes payable	(1,125,000)
Net cash provided by financing activities	7,790,987

Net increase in cash and cash equivalents	1,742,717

Cash and cash equivalents at the beginning of the period	-
Cash and cash equivalents at the end of the period	$1,742,717

Supplemental disclosures:
Cash paid for interest	$255,560

Non-cash transactions:
Common stock issued in connection with deferred charges	$429,000
Conversion of debt into common stock	$2,500,000

GigaBeam Corporation
Development Stage Company

Consolidated Statement of Stockholders’ Equity
For the Period January 5, 2004 (Inception) to December 31, 2004

	Common stock issued				Deficit accumulated in the	Total
	Shares	Amount	Additional Paid Capital	Deferred Compensation	development stage	Stockholders’ Equity

Balance, January 5, 2004 (inception)	-	$-	$-	$-	$-	$-

Issuance of common stock to founders	2,478,990	2,479	(2,479)	-	-	2

Issuance of common stock to suppliers	143,000	143	428,857	-	-	429,000

Issuance of warrants in connection with notes payable	-	-	423,000	-	-	423,000

Deferred compensation	-	-	57,730	(57,730)	-	-

Amortization of deferred compensation	-	-	-	12,519	-	12,519

Issuance of common stock pursuant to initial public offering, net of expenses	1,386,400	1,386	5,489,501	-	-	5,490,885

Issuance of common stock pursuant to conversion of convertible note	495,050	495	2,499,505	-	-	2,500,000

Issuance of common stock pursuant to exercise of warrants	100,000	100	-	-	-	100

Issuance of options to consultants and vendor			128,007	-	-	128,007

Net Loss	-	-	-	-	(7,505,000)	(7,505,000)

Balance, December 31, 2004	4,603,440	$4,603	$9,024,121	$(45,211)	$(7,505,000)	$1,478,513

See accompanying notes to financial statements.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business:

GigaBeam Corporation (“GigaBeam” or the “Company”), a development stage company, was incorporated in the State of Delaware on January 5, 2004. The Company’s fiscal year ends on December 31 of each year.

GigaBeam is engaged in the process of designing, developing and deploying point-to-point wireless communications links, which will enable communications at multi-gigabits per second. In this regard, the Company has complemented its core technical team by forming strategic alliances with companies that have expertise and experience in the development and the manufacture of various components and modules that are included in the Company’s products. The goal is to deliver high performance low cost communications links, which will operate within the 71-76 GHz and 81-86 GHz spectrum. The Company will also provide service and maintenance programs for its hardware products.

Primary activities to date have consisted of securing financing, developing strategic alliances associated with the development of its technology, design and development of the product and initial sales and marketing. In October 2004, the Company completed its initial public offering (IPO), generating net proceeds of approximately $5.5 million.

2. Summary of Significant Accounting Policies:

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash with financial institutions that the Company considers to be of high credit quality.

Inventories

Inventories consist of raw materials, including, various component parts, power supplies, encoders, circuit boards, multipliers, synthesizers, mechanical housings and mounts and are stated at the lower of cost or market using the first-in, first-out method.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies: - (Continued)

Property and Equipment

Property and equipment and web-site development are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, ranging from three to seven years. Maintenance and repair expenditures are charged to expense as incurred.

Revenue Recognition

The Company is a development stage company, has not generated revenue to date, and does not anticipate generating sales from shipments of its point-to-point wireless communications link hardware, and related service and maintenance programs until the first half of 2005. Revenue from sales of hardware will be recognized upon the successful installation and testing of products assuming collectabilty is reasonably assured and the fee is fixed. Revenue from maintenance contracts will be recognized over the term of the contract on a straight-line method. Revenue from service contracts will be recognized as the services are performed.

Research, Engineering and Development

Internal research, engineering and development expenses are expensed as incurred. The Company has entered into agreements with third parties in connection with development collaborations of its technology. Amounts charged by third parties in accordance with these agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

Net Loss Per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants. Diluted loss per share amounts are the same as basic amounts because the impact of the stock equivalents was anti-dilutive. The following securities were excluded from the computation of diluted loss per common share for the period because their effect is anti-dilutive:

Options to purchase common stock	557,310
Warrants to purchase common stock	1,724,150

Income Taxes

The Company accounts for its income taxes using the liability approach under which deferred taxes are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies: - (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company accounts for employee related stock compensation under the principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and its interpretations. As a result, the Company recognizes compensation expense equivalent to the excess of fair value of the common stock over the exercise price of the option at the date of grant.

As required under Statement of Financial Accounting Standards SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (“SFAS 148”), the pro forma effects of recognizing the fair value of stock-based compensation on net loss has been estimated at the date of grant and shown below.

For purposes of the following pro forma disclosures, the estimated fair value of the options is assumed to be expensed over the options’ vesting periods.

For the Period January 5, 2004 (Inception) to December 31, 2004

Net loss as reported	$7,505,000

Less: Stock-based employee compensation determined under the intrinsic value method for all awards	(12,519)

Add: Stock-based employee compensation expense determined under fair value based method for all awards	181,315

Pro forma net loss	$7,673,796

Pro forma net loss per share, basic and dilutive	$(2.53)

Weighted average shares outstanding, basic and diluted	3,036,724

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies: - (Continued)

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Black-Scholes Assumptions:
Expected volatility	85%
Risk free interest rate	3.5%
Dividend yield	0%
Expected life (range in years)	4 yrs.

The Company accounts for options issued to non-employees at fair value. Such value is recorded over the vesting period of related options. The fair value of the options is re-valued at each reporting period and the compensation expense for that period is adjusted accordingly.

Recent Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123 (R), which is a revision of SFAS 123, SFAS 123(R) supersedes ARB No. 25, and amends FASB Statement No. 95, “Statement of Cash Flows”. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R).

SFAS 123(R) must be adopted no later than December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

•
A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

•
A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company plans to adopt SFAS 123(R) using the modified prospective method on January 1, 2006, but has not yet determined the impact of adoption.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property and equipment:

Property and equipment consists of the following:

Computer, office equipment and research and development equipment	$126,355
Furniture and fixtures	12,296
Website development	13,940
152,591
Less accumulated depreciation	(10,770)
$141,821

4. Notes Payable:

On January 26, 2004 and on April 19, 2004, the Company entered into agreements, as amended, with Ameristock Corp. (“Ameristock”), for notes payable in the amounts of $1,000,000 and $1,500,000 respectively, which were payable upon demand subsequent to the one- year anniversary of the issuance of the notes with interest at 10%. These notes were converted into Common Stock of the Company at the closing of the initial public offering (“IPO”) in October 2004. All of the accrued but unpaid interest on the Notes was paid in cash at the closing of the IPO.

In connection with the above, a warrant to purchase 40,000 shares was issued on January 26, 2004 and warrants to purchase 60,000 shares at approximately $.001 per share were issued in the second and third quarters of 2004. The warrant issued on January 26, 2004 was valued at $3.00 per share, or $120,000 in the aggregate, based on a valuation report conducted by an independent appraiser. The warrants issued in the second and third quarters of 2004 were valued at $303,000 in the aggregate, using an estimated stock value of $5.05, which is the initial public offering price. The resulting fair value of $423,000 was recorded as a debt discount, which was being amortized over the term of the debt. The debt discount was shown as a reduction to notes payable and the amortization of the debt discount was recorded as a component of interest expense. The unamortized balance of the debt discount of $224,989 was recorded as interest expense upon conversion of the notes in October 2004.

In April 2004, the Company issued two notes in the aggregate principal amount of $200,000 to Primecast to purchase its in-process research and development relating to a proposed short-range free space optics product design. One note, in the principal amount of $50,000, was repaid on July 10, 2004. The other note, in the principal amount of $150,000 and bearing interest at the rate of 5% per annum, was paid at the closing of the IPO in October 2004.

On September 3, 2004, the Company issued 10% notes payable aggregating $1.0 million. The Company recorded an original issue discount of $75,000. The notes were paid in full at the closing of the IPO in October 2004, and the original issue discount was charged to interest expense.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Income Taxes:

Through December 31, 2004, the Company had generated a net loss from operations; therefore no provision for income taxes has been recorded. Deferred tax assets of approximately $2.8 million, arising primarily from the net operating tax losses that will expire in 2024, have been fully reduced by a valuation allowance, because their ultimate realization is uncertain.

6. Stock Options:

During May 2004, the Company established the 2004 Stock Option Plan (the “Plan”) for the benefit of officers, directors, key employees, and important consultants to the Company. The Plan provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options, to purchase, as of December 31, 2004, an aggregate of up to 500,000 shares of common stock. The terms of the options are determined at the time of grant by the administrative committee as set forth in the Plan. To date, the options issued under this Plan vest in equal installments over three to four years. The Plan provides that no one individual may receive options for more than 80% of the total number of shares of common stock authorized for issuance under this plan.

A summary of the status of the Company’s Plan and nonplan stock options issued to employees as of December 31, 2004, is as follows:

	Number of Shares	Expiration Date	Weighted Average Exercise Price
Options outstanding at January 5, 2004	-	-	$-
Options granted, nonplan	25,005	2014	$1.00
Options granted, Plan	428,600	2014	$5.03
Options forfeited, Plan	(20,000)		$5.00
Options outstanding at December 31, 2004	433,605		$2.75
Options exercisable at December 31, 2004	6,251		$1.00

The Plan and nonplan options are exercisable at a range of $1.00 - $5.05 per share and vest equally over three to four years. The Company recorded $12,519 of compensation expense for the period of inception to December 31, 2004, based on the intrinsic value of the options on the date of grant.

Weighted average remaining contractual life and weighted average fair value of options granted to employees during the period of inception to December 31, 2004 is shown below:

Weighted average fair value of options granted during year - Plan	$4.29
Weighted average fair value of options granted during the year - Non-Plan	$3.00
Weighted average remaining contractual life (years) at 12/31/2004	9.1 yrs.

The Company also issued 70,005 non-plan stock options and 53,700 Plan stock options to non-employees during the period ended December 31, 2004. The options exercise prices range from $1.00 to $5.05 per share and vest equally over three to four years. In connection with these options, the Company expensed $128,007 for the period of January 5, 2004 (inception) to December 31, 2004.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Stock Options: - (Continued)

A summary of the status of the Company’s Plan and non-Plan stock options issued to non-employees as of December 31, 2004 is as follows:

	Number of Shares	Expiration Date		Weighted Average Exercise Price
Options outstanding at January 5, 2004	-	-		$-
Options granted, non-plan	70,005	2014		$1.00
Options granted, Plan	53,700	2014		$5.03
Options outstanding at December 31, 2004	123,705		$
Options exercisable at December 31, 2004	17,501			$1.00

Weighted average remaining contractual life and weighted average fair value of options granted to non-employees during the period of inception to December 31, 2004 is shown below:

Weighted average fair value of options granted during year - Plan	$4.41
Weighted average fair value of options granted during the year - nonplan	$3.00
Weighted average remaining contractual life (years) at 12/31/2004	9.4 yrs.

In the first quarter of 2005, the compensation committee of the Company’s board of directors approved an amendment to the Plan to increase the number of shares of common stock available for issuance under the Plan from 500,000 to 1,100,000.

7. Shareholders’ Equity:

On May 7, 2004, the Company affected a 1,500 to 1 stock split. All amounts and values of shares, options and warrants have been retroactively re-stated as if such split occurred at inception.

On October 19, 2004, the Company completed its IPO. The Registration Statement (No. 333-116020) was declared effective by the Securities and Exchange Commission on October 13, 2004. After deducting the underwriting discounts and commissions and the offering expenses, the net proceeds from the sale of 1,386,400 shares of the Company's common stock and 1,428,400 redeemable warrants was approximately $5.5 million.

The redeemable warrants are exercisable prior to October 13, 2009 at a price of $5.05 per share of common stock, subject to certain adjustments. Not less than all of the outstanding warrants may be redeemed, at the option of the Company, prior to October 13, 2009 at the price of $.05 per warrant provided that (i) during the first three months after consummation of the IPO, the last sale price of the common stock has been at least one hundred and ninety percent (190%) of the then effective exercise price of the warrants on each of the fifteen (15) consecutive trading days ending within three business days prior to the date on which notice of redemption is given or (ii) thereafter, the last sale price of the common stock has been at least one hundred and fifty percent (150%) of the then effective exercise price of the warrants on each of the fifteen (15) consecutive trading days ending within three business days prior to the date on which notice of redemption is given, and (iii) the Company has obtained the prior written consent of HCFP/Brenner Securities, LLC. In connection with our IPO, the Company issued to HCFP/Brenner Securities, LLC an option to purchase up to 130,000 shares of the Company's common stock at $5.55 per share and up to 130,000 of its redeemable warrants at $0.55 per share.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Agreements with Suppliers:

As of December 31, 2004, the Company has entered into the following agreements:

(a) ThinKom Solutions, Inc. (“ThinKom”) — On January 5, 2004, GigaBeam entered into a Strategic Alliance Agreement, as amended on April 28, 2004, with ThinKom, pursuant to which ThinKom would engineer and manufacture products for GigaBeam.

In exchange for entering into the agreement, ThinKom received 143,000 shares of the Company’s common stock. Such shares are non-forfeitable. The fair value of the shares issued was calculated at $429,000 and has been recorded as deferred charges and additional paid-in capital on the accompanying balance sheet. Such amount will be recorded as charges to cost of sales as product is received over the period of the agreement. The amount of expense recorded in each period will be based on the minimum number of units to be purchased from ThinKom over the period of the agreement. No such charges were recorded during the period January 5, 2004 (inception) to December 31, 2004.

The agreement, as amended on April 28, 2004, provides for minimum purchase lot orders for antenna modules. In addition, ThinKom is to earn licensing fees based on a percent of GigaBeam’s revenue for four years, unless there is a seventy-five percent (75%) change of ownership in GigaBeam. Upon this change in ownership, ThinKom will sell the product to GigaBeam at a multiple of its manufacturing costs, in lieu of receiving the licensing fees.

The agreement also provides that ThinKom will issue to GigaBeam common stock in ThinKom prior to the end of each calendar year with the amount of stock to be issued to be calculated by dividing the amount of license fee paid to ThinKom in the same year by the price per share of the ThinKom common stock. The price per share of ThinKom common stock shall be based upon outside investments in ThinKom or by mutual agreement between ThinKom and GigaBeam management. If ThinKom and GigaBeam management cannot mutually agree on a price per share, then both parties shall mutually agree on a third party agent to set the market price per share of the stock. GigaBeam shall pay any costs associated with the valuation of ThinKom’s common stock. The price per share of ThinKom’s common stock for the purpose of this award shall be set no more than once per year and as close as practical to the date of award of the stock. Under this program, GigaBeam shall acquire no more than five percent (5%) of ThinKom’s common stock with the calculation to be based upon the amount of stock outstanding on a fully diluted basis (including this proposed stock amount) as at execution of this Agreement.

Under the agreement, as amended, the Company is obligated to make the following minimum purchase lot order payments:

2004	$650,000
2005	1,225,000
2006	1,400,000
2007	4,600,000
2008, and each year thereafter (if renewed)	8,800,000

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Agreements with Suppliers: - (Continued)

(b) Sophia Wireless, Inc. (“Sophia”) - On December 10, 2004, the Company and Sophia Wireless, Inc. (“Sophia”) entered into an Amended and Restated Strategic Alliance Agreement (the “Amended Alliance”) amending, restating and superseding the Strategic Alliance Agreement, dated February 6, 2004, and amended April 22, 2004 (the “Alliance Agreement”).

Under the terms of the Amended Alliance, the Company will pay Sophia $300,000 (in addition to the amount of $750,000 previously paid to Sophia under the Alliance Agreement) in engineering and licensing fees (the “NRE/License Fees”) for a) the development and delivery of three wireless design technologies for use in the Company’s products and b) the grant by Sophia to the Company of perpetual royalty-free licenses to manufacture and sell the corresponding three components designed by Sophia in the Company’s products on an eighteen month exclusive basis, the term of which may be extended upon mutual agreement of the parties. The NRE/License Fees are payable by the Company upon delivery by Sophia of the design technologies of which $100,000 has been paid to date and the balance will be paid in two equal installments with the last installment targeted for payment no later than in the fiscal quarter ending March 31, 2005.

The Amended Alliance provides, among other things a) the Company with a “right of first look” and opportunity to participate in the development of and license to the Company of certain other Sophia developed products, b) for no minimum purchase requirements of Sophia products by the Company, and c) any additional development of E-band circuitry by Sophia for the Company will be mutually agreed upon by them.

The Amended Alliance also provides that no additional warrants to purchase common stock of the Company or Sophia, as the case may be, will be issued by each party to the other in connection with the performance incentives under the Alliance Agreement beyond the previously issued a) the Company warrant in favor of Sophia to purchase 35,750 shares of the Company common stock at $1.00 per share, and b) Sophia warrant in favor of the Company to purchase 40,458 shares of Sophia common stock at $2.20 per share. The exchange of warrants was accounted for as a non-monetary exchange transaction. No gain or loss was recognized.

(c) Mantaro Networks, Inc. (“Mantaro”) - On May 7, 2004, the Company entered into a Strategic Alliance Agreement with Mantaro to develop a product and technology to be used with GigaBeam’s product.

The terms of the agreement provide for the Company to make the following engineering payments:

2004	$425,000
2005	100,000
2006	100,000
2007	100,000
2008 and each year thereafter (if renewed)	100,000

The Company has made payments in the amount of $500,247 to Mantaro for the period January 5, 2004 (Inception) to December 31, 2004. The Company has accrued $131,294 as of December 31, 2004.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Agreements with Suppliers: - (Continued)

Such payments are intended to mirror the expenditures incurred by Mantaro in developing the product and, as such, the Company will expense these payments as they become due, or when the costs are incurred by Mantaro, if faster.

(d) Core Source Technologies, LLC (“Core Source”) - In May 2004, the Company entered into a Strategic Alliance Agreement with Core Source.

Under the terms of the agreement with Core Source, the Company will pay a minimum of $85,000 in 2004 and a minimum of $50,000 for each year thereafter for engineering fees. In addition to the engineering fees, the Company has agreed to purchase a minimum number of components from Core Source for the Company’s proposed products during the life of the agreement. The agreement has an initial term of five years and automatically extends for additional one-year terms until terminated in accordance with its terms.

9. Commitments and Contingencies:

(a) The Company has entered into lease agreements for office space. Rent expense was $36,915 for the period January 5, 2004 (inception) to December 31, 2004.

Minimum future annual lease commitments as of December 31, 2004 are:

Year ended December 31,

2005	$107,329
2006	118,748
2007	111,837
$337,914

(b) The Company has entered into various consulting and employment agreements with key management personnel. Agreements with key members of management are generally one year in length, on an at-will basis, and provide for compensation payments. Such agreements are automatically renewed annually unless either party gives sufficient notice of termination.

(c) The Company has entered into an agreement to lease test equipment for its engineering and manufacturing operations. The lease agreement provides for aggregate lease payments of $27,901 per month for 18 months with a $1.00 purchase option at the end of the lease. The Company has not received any equipment as of the date of this filing and therefore, no lease payments have been made.

10. Subsequent Events:

On January 28 and February 1, 2005, Company issued 8% senior notes with an aggregate principal amount of $2.5 million due January 28, 2008 (“Notes”) in an asset-backed financing. Additionally, warrants to purchase common stock were issued in connection with the financing. The principal purpose of the financing will be to fund the Company’s accounts receivable and component and product inventory in connection with the deployment of its products, which commenced in March 2005.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Subsequent Events: - (Continued)

The principal amount of the notes is convertible at the election of the holders into shares of the Company’s common stock at $8.00 per share, commencing April 1, 2005. One-half of the interest on the notes will be payable in cash, semi-annually beginning July 31, 2005, and the balance will be payable, on the earlier of the notes’ maturity or conversion, in cash or, at each holder’s option, in shares of common stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per-share of the common stock for the ten trading days ended five business days prior to the applicable interest payment date. The Notes are secured by substantially all of the Company’s assets as well as the personal pledge of shared of common stock by each of the Company’s chief executive officer and president.

The warrants are exercisable to purchase an aggregate of 446,429 shares of common stock at an exercise price of $7.00 per share from April 1, 2005 through January 28, 2011.

In connection with the issuance of the convertible notes, the Company expects to record a beneficial conversion feature of approximately $900,000 which will be charged to interest expense during the first quarter of 2005.

The Company received net proceeds of $2.1 million, after deducting placement agent fees, counsel fees and certain expenses from the financing. In connection with the financing, the placement agent received compensation of $250,000, warrants to purchase 44,642 shares of common stock (identical to the Warrants) and an option to purchase 31,250 shares of common stock for $8.00 per share.

Unaudited Consolidated Condensed Financial Statements
GigaBeam Corporation

GigaBeam Corporation

Condensed Consolidated Balance Sheet
(Unaudited)
	Pro Forma September 30, 2005 See Note 6	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$18,120,033	$400,888	$1,742,716
Restricted cash	160,405	160,405	—
Accounts receivable, net	216,175	216,175	—
Inventories	1,956,858	1,956,858	674,973
Prepaid expenses and other current assets	625,630	625,630	293,690
Total current assets	21,079,101	3,359,956	2,711,379

Property and equipment, net	1,247,519	1,247,519	141,821
Debt issuance costs, net	542,672	542,672	—
Deferred charges	429,000	429,000	429,000
Other assets	185,458	185,458	81,273
Total assets	$23,483,750	$5,764,605	$3,363,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,580,025	$1,580,025	$1,101,793
Accrued liabilities	867,394	867,394	783,167
Current portion of capital lease obligation	295,731	295,731	—
Total current liabilities	2,743,150	2,743,150	1,884,960
Capital lease obligation, non-current	39,121	39,121	—
Convertible notes payable, net of discount	1,568,195	1,568,195	—
Total liabilities	4,350,466	4,350,466	1,884,960

Stockholders’ equity
Series A redeemable Preferred Stock, $.001 par value, authorized 20,000 shares; issued and outstanding 11,277 shares at 9/30/05	11	11	—
Series B convertible Preferred Stock, $.001 par value authorized 20,000 shares; issued and outstanding, 18,900 shares at 09/30/05	19	—	—
Common stock, $.001 par value, authorized 40,000,000 shares; issued and outstanding 4,883,840 shares at 9/30/05; 4,603,440 shares at 12/31/04	4,979	4,884	4,603
Additional paid in capital	37,681,486	19,962,455	9,024,121
Deferred compensation	(34,384)	(34,384)	(45,211)
Accumulated deficit	(18,518,827)	(18,518,827)	(7,505,000)
Total stockholders’ equity	19,133,284	1,414,139	1,478,513
Total liabilities and stockholders’ equity	$23,483,750	$5,764,605	$3,363,473

See unaudited notes to consolidated condensed financial statements.

GigaBeam Corporation

Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30	January 5, 2004 (inception) to September30
	2005	2004	2005	2004

Net Sales	$371,238	$—	$479,438	$—
Cost of Sales	566,474	—	727,338	—
Gross Margin	(195,236)	—	(247,900)	—

Operating expenses:
Research and development	1,200,562	1,046,935	3,944,963	2,699,571
General and administrative	797,739	399,337	2,759,739	924,158
Selling and marketing	673,507	209,714	1,863,402	463,507
Link operations	290,872	89,240	716,688	89,240
Total operating expenses	2,962,680	1,745,226	9,284,792	4,176,476
Operating loss	(3,157,916)	(1,745,226)	(9,532,692)	(4,176,476)

Other income (expense):
Interest income	1,834	—	8,084	—
Interest expense	(229,075)	(176,961)	(1,488,632)	(337,814)
Other expense, net	—	—	(587)	—
Total other income (expense), net	(227,241)	(176,961)	(1,481,135)	(337,814)

Net loss	$(3,385,157)	$(1,922,187)	$(11,013,827)	$(4,514,290)

Basic and diluted loss per share (note 6)	$(.68)	$(.71)	$(2.27)	$(1.67)

Basic and diluted weighted average shares outstanding (note 6)	4,973,156	2,717,257	4,860,948	2,710,382

See unaudited notes to condensed consolidated financial statements.

GigaBeam Corporation

Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30, 2005	January 5, 2004 (inception) to September 30, 2004

Cash flows from operating activities:
Net loss	$(11,013,827)	$(4,514,290)
Adjustments to reconcile net loss to net cash used for operating activities:
Increase in allowance for doubtful amounts	95,000	—
Amortization of debt discount and beneficial conversion factor	1,054,942	198,511
Non-cash acquisition of in-process research and development	—	200,000
Depreciation and amortization	169,120	4,041
Non-cash compensation expenses	98,227	67,716
Non-cash research and development expense	—	144,788
Changes in operating assets and liabilities:
Restricted cash	(160,405)	—
Accounts receivable	(216,175)	—
Inventory	(1,281,885)	—
Prepaid expenses and other current assets	(331,334)	(15,779)
Deposits	(3,685)	—
Deferred charges	—	(429,000)
Accounts payable	478,232	621,055
Accrued liabilities	84,228	1,063,437
Net cash used for operating activities	(11,027,562)	(2,659,521)

Cash flows used for investing activities:
Investing in notes receivable	(95,000)	—
Purchases of property and equipment	(779,336)	(43,109)
Acquisition of patents & intangibles	(106,005)	(13,940)
Net cash used for investing activities	(980,341)	(57,049)

Cash flows provided by financing activities:
Issuance of common stock, net of costs	577,159	—
Issuance of redeemable preferred stock; net of costs	6,923,914	—
Proceeds from notes payable, net	—	3,425,000
Repayment of notes payable	—	(50,000)
Repayments of capital lease	(155,730)	—
Issuance of convertible debt, net	2,432,437	—
Exercise of warrants	888,295	—
Deferred Offering Costs	—	(587,394)
Net cash provided by financing activities	10,666,075	2,787,606

GigaBeam Corporation

Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30, 2005	January 5, 2004 (inception) to September 30, 2004

Net increase (decrease) in cash and cash equivalents	$(1,341,828)	$71,036
Cash and cash equivalents at the beginning of the period	1,742,716	—
Cash and cash equivalents at the end of the period	$400,888	$71,036

Supplemental disclosures:
Interest Paid	$87,927	$—
Non-cash investing and financing transactions:
Common stock issued in connection with deferred charges	$—	$429,000
Issuance of warrants in connection with convertible debt and common stock	$1,194,761	$—
Issuance of warrants in connection with redeemable preferred and common stock	$61,101	$—
Issuance of warrants and options in connection with debt issue costs	$384,835	$—
Capital lease obligation incurred to finance the purchase of equipment	$524,832	$—

See unaudited notes to consolidated condensed financial statements.

Notes to Consolidated Condensed Financial Statements (Unaudited)

1. Description of the Business:

GigaBeam Corporation (referred to as “the Company”, “us”, “our”, “we” or similar pronouns) designs, manufactures, markets, sells, leases and installs advanced point-to-point wireless communication solutions for commercial and government customers. Our communication links are capable of transmission speeds at or above one gigabit-per-second under the trade name “WiFiber ™.” Our products operate in the 71-76 GHz and 81-86 GHz spectrum bands. The Company believes that the unprecedented amounts of bandwidth provided by these spectrum blocks and the quality of its proprietary product designs will provide for wireless communications at previously unattainable fiber-equivalent speed and reliability. The Company also believes that it was one of the first entrants into this new and emerging market with the commercial deployment of its first communications link in March 2005 and initial revenue recognition from sale of its WiFiber 2 GigE series links in the quarter ended June 30, 2005.

WiFiber is fast, reliable, cost effective and can be rapidly installed or moved. Our solutions address the requirements of fixed wireless carriers, service providers, enterprises, and government institutions through broadband wireless networks. WiFiber, by providing the last mile access and backhaul, is complementary to both WiFi and WIMAX.

Primary activities to date have consisted of securing financing, developing strategic alliances associated with the development of its technology, design, development and deployment of its initial WiFiber 2 series GigE product and initial sales and marketing. In October 2004, the Company completed its initial public offering (“IPO”), generating net proceeds of approximately $5.5 million. In February 2005, the Company completed a private placement of $2.5 million principal amount of 8% convertible notes and common stock purchase warrants, generating net proceeds of approximately $2.1 million. During the first quarter of 2005, the Company received $888,295 from the exercise of common stock purchase warrants issued in connection with its IPO. In addition, between May and July 2005, the Company completed a private offering of its 10% Series A redeemable preferred stock and common stock purchase warrants for gross proceeds of $7,950,285 and an offshore private placement of its common stock and common stock purchase warrants for gross proceeds of $652,125, resulting in aggregate net proceeds to the Company from these financings of approximately $7,412,000, after its payment of aggregate placement agent fees of approximately $989,300 and other offering expenses. In October 2005, the Company received $267,145 from the exercise of additional common stock purchase warrants issued in connection with its IPO. In November 2005, the Company completed a private offering of its Series B convertible preferred stock and common stock purchase warrants for gross proceeds of $18,900,000 resulting in net proceeds of approximately $17,452,000, after payment of placement fees and other offering expenses of approximately $1,448,000.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

The interim financial statements included herein are unaudited and have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. The financial statements included in this report reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the results of operation for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The results of the interim periods are not necessarily indicative of the results for the entire year.

These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004. The Company adheres to the same accounting policies in preparation of interim financial statements.

2. Summary of Significant Accounting Policies:

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Fair Value of Financial Instruments

The carrying values reflected in our condensed consolidated balance sheet for cash and equivalents, receivables, notes receivable and short and long-term debt approximate their fair values.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash with financial institutions that the Company considers to be of high credit quality.

Accounts receivable are concentrated with certain customers in the telecommunications industry, which may subject the Company to concentration of credit risk. As of September 30, 2005, five customers accounted for 39%, 19%, 19%, 12% and 11% of the accounts receivable balance, respectively (there were no accounts receivable as of December 31, 2004, as the Company was at that date in development stage operations).

No other customer accounted for more than 10% of the accounts receivable balance as of September 30, 2005.

Nine Months ended September 30, 2005
Number of significant customers	2
Percentage of Net Sales	35%

Accounts Receivable

Accounts receivable transactions are recorded at net realizable value. This value includes an estimated allowance for uncollectible accounts to reflect any loss anticipated on the outstanding balances and is credited to allowance for doubtful accounts.

At September 30, 2005, we did not yet have a history or trend of write-offs, as we have only recognized revenues for a short period of months in 2005. We review customer’s economic status prior to sales relative to open receivable credit level exposure.

Inventories

Inventories are valued at lower of cost (first in, first out method) or market. We regularly review parts and finished goods inventories on hand and, when necessary, record a provision for excess or obsolete inventories based primarily on current selling price and sales prices in confirmed backlog orders. Inventories consisted of:

	September 30, 2005		December 31, 2004
Raw material	$1,402,698		$674,973
Finished goods	$554,160		—
	$1,956,858	(1)	$674,973

(1)	Work in process at September 30 was insignificant.

Prepaid Expenses and Other Current Assets

Prepaid Expenses and other current assets include the following:
	September 30, 2005	December 31, 2004
Prepaid Contract Expenses	$250,000	$250,000
Prepaid Insurance	$204,524	$10,865
Other Prepaid Expenses and Current Assets	171,106	32,825
	$625,630	$293,690

Property and Equipment

Property and equipment and web-site development are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, ranging from three to seven years. Maintenance and repairs are expensed as incurred.

Accrued Liabilities

Accrued liabilities include the following:

		September 30, 2005	December 31, 2004
Estimated contract based costs	(1)	$400,000	$456,630	(1)
Accrued interest payable		84,970	—
Accrued payroll and benefits	(1)	365,749	216,605	(1)
Accrued warranty		16,500	—
Other		175	109,932	(1)
		$867,394	$783,167
 (1) Liability categories individually in excess of 5% of total liabilities on the Condensed Consolidated Balance Sheet.

Revenue Recognition

The Company commenced revenue recognition in the quarter ended June 30, 2005. Revenue is recognized pursuant to Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition in Financial Statements.” Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exits, (ii) delivery of the product and/or services has occurred, (iii) the selling process is fixed or determinable, and (iv) collectibility is reasonably assured. Further, if an arrangement other than a long-term contract requires the delivery or performance of multiple deliveries or elements under a bundled sale, we determine whether the individual elements represent “separate units of accounting” under the requirements of Emerging Issues Task Force Issue 00-21, (“EITF 00-21”) “Multiple Delivery Revenue Arrangements.”

Shipping and handling fees billed to customers are classified on the Consolidated Statement of Operations as “Sales” and the associated costs are classified in “Cost of Sales”.

If the separate elements within a bundled sale are not considered separate units of accounting, the delivery of individual elements is considered not to have occurred if there are undelivered elements that are essential to the overall functionality of this bundled sale transaction.

In accordance with SAB 104 revenues from product sales are generally recognized when title and risk of loss pass to the customer, except when product sales are combined with significant post-shipment installation services or unless the terms of the sale specifically call for formal acceptance by the customer. Under this exception, revenues will be deferred until such services have been performed and/or acceptance is acknowledged. Unearned income on service contracts is amortized by the straight-line method over the term of the individual contract. Installation revenue is recognized when the related services are performed.

As revenues have occurred in 2005, the Company has established an accrual for warranty work associated with its link sales, recognized as a component of cost of sales. The Company’s standard warranty has been established generally for a period of 12 months from the date of installation if the customer utilizes the Company’s personnel or any of its approved installer group to install the product; otherwise it is 12 months from the date of shipment. The warranty accrual at present represents the best estimate of the cost to settle existing and future claims on products sold and currently in warranty as of the periodic balance sheet date. As of September 30, 2005, the Company has little or no historical trend of shipment levels related to return rates. As the number of product sales increase, we will begin to accumulate information on current and forecast return incidences and average costs to repair. As with any estimate that requires application of judgment, amounts estimated in the warranty accrued to be payable could differ materially from what will actually transpire in the future.

Research, Engineering and Development

Internal research, engineering and development expenses are expensed as incurred. The Company has entered into agreements with third parties in connection with development collaborations of its technology. Amounts charged by third parties in accordance with these agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

Net Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants. Diluted loss per share amounts are the same as basic amounts because the impact of the stock equivalents was anti-dilutive. The following securities were excluded from the computation of diluted loss per common share for the period because their effect is anti-dilutive:

Number of Shares
Notes convertible into common stock	312,500
Options to purchase common stock	1,441,370
Warrants to purchase common stock	3,115,252

Income Taxes

The Company accounts for its income taxes using the liability approach under which deferred taxes are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset. As of September 30, 2005, deferred tax assets are covered 100% by valuation allowances.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company accounts for employee related stock compensation under the principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and its interpretations. As a result, the Company recognizes compensation expense equivalent to the excess of fair value of the common stock over the exercise price of the option at the date of grant.

As required under Statement of Financial Accounting Standards SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure” (“SFAS 148”), the pro forma effects of recognizing the fair value of stock-based compensation on net loss has been estimated at the date of grant and shown below.

 For purposes of the following pro forma disclosures, the estimated fair value of the options is assumed to be expensed over the options’ vesting periods.

	For the nine months ended September 30, 2005	For the Period January 5, 2004 (inception) to September 30, 2004
Net loss as reported	$(11,013,827)	$(4,514,290)

Less: Stock-based employee compensation determined under the intrinsic value method for all awards	10,827	8,910

Add: Stock-based employee compensation expense determined under fair value based method for all awards	(596,285)	(83,560)

Pro forma net loss	$(11,599,285)	$(4,588,940)

Pro forma net loss per share, basic and dilutive	$(2.39)	$(1.69)

Weighted average shares outstanding, basic and diluted	4,860,948	2,710,382

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Black-Scholes Assumptions:
Expected volatility	85%
Risk free interest rate	4.14%
Dividend yield	0%
Expected life (range in years)	4	yrs.

The Company accounts for options issued to non-employees at fair value. Such value is recorded over the vesting period of related options. The fair value of the options is re-valued at each reporting period and the compensation expense for that period is adjusted accordingly.

Recent Accounting Pronouncements

In October 2004, the FASB ratified EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-8”). EITF 04-8 requires that shares underlying contingently convertible debt be included in diluted earnings per share computations using the if-converted method regardless of whether the market price trigger (or contingent features) has been met. The effective date of EITF 04-8 is for reporting periods ending after December 15, 2004. EITF 04-8 also requires restatement of earnings per share amounts for prior periods presented during which the convertible instrument was outstanding. The Company’s convertible notes payable do not contain any market price trigger provisions which would cause the inclusion of underlying shares for diluted earnings per share purposes.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of ARB 43, Chapter 4” (“Statement 151”). Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted or spoiled material. Paragraph 5 of Accounting Research Bulletin (“AB”) 43, Chapter 4 “Inventory Pricing,” previously stated that “under certain circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current-period charges…” Statement 151 requires that those items be recognized as current-period charges regardless whether they meet the criterion of “so abnormal.” In addition, Statement 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement 151 is effective for fiscal years beginning after June 15, 2005. We do not believe the implementation of Statement 151 will have a material impact on our financial position, results of operations or cash flows.

On December 16, 2004, the FASB issued SFAS Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS 123. SFAS 123(R) supersedes ARB No. 25 and amends FASB Statement No. 95, “Statement of Cash Flows”. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R).

SFAS 123(R) is effective as of the beginning of the first fiscal reporting period that begins after December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

•
A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

•
A “prospective retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company will adopt SFAS 123(R) using the modified prospective method on January 1, 2006, but has not yet determined the impact of adoption.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchange of Nonmonetary Assets (“SFAS 153”).” SFAS 153 addresses the measurement of exchange of nonmonetary assets. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (“FIN 47”). FIN 47 clarifies that an entity must record a liability for a "conditional" asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate fair value of an asset retirement obligation. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company is currently evaluating the provision and does not expect the adoption of this standard to have a material impact on its results of operations or financial condition.

In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections." (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements, " and changes in requirements of the accounting for a reporting of a change in accounting principle. SFAS 154 also provides guidance on the accounting for and reporting of error corrections. The provisions of this statement are applicable for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Company is currently evaluating the impact this statement will have on the financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 05-06, “Determining the Amortization Period for Leasehold Improvements,” (“EITF No. 05-06”) which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF No. 05-06 is effective for periods beginning after June 29, 2005. The Company does not expect the provisions of this consensus to have a material impact on the Company’s financial position, results of operations or cash flows.

3. Property and equipment:
Property and equipment consist of the following:	September 30, 2005	December 31, 2004
Equipment - Engineering and production	$946,913	$93,313
Office and computer equipment	158,974	41,450
Leasehold improvements	130,892	—
Engineering software development cost	114,386	3,888
Demo equipment and spares	34,500	—
Other	36,843	13,940
	1,422,508	152,591
Less accumulated depreciation	(174,989)	(10,770)
	$1,247,519	$141,821

Capital lease assets are included in property and equipment as follows:
	September 30, 2005	December 31, 2004
Machinery and office equipment	$524,832	$—
Accumulated amortization	(64,155)	—
	$460,677	$—

4. Convertible notes:

Convertible notes consist of the following:
	September 30, 2005	December 31, 2004
8% senior notes payable	$2,500,000	$—
Less discount	(931,805)	—
	$1,568,195	$—

On January 28 and February 1, 2005, the Company issued 8% senior notes with an aggregate principal amount of $2.5 million, due January 28, 2008 (“Notes”), in an asset-backed financing. Additionally, warrants to purchase common stock were issued in connection with the financing. The principal purpose of the financing was to fund the Company’s accounts receivable and component and product inventory in connection with the deployment of its products.

The principal amount of the Notes is convertible at the election of the holders into shares of the Company’s common stock at $8.00 per share. One-half of the interest on the Notes is payable in cash, semi-annually beginning July 31, 2005, and the balance is payable, on the earlier of the Notes’ maturity or conversion, in cash or, at each holder’s option, in shares of common stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per-share price of the common stock for the ten trading days ended five business days prior to the applicable interest payment date. The Notes are secured by substantially all of the Company’s assets as well as by the personal pledge of shares of common stock of the Company by each of the Company’s Chief Executive Officer and President.

The warrants are exercisable to purchase an aggregate of 446,429 shares of common stock at an exercise price of $7.00 per share through January 28, 2011. The Company estimated the fair value of the warrants using the Black-Scholes model. The resulting fair value of $1,194,761 was recorded as a debt discount, which is being amortized over the term of the debt. The debt discount was recorded as a reduction to convertible notes payable and the amortization of the debt discount is being recorded as a component of interest expense. During the three months and nine months ended September 30, 2005, the Company recorded amortization of $100,382and $262,956 respectively.

In connection with the issuance of the Notes, the Company paid issuance costs of $330,519. In addition, the placement agent received warrants (identical to the warrants issued to the investors in the financing) to purchase 44,642 shares of common stock and options to purchase 31,250 shares of common stock for $8.00 per share. The Company estimated the fair value of the placement agent warrants and options using the Black-Scholes model to be $384,835. The resulting aggregate debt issuance costs of $715,354 are being amortized as a component of interest expense over the term of the debt. During the three months and nine months ended September 30, 2005, the Company recorded amortization of $65,940 and $172,682, respectively.

The proceeds from the issuance of the Notes and warrants were allocated between the Notes and the warrants based on the relative fair values of the components. The portion of the proceeds allocated to the warrants was classified as additional paid-in capital. The proceeds allocated to the Notes were compared to the fair value of the common stock that would be received on the conversion and the Company determined that a beneficial conversion feature existed. The Company has estimated the fair value of such beneficial conversion feature to be approximately $882,261 and recorded such amount as a debt discount. Such discount was fully amortized to interest expense during the three months ended March 31, 2005.

5. Capital Leases:

In 2005, the Company entered into various capital leases for test equipment. As of September 30, 2005, the future minimum payments under the lease are as follows:

Year ended December 31,
2005	$90,035
2006	233,012
2007	23,357
2008	10,648
Total payment obligation	357,052
Less amount representing interest	(22,200)
Present value of net minimum obligation	334,852
Less current portion	(295,731)
Non current portion	$39,121

Payments under two of the leases are secured by letters of credit totaling $160,405 which expire in May 2006. The letters of credit are collateralized by restricted cash.

6. Subsequent Events:

On November 7, 2005, the Company issued 18,900 shares of its variable dividend rate series B convertible preferred stock and 1,302,191 common stock purchase warrants (per conversion formula) at $1,000 per unit for gross proceeds of $18,900,000 before payment of placement fees of approximately $1,323,000 and other related expenses of approximately $125,000, resulting in net proceeds to the Company of approximately $17,452,000 in a private placement of such securities to institutional investors. The proceeds from the issuance of the Class B preferred stock and warrants were allocated between the preferred shares and the warrants based on the relative fair value of the components. The proceeds allocated to the shares were compared to the par value of the common stock that would be received upon conversion and the Company determined that a beneficial conversion feature existed. The Company has estimated the fair value of such beneficial conversion feature to be approximately $3,936,794. The value of the beneficial conversion feature will become an adjustment to net income (loss) to arrive at net income (loss) available to common shareholders while such preferred stock is outstanding.

Based upon the requirements as set out in the Certificate of Designation of Series A Redeemable Preferred Stock, on November 8, 2005 the Company's board of directors authorized and approved the payment of a semi-annual dividend related to the Company's outstanding 10% Redeemable Preferred Stock shares, to be paid on November 15, 2005 to Series A preferred shareholders of record as of November 1, 2005. The dividend is to be paid in shares of the Company's common stock, based upon a formula as set out in the underlying documents executed at the date(s) of issuance of the Series A Redeemable Preferred Stock.

The calculated value of the stock dividend, based on days outstanding of the issued shares prior to the dividend date, is $305,703 and is payable through this issuance of 42,367 shares of the Company's stock, based on the formula provided. The stock dividend will be paid out of additional paid in capital available as of the dividend payment date.

In addition, the Company received $267,145 in net proceeds subsequent to September 30, 2005 (as of November 1, 2005) from the exercise of 52,900 warrants issued to investors in connection with our IPO. Per share amounts in the accompanying financial statements have been adjusted for the issuance of the common shares for both the warrant conversion and the series A redeemable preferred stock dividend.

The following is a pro forma balance sheet presenting the effect of the issuance of the preferred shares, common shares and common stock warrants as if the securities had been issued as of September 30, 2005.

	September 30, 2005	Preferred and Common Shares Issued Subsequent to September 30, 2005	Pro Forma September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$400,888	$17,719,145	$18,120,033
Restricted cash	160,405	—	160,405
Accounts receivable, net	216,175		216,175
Inventories	1,956,858		1,956,858
Prepaid expenses and other current assets	625,630		625,630
Total current assets	3,359,956	17,719,145	21,079,101

Property and equipment, net	1,247,519		1,247,519
Debt issuance costs, net	542,672		542,672
Deferred charges	429,000		429,000
Other assets	185,458		185,458
Total assets	$5,764,605	$17,719,145	$23,483,750

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,580,025	$—	$1,580,025
Accrued liabilities	867,394	—	867,394
Current portion of capital lease obligation	295,731	—	295,731
Total current liabilities	2,743,150	—	2,743,150
Capital lease obligation, non-current	39,121	—	39,121
Convertible note payable, net of discount	1,568,195	—	1,568,195
Total liabilities	4,350,466	—	4,350,466

Stockholders’ equity:
Series A redeemable Preferred Stock, $.001 par value, authorized 20,000 shares; issued and outstanding 5,768 shares at 9/30/05	11	—	11
Series B Convertible Preferred Stock, $.001 par value, authorized 20,000 shares; issued and outstanding, 18,900 shares at 09/30/05		19	19
Common stock, $.001 par value, authorized 40,000,000 shares; issued and outstanding 4,979,107 shares at 9/30/05 as compared to 4,883,840 shares at 9/30/05, on a historical basis	4,884	95	4,979
Additional paid in capital	19,962,455	17,719,031	37,681,486
Deferred compensation	(34,384)	—	(34,384)
Accumulated deficit	(18,518,827)	—	(18,518,827)
Total stockholders’ equity	1,414,139	17,719,145	19,133,284
Total liabilities and stockholders’ equity	$5,764,605	$17,719,145	$23,483,750

7. Related Party Transactions

As described in Note 1, the Company completed a private offering of its 10% series A preferred stock and warrants and concurrent offshore placement of common stock and warrants in tranches placed between May and July 2005. Of the total $8.6 million gross proceeds of the financings, approximately $312,000, or 4% of the total monies raised were from related parties, specifically officers and directors of the Company. The terms of investment for the related parties were the same as those offered to non-related investors in these transactions.

You should rely only on the information contained in this document or other documents to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

_____________

TABLE OF CONTENTS
		1,459,600 shares of common stock 130,000 warrants

Page
PROSPECTUS SUMMARY	1	GigaBeam Corporation _____________ PROSPECTUS _____________ _________, 2006
RISK FACTORS	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	16
PRICE RANGE OF OUR COMMON STOCK	16
DIVIDEND POLICY	16
CAPITALIZATION	17
SELECTED FINANCIAL DATA	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
BUSINESS	33
MANAGEMENT	63
PRINCIPAL STOCKHOLDERS	72
RELATED PARTY TRANSACTIONS	74
DESCRIPTION OF SECURITIES	75
SELLING SECURITYHOLDERS	83
PLAN OF DISTRIBUTION	85
LEGAL MATTERS	86
EXPERTS	86

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4)	for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation further provides that:

(2)    we are required to indemnify our directors and officers, subject to very limited exceptions;

(3)    we may indemnify other persons, subject to very limited exceptions; and

(4)    we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions.

Prior to the consummation of this offering, we obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 25. Other Expenses Of Issuance And Distribution.

The following table sets forth the estimated costs and expenses paid or to be paid by us in connection with the preparation of this post-effective amendment and the issuance and distribution of the common stock being offered hereby. These expenses are in addition to the expenses previously reported in the last pre-effective amendment to this registration statement.

Accounting fees and expenses	$16,000
Legal fees and expenses	$45,000
Miscellaneous expenses	9,000
Total	$60,000

Item 26. Recent Sales Of Unregistered Securities

Since our inception on January 5, 2004 through December 31, 2005, we have issued and sold unregistered securities in the transactions described below each of which is based on our post-split capitalization:

(1)
Upon our inception on January 5, 2004, we issued a total of 2,478,990 shares of our common stock, including 1,095,495 shares to Louis S. Slaughter, 1,095,495 shares to Douglas Lockie, 172,500 shares to Thomas Wetmore and 115,500 shares to Abbot Gilman, all at $.000001 (or $.001 pre-split, par value per share) per share.

(2)
On January 18, 2004, we sold 143,000 shares of our common stock to ThinKom Solutions Inc. at $.000001 ($.001 pre-split, par value) pursuant to the terms of our January 5, 2004 Strategic Alliance Agreement with ThinKom Solutions.

(3)
On January 26, 2004, we issued a $1,000,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share, and warrants to purchase 40,000 shares of our common stock at $.000001 per share, for proceeds to us of $1,000,000.

(4)
Between February 1, 2004 and February 16, 2004, we issued non-plan stock options to an employee and two consultants for the purchase of 12,000, 25,005 and 58,005 shares of our common stock at $1.00 per share.

(5)
On April 19, 2004, we issued a $900,000 convertible note, convertible upon the closing of our initial public offering at a price per share equal to $5.05 per share, and warrants to purchase 36,000 shares of our common stock at $.000001 per share, for proceeds to us of $900,000.

(6)
On May 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(7)	In May 2004 we issued options under our 2004 stock option plan to purchase 75,900 shares of our common stock at an exercise price of $5.00 per share.

(8)	On May 10, 2004, we issued warrants to purchase 35,750 shares of our common stock at $1.00 per share to Sophia Wireless, Inc., one of our strategic partners.

(9)
On June 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share, and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(10)	In July 2004 we issued options under our 2004 stock option plan to purchase 97,200 shares of our common stock at an exercise price of $5.00 per share.

(11)
On July 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share , and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(12)	In July 2004 we issued options under our 2004 stock option plan to purchase 57,200 shares of our common stock at an exercise price of $5.05 per share.

(13)
In connection with our initial public offering in October 2004, we issued options under our 2004 stock option plan to three individuals joining our Board of Directors as independent directors, which are exercisable to purchase an aggregate of 135,000 shares of our common stock at $5.05 per share.

(14)
On December 29, 2004, we issued warrants, as amended in April 2005, for the purchase of 10,000 shares of our common stock for investor relations services, which warrants are exercisable for the purchase of 5,000 shares of our common stock at $8.75 per share and 5,000 shares of our common stock at $10.50 per share.

(15)
On January 28, 2005 and February 1, 2005, we issued an aggregate of $2.5 million principal amount of 8% senior convertible notes (the principal of which is convertible into our common stock at $8.00 per share) and 446,429 common stock purchase warrants exercisable at $7.00 per share to accredited investors in an asset-backed financing, for an aggregate purchase price of $2.5 million. We also issued to the placement agent for the this financing as part of its compensation 44,643 Z warrants and an option to purchase 31,250 shares of our common stock at $8.00 per share.

(16)
From May 6, 2005 through July 27, 2005, we issued an aggregate of 11,277 shares of our 10% Series A redeemable preferred stock and 1,127,700 common stock purchase warrants exercisable at $7.00 per share to accredited investors in a private financing for an aggregate purchase price of $7,950,285. On July 27, 2005, we also issued to certain sub-placement agents for this financing, in consideration of services rendered by them with respect thereto, options to purchase an aggregate of 153,080 shares of our common stock at $7.00 per share.

(17)
On May 13, 2005, we granted warrants for the purchase of an aggregate of 61,000 shares of our common stock at an exercise price of $7.15 per share to three of our consultants for patent and engineering-related services, all of which warrants vest in accordance with various performance-related milestones.

(18)
On June 1, 2005, we issued 17,550 common stock purchase warrants, each to purchase one share of our common stock at $7.00 per share, and a purchase option to purchase 17,550 shares of our common stock, and on July 15, 2005, we issued an additional 27,180 of such warrants and an additional purchase option for the purchase of 27,180 shares of our common stock, all at an exercise price of $7.00 per share, to one of our consultants for services relating to the telecommunications industry.

(19)
On June 30, 2005 and July 20, 2005, we issued an aggregate of 92,500 shares of our common stock and 92,500 common stock purchase warrants exercisable at $7.00 per share to accredited investors in an offshore private financing for an aggregate purchase price of $652,125.

(20)	On July 11, 2005, we issued 12,000 shares of our common stock to the ten shareholders of Social Fabric Corporation as the consideration for our purchase of a patent from such entity.

(21)
From October 2004 through December 15, 2005, we issued to our employees and consultants options under our 2004 stock option plan to purchase an aggregate of 614,200 shares of our common stock at prices ranging from $5.05 to $8.80.

(22)
On November 7, 2005, we issued an aggregate of 18,900 shares of our Series B convertible preferred stock and 1,302,191 common stock purchase warrants exercisable at $7.9827 per share to accredited investors in a private financing for an aggregate purchase price of $18.9 million and options to purchase 130,219 shares of our common stock at $7.9827 per share and 248,035 shares of our common stock at $7.6199 per share to our financial advisor for this financing, in consideration of services rendered by it with respect thereto.

(23)
On November 15, 2005, we issued an aggregate of 42,392 shares of our common stock to the holders, as of November 1, 2005, of our Series A preferred stock in payment of the semi-annual dividends then due on the Series A preferred stock.

Except as set forth below, the sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. With respect to 92,500 shares of common stock and 92,500 warrants issued on June 30, 2005 and July 20, 2005, they were issued in an off-shore transaction pursuant to the exemption under Regulation S of the Securities Act to investors that represented that they were “non-U.S. persons.” All recipients had adequate access to information about us. The issuances of securities listed above in Items 7, 10, 12, 13 and 21 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 27. Exhibits

The following exhibits are filed herewith:

Number		Exhibit Title

3.1	(2)	Amended and Restated Certificate of Incorporation of GigaBeam Corporation.

3.2	(2)	Amended and Restated Bylaws of GigaBeam Corporation.

3.3	(6)	Certificate of Designation of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.

3.4	(9)	Certificate of Designation of the Series B convertible preferred stock of Gigabeam Corporation.

4.1	(1)	Purchase Options granted to HCFP Brenner Securities, LLC on October 13, 2004.

4.2	(7)	Warrant Agreement dated October 19, 2004 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.

4.3	(7)	Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.

4.4	(7)	Amendment dated May 5, 2005 to Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation

4.5	(7)	Purchase Option granted to HCFP Brenner Securities, LLC on January 28, 2005.

4.6	(9)	Form of Registration Rights Agreement dated November 7, 2005 by and among GigaBeam Corporation and each of the Purchasers signatory thereto.

4.7	(12)	Purchase Option granted to HCFP Brenner Securities LLC on November 7, 2005

4.8	(12)	Purchase Option granted to HCFP Brenner Securities LLC on November 7, 2005

5	(*)	Opinion of Blank Rome LLP.

10.1	(4)+	GigaBeam Corporation 2004 Stock Option Plan, as amended.

10.2	(2)+	Employment Agreement by and between GigaBeam Corporation and Louis S. Slaughter dated as of July 12, 2004.

10.3	(2)+	Employment Agreement by and between GigaBeam Corporation and Douglas Lockie dated as of July 12, 2004.

10.4	(2)+	Employment Agreement by and between GigaBeam Corporation and Thomas P. Wetmore dated as of July 12, 2004.

10.5	(2)+	Employment Agreement by and between GigaBeam Corporation and Don E. Peck dated as of July 12, 2004.

10.6	(2)**	Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated February 6, 2004, as amended on April 22, 2004.

10.7	(2)**	Strategic Alliance Agreement between ThinKom Solutions, Inc. and GigaBeam Corporation dated January 5, 2004, as amended on April 28, 2004.

10.8	(1)	Merger, Acquisition and Other Business Arrangement Agreement dated October 19, 2004 by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.

10.9	(2)	Second Amendment to the Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated as of July 31, 2004.

Number	Exhibit Title

10.10	(1)**	Amended and Restated Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated December 10, 2004

10.11	(3)	Employment Offer between the GigaBeam Corporation and Caroline Kahl, Esq.

10.12	(1)	Deed & Industrial Lease dated November 15, 2004 between the GigaBeam Corporation and CalEast Industrial Investors, LLC.

10.13	(1)	Agreement dated November 15, 2004 between GigaBeam Corporation and Lincoln Electric Company.

10.14	(5)	Securities Purchase Agreement dated as of January 28, 2005 by and among GigaBeam Corporation, HCFP/Brenner Securities LLC and the investors listed therein.

10.15	(5)	Form of 8% Senior Convertible Note of GigaBeam Corporation due 2011.

10.16	(5)
General Security Agreement dated as of January 28, 2005 by and between GigaBeam Corporation and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.17	(5)
Stock Pledge Agreement dated as of January 28, 2005 by and among Louis S. Slaughter, Douglas Lockie and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.18	(6)	Form of Subscription/Registration Rights Agreement between GigaBeam Corporation and each holder of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.

10.19	(7)	Form of Consulting Agreement dated June 1, 2005 by and between GigaBeam Corporation and RTEM LLC.

10.20	(7)	Offer Letter by and between GigaBeam Corporation and John Krzywicki dated July 8, 2005.

10.21	(8)	Compensation terms for Leighton Stephenson.

10.22	(10)	Development Agreement for proprietary Expitaxial DHBT Structure Compatible with VIP 2 InP IC Processing between GigaBeam Corporation and Vitesse Semiconductor Corporation dated August 8, 2005.

10.23	(9)	Form of Purchase Agreement dated November 7, 2005 by and among GigaBeam Corporation and each of the Purchasers signatory thereto.

10.24	(11)**	Agreement dated September 29, 2005 between GigaBeam Corporation and AIXTEK Inc. for the purchase and sale of communication links.

10.25	(13)	Third Amendment to Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated December 29, 2005.

21	(1)	Subsidiary of the Registrant.

23.1		Consent of BDO Seidman, LLP.

23.2	(*)	Consent of Blank Rome LLP (included in Exhibit 5).

24		Power of Attorney (included on the signature page of the Registration Statement).
_____________

(1)	Incorporated by reference to the applicable exhibit filed with our Annual Report on Form 10-KSB filed with the SEC on April 15, 2005.

(2)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333- 116020).

(3)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated November 21, 2004 filed with the SEC on November 26, 2004.

(4)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated March 25, 2005 filed with the SEC on March 29, 2005.

(5)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated January 28, 2005 filed with the SEC on February 3, 2005.

(6)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated May 6, 2005 filed with the SEC on May 12, 2005.

(7)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333-124662).

(8)	Incorporated by reference to the applicable exhibit filed with our Quarterly Report on Form 10-QSB for the period ending June 30, 2005 filed with the SEC on August 17, 2005.

(9)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated November 4, 2005 filed with the SEC on November 8, 2005.

(10)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated August 8, 2005, filed with the SEC on August 12, 2005.

(11)	Incorporated by reference to the applicable exhibit filed with our Quarterly Report on Form 10-QSB for the period ending September 30, 2005, filed with the SEC on November 11, 2005.

(12)	Incorporated by reference to the applicable exhibit filed our registration statement on Form SB-2 (File No. 333-130190) filed with the SEC on December 7, 2005.

(13)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated December 29, 2005 filed with the SEC on January 5, 2006.

+	Management contract or compensatory plan or arrangement.

*	Previously filed.

**	Confidential treatment has been granted for certain portions of this exhibit which portions have been omitted and filed separately with the SEC.

Item 28. Undertakings

The undersigned small business issuer hereby undertakes that it will:

(1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this post-effective amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 18, 2006.

GIGABEAM CORPORATION

By:	/s/ Louis. S. Slaughter
Louis S. Slaughter,
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Louis S. Slaughter, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Louis S. Slaughter	Chairman of the Board, Chief Executive Officer	January 18, 2006
Louis S. Slaughter	and Treasurer (Principal Executive Officer)

/s/ Douglas G. Lockie	Director, President, Chief Technology Officer	January 18, 2006
Douglas G. Lockie

/s/ Leighton J. Stephenson	Chief Financial Officer and Vice President of	January 18, 2006
Leighton J. Stephenson	Finance and Administration (Principal Financial and Accounting Officer)

/s/ David A. Buckel
David A. Buckel	Director	January 18, 2006

/s/ Alphonse M. Lucchese
Alphonse M. Lucchese	Director	January 18, 2006

/s/ General Merrill A. McPeak
General Merrill A. McPeak	Director	January 18, 2006

EXHIBIT INDEX

Number		Exhibit Title
3.1	(2)	Amended and Restated Certificate of Incorporation of GigaBeam Corporation.

3.2	(2)	Amended and Restated Bylaws of GigaBeam Corporation.

3.3	(6)	Certificate of Designation of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.

3.4	(9)	Certificate of Designation of the Series B convertible preferred stock of GigaBeam Corporation.

4.1	(1)	Purchase Options granted to HCFP Brenner Securities, LLC on October 13, 2004.

4.2	(7)	Warrant Agreement dated October 19, 2004 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.

4.3	(7)	Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.

4.4	(7)	Amendment dated May 5, 2005 to Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation

4.5	(7)	Purchase Option granted to HCFP Brenner Securities, LLC on January 28, 2005.

4.6	(9)	Form of Registration Rights Agreement dated November 7, 2005 by and among GigaBeam Corporation and each of the Purchasers signatory thereto.

4.7	(12)	Purchase Option granted to HCFP Brenner Securities, LLC on November 7, 2005

4.8	(12)	Purchase Option granted to HCFP Brenner Securities, LLC on November 7, 2005

5	(*)	Opinion of Blank Rome LLP.

10.1	(4)+	GigaBeam Corporation 2004 Stock Option Plan, as amended.

10.2	(2)+	Employment Agreement by and between GigaBeam Corporation and Louis S. Slaughter dated as of July 12, 2004.

10.3	(2)+	Employment Agreement by and between GigaBeam Corporation and Douglas Lockie dated as of July 12, 2004.

10.4	(2)+	Employment Agreement by and between GigaBeam Corporation and Thomas P. Wetmore dated as of July 12, 2004.

10.5	(2)+	Employment Agreement by and between GigaBeam Corporation and Don E. Peck dated as of July 12, 2004.

10.6	(2)**	Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated February 6, 2004, as amended on April 22, 2004.

10.7	(2)**	Strategic Alliance Agreement between ThinKom Solutions, Inc. and GigaBeam Corporation dated January 5, 2004, as amended on April 28, 2004.

10.8	(1)	Merger, Acquisition and Other Business Arrangement Agreement dated October 19, 2004 by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.

10.9	(2)	Second Amendment to the Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated as of July 31, 2004.

Number	Exhibit Title

10.10	(1)**	Amended and Restated Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated December 10, 2004

10.11	(3)	Employment Offer between the GigaBeam Corporation and Caroline Kahl, Esq.

10.12	(1)	Deed & Industrial Lease dated November 15, 2004 between the GigaBeam Corporation and CalEast Industrial Investors, LLC.

10.13	(1)	Agreement dated November 15, 2004 between GigaBeam Corporation and Lincoln Electric Company.

10.14	(5)	Securities Purchase Agreement dated as of January 28, 2005 by and among GigaBeam Corporation, HCFP/Brenner Securities LLC and the investors listed therein.

10.15	(5)	Form of 8% Senior Convertible Note of GigaBeam Corporation due 2011.

10.16	(5)
General Security Agreement dated as of January 28, 2005 by and between GigaBeam Corporation and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.17	(5)
Stock Pledge Agreement dated as of January 28, 2005 by and among Louis S. Slaughter, Douglas Lockie and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.18	(6)	Form of Subscription/Registration Rights Agreement between GigaBeam Corporation and each holder of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.

10.19	(7)	Form of Consulting Agreement dated June 1, 2005 by and between GigaBeam Corporation and RTEM LLC.

10.20	(7)	Offer Letter by and between GigaBeam Corporation and John Krzywicki dated July 8, 2005.

10.21	(8)	Compensation terms for Leighton Stephenson.

10.22	(10)	Development Agreement for proprietary Expitaxial DHBT Structure Compatible with VIP 2 InP IC Processing between GigaBeam Corporation and Vitesse Semiconductor Corporation dated August 8, 2005.

10.23	(9)	Form of Purchase Agreement dated November 7, 2005 by and among GigaBeam Corporation and each of the Purchasers signatory thereto.

10.24	(11)**	Agreement dated September 29, 2005 between GigaBeam Corporation and AIXTEK Inc. for the purchase and sale of communication links.

10.25	(13)	Third Amendment to Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated December 29, 2005.

21	(1)	Subsidiary of the Registrant.

23.1		Consent of BDO Seidman, LLP.

23.2	(*)	Consent of Blank Rome LLP (included in Exhibit 5).

24		Power of Attorney (included on the signature page of the Registration Statement).
_____________

(1)	Incorporated by reference to the applicable exhibit filed with our Annual Report on Form 10-KSB filed with the SEC on April 15, 2005.

(2)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333- 116020).

(3)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated November 21, 2004 filed with the SEC on November 26, 2004.

(4)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated March 25, 2005 filed with the SEC on March 29, 2005.

(5)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated January 28, 2005 filed with the SEC on February 3, 2005.

(6)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated May 6, 2005 filed with the SEC on May 12, 2005.

(7)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333-124662).

(8)	Incorporated by reference to the applicable exhibit filed with our Quarterly Report on Form 10-QSB for the period ending June 30, 2005 filed with the SEC on August 17, 2005.

(9)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated November 4, 2005 filed with the SEC on November 8, 2005.

(10)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated August 8, 2005, filed with the SEC on August 12, 2005.

(11)	Incorporated by reference to the applicable exhibit filed with our Quarterly Report on Form 10-QSB for the period ending September 30, 2005, filed with the SEC on November 11, 2005.

(12)	Incorporated by reference to the applicable exhibit filed our registration statement on Form SB-2 (File No. 333-130190) filed with the SEC on December 7, 2005.

(13)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated December 29, 2005 filed with the SEC on January 5, 2006.

+	Management contract or compensatory plan or arrangement.

*	Previously filed.

**	Confidential treatment has been granted for certain portions of this exhibit which portions have been omitted and filed separately with the SEC.